    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1997
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                           SILICON VALLEY GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                           --------------------------

           DELAWARE                          3559                  94-2264681
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           101 METRO DRIVE, SUITE 400
                               SAN JOSE, CA 95110
                                 (408) 441-6700
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------

                              RUSSELL G. WEINSTOCK
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                           SILICON VALLEY GROUP, INC.
                           101 METRO DRIVE, SUITE 400
                               SAN JOSE, CA95110
                                 (408) 441-6700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

        LARRY W. SONSINI, ESQ.                    DONALD P. CLARK, ESQ.
         AARON J. ALTER, ESQ.               ALEXANDER C. MCGILVRAY, JR., ESQ.
      J. ROBERT SUFFOLETTA, ESQ.                  BRENT A. REINKE, ESQ.
   Wilson Sonsini Goodrich & Rosati                 Clark & Trevithick
       Professional Corporation             800 Wilshire Boulevard, 12th Floor
          650 Page Mill Road                      Los Angeles, CA 90017
         Palo Alto, CA 94304                          (213) 629-5700
            (650) 493-9300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the Merger described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED(1)        PER SHARE(2)       OFFERING PRICE     REGISTRATION FEE
Common Stock $0.01 per share................   1,400,000 shares         $19.00           $26,660,000          $8,060.61

(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to former shareholders of Tinsley Laboratories, Inc. ("TLI") pursuant to the Merger described herein.

(2) Each share of Common Stock of TLI will be converted into 0.6594 of a share of Common Stock of the Registrant pursuant to the Merger described herein. Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee has been calculated based on the average of the high and low sale prices per share of the Common Stock to be received by the Registrant as reported by the Nasdaq Stock Market for October 20, 1997.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                              3900 LAKESIDE DRIVE
                               RICHMOND, CA 94806

                                October   , 1997

Dear Shareholder:

    As you may be aware, Tinsley Laboratories, Inc. ("TLI") has entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with Silicon Valley Group, Inc. ("SVG"), providing for the acquisition of TLI by SVG. Pursuant to the Reorganization Agreement, a special meeting of shareholders (the "TLI Shareholders Meeting") of TLI will be held at the offices of TLI located at
3900 Lakeside Drive, Richmond, California 94806 on November   , 1997 at 10:00
a.m. local time.

    At the TLI Shareholders Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Reorganization Agreement which provides for the merger of TLI with a wholly-owned subsidiary of SVG (the "Merger"). Upon consummation of the Merger, TLI will become a wholly-owned subsidiary of SVG. As a result of the Merger, each outstanding share of common stock of TLI will be converted into 0.6594 of a share of common stock of SVG. The Merger is described more fully in the accompanying Proxy Statement/Prospectus.

    After careful consideration, the TLI Board of Directors has unanimously approved the Reorganization Agreement and the transactions contemplated thereby, and has concluded they are fair to, and in the best interests of, TLI and its shareholders. Your Board of Directors unanimously recommends a vote in favor of the Merger.

    In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to the proposal to be voted upon at the TLI Shareholders Meeting and a form of Proxy. The Proxy Statement/Prospectus more fully describes the proposed transaction. Shareholders are urged to review carefully the information contained in the accompanying Proxy Statement/Prospectus, in particular the information under the captions "Risk Factors," "TLI Shareholders Meeting--Recommendation of TLI Board of Directors," "Approval of the Merger and Related Transactions--TLI's Reasons For the Merger" and "--Material Contacts and Board Deliberations" prior to voting on the proposal.

    All shareholders are cordially invited to attend the TLI Shareholders Meeting in person. If you attend the TLI Shareholders Meeting, you may vote in person if you wish even though you have previously returned your completed Proxy. Whether or not you plan to attend the TLI Shareholders Meeting, it is important that your shares be represented and voted at the TLI Shareholders Meeting, regardless of the number of shares you hold. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of TLI common stock. Therefore, please complete, sign, date and return your Proxy in the enclosed envelope. Please do not send in the stock certificate(s) representing your TLI common stock at this time.

    On behalf of the Board, I thank you for your support and ask you to vote in favor of the Merger.

                                          Sincerely,

                                              [SIGNATURE]

                                          Robert J. Aronno
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

           YOUR VOTE IS IMPORTANT--PLEASE RETURN YOUR PROXY PROMPTLY

                           TINSLEY LABORATORIES, INC.
                              3900 LAKESIDE DRIVE
                               RICHMOND, CA 94806
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER   , 1997

                            ------------------------

TO THE SHAREHOLDERS OF TINSLEY LABORATORIES, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "TLI Shareholders Meeting") of Tinsley Laboratories, Inc., a California corporation
("TLI"), will be held on November   , 1997 at 10:00 a.m., local time, at the
offices of TLI located at 3900 Lakeside Drive, Richmond, California 94806, to consider and vote upon the following proposal:

    To (i) approve and adopt the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of September 9, 1997, among TLI, Silicon Valley Group, Inc., a Delaware corporation ("SVG"), and SV Acquisition, Inc., a California corporation and wholly-owned subsidiary of SVG ("Merger Sub"), and
(ii) approve the merger of Merger Sub with and into TLI pursuant to which TLI will become a wholly-owned subsidiary of SVG and all outstanding shares of TLI common stock will be converted into shares of SVG common stock.

    Information relating to the above proposal is set forth in the attached Proxy Statement/Prospectus. Shareholders of record at the close of business on
October   , 1997 are entitled to notice of, and to vote at, the TLI Shareholders
Meeting and any adjournments or postponements thereof. Approval and adoption of the Reorganization Agreement and approval of the Merger described above will require the affirmative vote of the holders of a majority of the shares of TLI common stock outstanding on the record date. All shareholders are cordially invited to attend the TLI Shareholders Meeting in person.

                                          By order of the Board of Directors

                                              [SIGNATURE]

                                          Robert J. Aronno
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Richmond, California
October   , 1997

    WHETHER OR NOT YOU EXPECT TO ATTEND THE TLI SHAREHOLDERS MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

   [LOGO]                                                                                       [LOGO]

                           TINSLEY LABORATORIES, INC.
                                PROXY STATEMENT
                            ------------------------

                           SILICON VALLEY GROUP, INC.
                                   PROSPECTUS
                            ------------------------

    Silicon Valley Group, Inc., a Delaware corporation ("SVG"), Tinsley Laboratories, Inc., a California corporation ("TLI"), and SV Acquisition Inc., a California corporation and wholly-owned subsidiary of SVG ("Merger Sub"), have entered into an Agreement and Plan of Reorganization, dated as of September 9, 1997 (the "Reorganization Agreement"). In accordance with the Reorganization Agreement, Merger Sub will merge into TLI, TLI will become a wholly-owned subsidiary of SVG and all outstanding shares of common stock of TLI, no par value ("TLI Common Stock"), will be converted into shares of the common stock of SVG, $0.01 par value per share ("SVG Common Stock") (all such actions being referred to herein collectively as the "Merger").

    Upon consummation of the Merger (i) each issued and outstanding share of TLI Common Stock (other than any shares owned by SVG, Merger Sub or any direct or indirect wholly-owned subsidiary of SVG or TLI) will be converted into 0.6594 of a share of SVG Common Stock (the "Exchange Ratio") and each outstanding option to purchase TLI Common Stock will be assumed by SVG and will become an equivalent right with respect to SVG Common Stock, on the same terms as the original option; and (ii) all shares of TLI Common Stock will cease to be outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate formerly representing shares of TLI Common Stock will thereafter cease to have any rights with respect thereto, except the right to receive certificates representing the shares of SVG Common Stock into which such shares of TLI Common Stock have been converted.

    This Proxy Statement/Prospectus is being furnished to shareholders of TLI in connection with the solicitation of proxies by the TLI Board of Directors (the "TLI Board") for use at the special meeting of TLI shareholders to be held on
November   , 1997, at the offices of TLI located at 3900 Lakeside Drive,
Richmond, California 94806, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "TLI Shareholders Meeting").

    SVG Common Stock is listed for quotation on the Nasdaq Stock Market ("Nasdaq") under the symbol "SVGI." It is a condition of the obligations of SVG and TLI to consummate the Merger that the shares of SVG Common Stock to be issued in the Merger be approved for listing on the Nasdaq. Following consummation of the Merger, TLI Common Stock will be removed from registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer be listed on the Nasdaq.

    On September 9, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the closing sale prices of SVG Common Stock and TLI Common Stock on the Nasdaq were $33.50 per share and $10.75 per share, respectively. On October 20, 1997, the closing prices of SVG Common Stock and TLI Common Stock were $30.75 per share and $19.00 per share, respectively.

    Because the Exchange Ratio is fixed, changes in the market price of SVG Common Stock will affect the dollar value of SVG Common Stock to be received by shareholders of TLI in the Merger. Shareholders of TLI are encouraged to obtain current market quotations for SVG Common Stock and TLI Common Stock prior to the TLI Shareholders Meeting.

    This Proxy Statement/Prospectus constitutes the Prospectus of SVG with respect to up to 1,400,000 shares of SVG Common Stock to be issued in the Merger in exchange for outstanding shares of TLI Common Stock.

    THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. THE SHAREHOLDERS OF TLI ARE URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE 11 UNDER "RISK FACTORS."
                           --------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SVG, TLI OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SVG OR TLI SINCE THE DATE HEREOF, OR THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS PROVIDED.
                           --------------------------

    This Proxy Statement/Prospectus and the accompanying proxy card are first
being mailed to shareholders of TLI on or about October   , 1997.

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER   , 1997.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
AVAILABLE INFORMATION.....................................................................................          1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................          1
SUMMARY...................................................................................................          3
SELECTED FINANCIAL INFORMATION............................................................................          9
RISK FACTORS..............................................................................................         11
  Risks related to SVG's Business.........................................................................         11
  Risks related to TLI's Business.........................................................................         17
  Risks related to the Merger.............................................................................         19
COMPARATIVE PER SHARE DATA................................................................................         21
MARKET PRICE INFORMATION..................................................................................         22
TLI SHAREHOLDERS MEETING..................................................................................         23
  Date, Time and Place of TLI Shareholders Meeting........................................................         23
  Purpose.................................................................................................         23
  Record Date and Outstanding Shares......................................................................         23
  Vote Required...........................................................................................         23
  Proxies.................................................................................................         23
  Solicitation of Proxies; Expenses.......................................................................         24
  Recommendation of TLI Board of Directors................................................................         24
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS...........................................................         25
  SVG's Reasons for the Merger............................................................................         25
  TLI's Reasons for the Merger............................................................................         25
  Recommendation of TLI's Board of Directors..............................................................         26
  Material Contacts and Board Deliberations...............................................................         26
  Interests of Certain Persons in the Merger..............................................................         29
  Certain Federal Income Tax Considerations...............................................................         29
  Governmental and Regulatory Matters.....................................................................         31
  Accounting Treatment....................................................................................         31
  Rights of Dissenting Shareholders.......................................................................         31
TLI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................         34
TLI'S BUSINESS............................................................................................         37
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF TLI........................................         40
TERMS OF THE MERGER.......................................................................................         42
  Effective Time..........................................................................................         42
  Manner and Basis for Converting Shares..................................................................         42
  Treatment of Employee Equity Benefit Plans..............................................................         43
  Stock Ownership Following the Merger....................................................................         43
  Effect of the Merger....................................................................................         43
  Representations and Warranties..........................................................................         43
  Conduct of TLI's Business Prior to the Merger...........................................................         43
  No Solicitation.........................................................................................         45
  Conditions to the Merger................................................................................         46
  Termination of the Reorganization Agreement.............................................................         47
  Effect of Termination...................................................................................         48
  Break-Up Fee............................................................................................         48
  Indemnification and Insurance...........................................................................         49

                                                                                                              PAGE
                                                                                                            ---------
  Affiliate Agreements....................................................................................         49
COMPARISON OF CAPITAL STOCK...............................................................................         50
  Description of SVG Capital Stock........................................................................         50
  Description of TLI Capital Stock........................................................................         50
  Comparison of Capital Stock.............................................................................         51
LEGAL MATTERS.............................................................................................         57
EXPERTS...................................................................................................         57
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................................................        F-1
  ANNEX A--Agreement and Plan of Reorganization, Dated as of September 9, 1997, Among SVG, TLI and Merger
    Sub...................................................................................................        A-1
  ANNEX B--California Dissenters' Rights Provisions.......................................................        B-1

                             AVAILABLE INFORMATION

    SVG and TLI are subject to the information reporting requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. SVG Common Stock and TLI Common Stock are listed on the Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, NW, Washington, DC 20006.

    SVG has filed with the SEC a registration statement on Form S-4 (herein referred to, together with all amendments and exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto are available as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the SEC by SVG pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

    1. SVG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

    2. SVG's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997; and

    3. The description of SVG Common Stock contained in SVG's Registration Statement on Form 8-A filed with the SEC on or about November 23, 1983.

    All documents and reports filed by SVG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date of the TLI Shareholders Meeting shall be deemed to be incorporated by reference in this Proxy Statement/ Prospectus and to be part hereof from the dates of filing of such documents and reports. Statements contained in this Proxy Statement/ Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement or incorporated by reference therein, each such statement being qualified in all respects by such reference.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    All information contained or incorporated by reference in this Proxy Statement/Prospectus relating to SVG has been supplied by SVG and all such information relating to TLI has been supplied by TLI.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO SVG THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT/ PROSPECTUS HAS BEEN DELIVERED FROM SVG, 101 METRO DRIVE, SUITE 400, SAN JOSE, CALIFORNIA 95110,
ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER: (408) 441-6700. IN ORDER TO ASSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE TLI SHAREHOLDERS MEETING,
ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER   , 1997.

    This Proxy Statement/Prospectus contains trademarks of SVG and TLI and may contain trademarks of others.

                                    SUMMARY

    OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BELOW, WHICH TLI SHAREHOLDERS SHOULD CAREFULLY REVIEW.

    THE FOLLOWING CONTAINS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL ELEMENTS OF THE PROPOSAL TO BE VOTED ON AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE INFORMATION AND DOCUMENTS ANNEXED HERETO AND INCORPORATED BY REFERENCE HEREIN.

THE COMPANIES

    SILICON VALLEY GROUP, INC.

    SVG designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits. The fabrication of integrated circuits involves repeating a complex series of process steps to a semiconductor wafer. The three broad categories of wafer processing steps are deposition, photolithography and etching. SVG has three principal product groups which focus primarily on photolithography, photoresist processing and deposition for oxidation/diffusion and low pressure chemical vapor deposition ("LPCVD"). SVG's products incorporate proprietary technologies and unique processes, and focus on providing process and product technologies and productivity enhancements to its customers.

    SVG manufactures and markets its photolithography exposure products through its subsidiary, SVG Lithography Systems, Inc. ("SVGL"), its photoresist processing products through its PhotoProcess Division, formerly known as the Track Systems Division ("Track") and its oxidation/diffusion and LPCVD products through its Thermco Systems Division ("Thermco").

    SVG was incorporated in California on October 26, 1973 and reincorporated in Delaware on April 10, 1987. SVG's executive offices are located at 101 Metro Drive, Suite 400, San Jose, California 95110, and its telephone number is (408) 441-6700.

    TINSLEY LABORATORIES, INC.

    TLI designs, manufactures and sells precision optical components, assemblies and systems to customers in a variety of industries and research endeavors. TLI believes that it is an industry leader in the fabrication of precision aspheric lenses and mirrors. Aspheric lenses, which typically perform the tasks of a number of optical surfaces, permit the design of compact optical systems and assemblies which are critical where space and weight are important factors.

    Through its wholly-owned subsidiary, Century Precision Industries, Inc. doing business as Century Precision Optics ("Century"), TLI also designs, manufactures, sells and distributes high-quality lenses and related accessories to cinematographers, videographers and film and video rental equipment companies for use with their cameras and cinematography equipment.

    TLI's precision optical components, assemblies and systems are sold to semiconductor processing equipment manufacturers, color television tube manufacturers, aerospace and military equipment and systems manufacturers, agencies of the United States government, universities and other instrument and equipment manufacturers. Such products are generally designed and produced to meet the customers' specifications as opposed to Century's proprietary products which are sold in the general commercial market.

    TLI was incorporated in California in 1946. TLI's executive offices are located at 3900 Lakeside Drive, Richmond, California 94806, and its telephone number is (510) 222-8110.

    SV ACQUISITION, INC.

    Merger Sub is a California corporation recently organized by SVG for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 101 Metro Drive, Suite 400, San Jose, CA 95110, and its telephone number is (408) 441-6700.

SPECIAL MEETING OF SHAREHOLDERS OF TLI

    TIME, DATE, PLACE AND PURPOSE

    The TLI Shareholders Meeting will be held at 3900 Lakeside Drive, Richmond,
California 94806, on November   , 1997 at 10:00 a.m., local time. The purpose of
the TLI Shareholders Meeting is to allow TLI shareholders to vote upon a proposal to approve and adopt the Reorganization Agreement and approve the Merger. See "TLI Shareholders Meeting--Date, Time and Place of TLI Shareholders Meeting" and "--Purpose."

    RECORD DATE AND VOTE REQUIRED

    Only holders of record of TLI Common Stock at the close of business on
October   , 1997 (the "Record Date") are entitled to notice of and to vote at the TLI Shareholders Meeting. Pursuant to the California General Corporation Law ("CGCL"), the affirmative vote of the holders of a majority of the shares of TLI Common Stock outstanding as of the Record Date is required to approve and adopt the Reorganization Agreement and to approve the Merger. Certain executive officers, directors and principal shareholders of TLI (who as of the Record Date
owned in the aggregate approximately     % of the outstanding shares of TLI
Common Stock) have entered into agreements with SVG which obligates each such shareholder to vote all shares of TLI Common Stock held by such holder in favor of the proposal to approve and adopt the Reorganization Agreement and approve the Merger.

    As of the Record Date, there were approximately         shareholders of
record of TLI Common Stock and         shares of TLI Common Stock outstanding,
with each share entitled to one vote on the matter to be acted upon at the TLI Shareholders Meeting. See "TLI Shareholders Meeting--Vote Required."

    RECOMMENDATION OF TLI BOARD OF DIRECTORS

    The TLI Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of TLI and its shareholders. After careful consideration, the TLI Board unanimously recommends a vote in favor of approval and adoption of the Reorganization Agreement and approval of the Merger. Shareholders should read this Proxy Statement/Prospectus carefully prior to voting. See "TLI Shareholders Meeting--Recommendations of TLI Board of Directors," "Approval of the Merger and Related Transactions--TLI's Reasons For the Merger" and "--Material Contacts and Board Deliberations."

RISK FACTORS

    See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the businesses of SVG and TLI.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the TLI Board with respect to the Reorganization Agreement and the Merger, holders of TLI Common Stock should be aware that certain of the executive officers of TLI have certain interests in the Merger that are in addition to the interests of holders of TLI Common Stock generally. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger." In particular, certain of TLI's executive officers are expected to enter into employment agreements following the Merger. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss generally should be recognized by the holders of shares of TLI Common Stock on the conversion of their shares of TLI Common Stock solely into shares of SVG Common Stock in the Merger. As a condition to the consummation of the Merger, SVG and TLI will have received an opinion from their respective tax counsel that the Merger will constitute a reorganization under Section 368(a) of the Code. However, all TLI shareholders are urged to consult their own tax advisors. See "Approval of the Merger and Related Transactions--Certain Federal Income Tax Considerations;" and "Terms of the Merger--Conditions to the Merger."

GOVERNMENTAL AND REGULATORY MATTERS

    Consummation of the Merger is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The notifications required under the HSR Act have been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the specified waiting period under the HSR Act for the Merger is expected to expire on November 13, 1997, assuming no request for further information from either the FTC or the Antitrust Division is received. The Merger must also satisfy the requirements of federal and certain state securities laws. See "Approval of the Merger and Related Transactions--Governmental and Regulatory Matters."

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the Merger is conditioned upon (i) receipt by SVG of a letter from its independent auditors dated the date of the closing of the Merger (the "Closing Date") to the effect that such auditors concur with SVG management's conclusion that pooling of interests accounting for the Merger is appropriate and (ii) receipt by TLI of a letter from its independent auditors dated on the Closing Date to the effect that such auditors concur with TLI management's conclusion that no conditions exist relating to TLI that would preclude SVG from accounting for the Merger as a pooling of interests. See "Approval of the Merger and Related Transactions--Accounting Treatment" and "Terms of the Merger--Conditions to the Merger."

RIGHTS OF DISSENTING SHAREHOLDERS

    The shareholders of TLI who vote against the Merger may be entitled to appraisal rights under applicable California law. See "Approval of the Merger and Related Transactions--Rights of Dissenting Shareholders."

THE MERGER

    TERMS OF THE MERGER; EXCHANGE RATIO

    At the Effective Time (as defined below), Merger Sub will merge with and into TLI and TLI will become a wholly-owned subsidiary of SVG. Once the Merger is consummated, Merger Sub will cease to exist as a corporation and TLI will remain as a wholly-owned subsidiary of SVG (the "Surviving Corporation"). As a result of the Merger, each outstanding share of TLI Common Stock, other than any shares owned by SVG, Merger Sub or any direct or indirect wholly-owned subsidiary of SVG or TLI, will be converted into 0.6594 of a share of SVG Common Stock, and each outstanding option with respect to TLI Common Stock will be assumed by SVG and will become an equivalent option with respect to shares of SVG Common Stock.

    On September 9, 1997, the last full trading day prior to the public announcement of the execution and delivery of the Reorganization Agreement, the closing prices per share of SVG Common Stock and TLI Common Stock on the Nasdaq were $33.50 and $10.75, respectively. On October 20, 1997, the closing prices per share of SVG Common Stock and TLI Common Stock on the Nasdaq were $30.75 and $19.00, respectively. See "Market Price Information." Because the Exchange Ratio is fixed, changes in the market price of SVG Common Stock will affect the value of the SVG Common Stock to be received by shareholders of TLI in the Merger. TLI shareholders are encouraged to obtain current market quotations for SVG Common Stock and TLI Common Stock prior to the TLI Shareholders Meeting.

    EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of California or at such later time as may be agreed in writing by SVG, TLI and Merger Sub and specified in the Articles of Merger (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is currently
anticipated that the Closing Date and Effective Time will be on November   ,
1997. See "Terms of the Merger--Effective Time."

    EXCHANGE OF TLI STOCK CERTIFICATES

    Promptly after the Effective Time, SVG, acting through ChaseMellon Shareholder Services LLC as its exchange agent (the "Exchange Agent"), will deliver to each TLI shareholder of record as of the Effective Time by U.S. mail at its address of record a letter of transmittal with instructions to be used by such shareholder in surrendering certificates which, prior to the Merger, represented shares of TLI Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF TLI COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL.

    FORM S-8 REGISTRATION STATEMENT

    As soon as reasonably practical after the Effective Time, SVG will file a registration statement on Form S-8 under the Securities Act covering the shares of SVG Common Stock issuable upon exercise of options to purchase TLI Common Stock to be assumed by SVG. See "Terms of the Merger--Manner and Basis for Converting Shares."

    STOCK OWNERSHIP FOLLOWING THE MERGER

    Based upon the capitalization of TLI as of the close of business on the
Record Date, an aggregate of approximately         shares of SVG Common Stock
will be issued to TLI shareholders in the Merger and SVG will assume options to
acquire up to approximately         additional shares of SVG Common Stock. Based
upon the number of shares of SVG Common Stock issued and outstanding as of October 14,

1997, and after giving effect to the issuance of SVG Common Stock as described in the previous sentence and the exercise of all options to purchase TLI Common Stock assumed by SVG, the former holders of TLI Common Stock, options to purchase TLI Common Stock would hold, and have voting power with respect to,
approximately     % of SVG's total issued and outstanding shares. The foregoing numbers of shares and percentages are subject to change to reflect any changes in the capitalization of either SVG or TLI subsequent to the dates indicated and prior to the Effective Time, and there can be no assurance as to the actual capitalization of SVG or TLI at the Effective Time or SVG at any time following the Effective Time.

    BOARD OF DIRECTORS; MANAGEMENT FOLLOWING THE MERGER

    The Board of Directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time. The officers of TLI immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed.

    CONDUCT OF BUSINESS PRIOR TO THE MERGER

    Pursuant to the Reorganization Agreement, TLI has agreed that, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, subject to certain exceptions set forth in the Reorganization Agreement, and except to the extent that SVG consents in writing, TLI will carry on its business diligently and in accordance with good commercial practice, in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies (i) to preserve intact its present business organization, (ii) to keep available the services of its present officers and employees and (iii) to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. TLI has also agreed that it will promptly notify SVG of any material event involving its business or operations. In addition, subject to certain exceptions, TLI has agreed that, without the prior written consent of SVG, it will not perform or engage in certain activities in the conduct of its business and the business of its subsidiaries. See "Terms of the Merger--Conduct of TLI's Business Prior to the Merger."

    NO SOLICITATION

    Pursuant to the Reorganization Agreement, except under certain limited circumstances, TLI has agreed that it will not (i) solicit any alternate acquisition proposal, (ii) participate in any discussions or negotiations with any other persons with respect to an alternate acquisition proposal or (iii) provide any non-public information concerning TLI to any other persons in connection with any alternate acquisition proposal. See "Terms of the Merger--No Solicitation."

    CONDITIONS TO THE MERGER

    Consummation of the Merger is subject to certain conditions, including (i) declaration by the SEC of the effectiveness of the Registration Statement, (ii) approval and adoption of the Reorganization Agreement and approval of the Merger by the shareholders of TLI at the TLI Shareholders Meeting, (iii) absence of any law or order prohibiting consummation of the Merger, (iv) receipt by SVG and TLI of legal opinions that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (v) receipt by SVG of a letter from its independent auditors dated the Closing Date to the effect that such auditors concur with SVG management's conclusion that pooling of interests accounting for the Merger is appropriate and receipt by TLI of a letter from its independent auditors dated on the Closing Date to the effect that such auditors concur with TLI management's conclusion that pooling of interests accounting is appropriate,
(vi) subject to certain materiality thresholds, the accuracy of the representations and warranties made by each party in the Reorganization Agreement, (vii) subject to certain materiality thresholds, performance of all covenants required by the Reorganization Agreement and (viii) the absence of a material adverse effect with regard to either SVG or TLI. See "Terms of the Merger--Conditions to the Merger."

    TERMINATION; FEES

    The Reorganization Agreement may be terminated under certain circumstances. TLI has agreed that, if the Merger is not consummated under certain circumstances, it will pay SVG a sum of $2.2 million. SVG has agreed that if the Merger is not consummated under certain circumstances, it will pay certain expenses of TLI related to this transaction in an aggregate amount not to exceed $250,000. See "Terms of the Merger--Termination of the Reorganization Agreement" and "--Break-Up Fee."

    AFFILIATE AGREEMENTS

    Each of the members of the TLI Board, each of TLI's executive officers and certain other principal shareholders of TLI have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of TLI Common Stock held by them prior to the Merger and the shares of SVG Common Stock to be received by them in the Merger so as to comply with the requirements of applicable federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Certain persons who may be deemed affiliates of SVG have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment with respect of the shares of SVG Common Stock held by them so as to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

MARKET AND PRICE DATA

    SVG Common Stock is traded on the Nasdaq under the symbol "SVGI." On September 9, 1997, the last full trading day before announcement of the execution of the Reorganization Agreement, the closing price of SVG Common Stock as reported on the Nasdaq was $33.50 per share. On October 20, 1997, the closing price of SVG Common Stock as reported on the Nasdaq was $30.75 per share. There can be no assurance as to the actual price of SVG Common Stock prior to, at or at any time following the Effective Time of the Merger.

    TLI Common Stock is traded on the Nasdaq under the symbol "TNSL." On September 9, 1997, the last full trading day before announcement of the execution of the Reorganization Agreement, the closing price of TLI Common Stock as reported on the Nasdaq was $10.75 per share. Following the Merger, TLI Common Stock will no longer be traded on the Nasdaq. On October 20, 1997, the closing price of TLI Common Stock as reported on the Nasdaq was $19.00 per share. There can be no assurance as to the actual price of TLI Common Stock prior to or at the Effective Time of the Merger, or in the event the Merger is not consummated. See "Risk Factors," "Market Price Information" and "Comparison of Capital Stock."

                         SELECTED FINANCIAL INFORMATION

    The following selected historical financial information of SVG and TLI has been derived from their respective consolidated historical financial statements and should be read in conjunction with such consolidated financial statements and notes thereto. The audited consolidated financial statements and notes thereto of SVG for each of the fiscal years ended September 30, 1994, 1995 and 1996 and the unaudited interim consolidated financial statements for the nine months ended June 30, 1996 and 1997 are incorporated by reference in this Proxy Statement/Prospectus. The selected historical financial information of SVG as of June 30, 1997, and for the nine-month periods ended June 30, 1996 and 1997 in the opinion of SVG's management, reflects all adjustments necessary for the fair presentation of such unaudited interim financial information. The audited consolidated financial statements and notes thereto of TLI as of December 31, 1995 and December 29, 1996 and for the three years in the period ended December 29, 1996 and the unaudited interim consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are included elsewhere in this Proxy Statement/Prospectus. The selected historical financial information of TLI as of June 30, 1997 and for the six-month periods ended June 30, 1996 and 1997, in the opinion of TLI's management, reflects all adjustments necessary for the fair presentation of such unaudited interim financial information and are included elsewhere herein. The results of operations for the 1997 interim periods of SVG and of TLI are not necessarily indicative of the results to be expected for the entire year.

                       SVG SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      NINE MONTHS ENDED JUNE
                                                           YEAR ENDED SEPTEMBER 30,                            30,
                                          ----------------------------------------------------------  ----------------------
                                             1992        1993        1994        1995        1996        1996        1997
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
  Net sales.............................  $  192,457  $  240,633  $  319,922  $  462,032  $  639,928  $  496,806  $  425,523
  Income (loss) before income taxes and
    minority interest...................       1,564       6,920      26,820      61,234      98,384      80,418     (10,176)
  Net income (loss).....................        (292)      4,485      16,764      38,995      63,221      51,730      (6,808)
  Preferred stock dividend..............         209       1,190       1,190         537          --          --          --
  Net income (loss) per share...........       (0.03)       0.22        0.84        1.57        2.07        1.69       (0.22)
  Shares used in per share
    computations........................      14,754      15,277      18,538      24,850      30,554      30,520      30,458

BALANCE SHEET DATA:
  Working capital.......................  $   91,148  $  107,975  $  171,191  $  325,481  $  463,655              $  431,679
  Total assets..........................     180,777     212,284     271,674     500,725     729,377                 728,064
  Long-term debt and capital
    leases..............................       1,652       2,338       1,510         654         217                   5,913
  Shareholders' equity..................     121,116     126,997     185,215     350,247     541,949                 548,162

                       TLI SELECTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           FISCAL YEARS ENDED                             SIX MONTHS ENDED
                                  --------------------------------------------------------------------        JUNE 30,
                                  DECEMBER 27,  DECEMBER 26,  DECEMBER 24,  DECEMBER 31,  DECEMBER 29,  --------------------
                                      1992          1993          1994          1995          1996        1996       1997
                                  ------------  ------------  ------------  ------------  ------------  ---------  ---------
INCOME STATEMENT DATA:
  Net sales.....................   $   11,051    $   12,238    $   12,969    $   13,109    $   17,408   $   8,152  $  10,540
  Net income....................          587           483           346           122           879         330        855
  Net income per share..........         0.35          0.31          0.23          0.08          0.53        0.21       0.49
  Shares used in per share
    computations................        1,660         1,575         1,540         1,534         1,672       1,544      1,731

BALANCE SHEET DATA:
  Working capital...............   $    3,049    $    3,335    $    3,318    $    2,647    $    2,982              $   1,917
  Total assets..................        9,994        12,818        12,842        12,940        14,880                 15,761
  Total long term debt and notes
    payable.....................          132         2,449         1,908         1,361         1,501                    764
  Stockholders' equity..........        7,810         7,800         8,148         8,170         9,098                  9,816

                                  RISK FACTORS

    THE INFORMATION IN THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED BELOW, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. FORWARD-LOOKING STATEMENTS ARE INDICATED BY AN ASTERISK (*) FOLLOWING THE SENTENCE IN WHICH SUCH STATEMENT IS MADE. NEITHER SVG NOR TLI UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY HOLDERS OF TLI COMMON STOCK IN EVALUATING WHETHER TO APPROVE AND ADOPT THE REORGANIZATION AGREEMENT AND APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS MADE HEREIN. FOR PERIODS FOLLOWING THE MERGER, REFERENCES TO SVG SHOULD BE CONSIDERED TO REFER TO SVG AND ITS SUBSIDIARIES, INCLUDING TLI, UNLESS THE CONTEXT OTHERWISE REQUIRES.

RISKS RELATED TO SVG'S BUSINESS

    CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY

    The semiconductor industry into which SVG sells its products is highly cyclical and has, historically, experienced periodic downturns which have had a severe effect on the semiconductor industry's demand for semiconductor processing equipment. During the first quarter of calendar 1996 (SVG's second fiscal quarter), the growth rate of the worldwide semiconductor industry, measured in terms of its book-to-bill ratio, declined. From March 1996 through March 1997, SVG's quarterly customer order bookings ("bookings") were substantially below first half fiscal 1996 levels and SVG experienced customer deferrals of scheduled equipment delivery dates and, to a lesser extent, customer order cancellations. Notwithstanding a significant increase in bookings during the third quarter of fiscal 1997, SVG believes that fiscal 1997 shipments will be lower than fiscal 1996 levels as a result of the lower bookings in the four preceding fiscal quarters.* Further, there can be no assurance that SVG will not again experience customer delivery deferrals, order cancellations or a prolonged period of customer orders at reduced levels, any or a combination of which would have an adverse effect on its operating results.*

    Prior downturns in the worldwide semiconductor industry have resulted in significant reductions in SVG's net sales, gross margin and net income. Moreover, SVG expects that its operations as a whole will continue to be dependent on the capital expenditures of semiconductor manufacturers, which in turn will be dependent on anticipated demand for integrated circuits and products utilizing integrated circuits.* Any prolonged weakness in demand experienced by the semiconductor industry is likely to have an adverse effect on SVG's business and results of operations.*

    CUSTOMER CONCENTRATION

    SVG relies on a limited number of customers for a substantial percentage of its net sales. During fiscal 1996, SVG's two largest customers accounted for 41% of SVG's net sales, the largest representing 31% of the total. During the first nine months of fiscal 1997, a similar trend existed with two customers accounting for 56% of SVG's net sales, the largest representing 29% of the total. The loss of any significant customer, including but not limited to the two largest customers, delays in shipments due to rescheduling or reductions in orders by a significant customer, including reductions in orders due to market, economic or competitive conditions in the semiconductor industry, will adversely affect SVG's business and results of operations.* SVG believes that, for the foreseeable future, due in part to its customer base consisting primarily of manufacturers of logic devices, it will continue to rely on a limited number of major customers for a substantial percentage of its net sales.*

    FLUCTUATIONS IN QUARTERLY RESULTS

    SVG has, at times during its existence, experienced quarterly fluctuations in its operating results. Due to the relatively small number of systems sold during each fiscal quarter and the relatively high revenue per system, customer order rescheduling or cancellations, or production or shipping delays can significantly affect quarterly revenues and profitability. SVG has experienced, and may again experience, quarters during which a substantial portion of SVG's net sales are realized near the end of the quarter.* Accordingly, shipments scheduled near the end of a quarter which are delayed for any reason can cause quarterly net sales to fall short of anticipated levels. Since most of SVG's expenses are fixed in the short term, such shortfalls in net sales could have a material adverse effect on SVG's business and results of operations.* SVG's operating results may also vary from quarter to quarter based upon numerous factors including the timing of new product introductions, product mix, level of sales, the relative proportion of domestic and international sales, activities of competitors, acquisitions, international events, and difficulties obtaining materials or components on a timely basis.* In light of these factors, SVG may experience variability in its quarterly operating results.*

    RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCT DEVELOPMENT

    Semiconductor manufacturing equipment and processes are subject to rapid technological change. SVG believes that its future success will depend upon its ability to continue to enhance its existing products and their process capabilities and to develop and manufacture new products with improved process capabilities that enable semiconductor manufacturers to fabricate semiconductors more efficiently.* SVG is developing products capable of processing 300mm wafers to enable advanced semiconductor manufacturers to progress from the current 200mm wafer standard.* Failure to successfully introduce these or any other new products in a timely manner could result in the loss of competitive position and could reduce sales of existing products.* In addition, new product introductions could contribute to quarterly fluctuations in operating results as orders for new products commence and increase the potential for a decline in orders of existing products, particularly if new products are delayed.*

    From time-to-time, SVG has experienced delays in the introduction of its products and product enhancements due to technical, manufacturing and other difficulties and may experience similar delays in the future.* For example, during fiscal 1996, SVG announced a new Track product, the 200APS. Initial shipments of the 200APS were scheduled to commence during the second quarter of fiscal 1997, but have been delayed by approximately nine to twelve months.* There can be no assurance that SVG will not experience manufacturing problems as a result of instability of the design of either the hardware or software elements of the new technology, or be able to efficiently manufacture the 200APS or other products.* These issues could result in product delivery delays and a subsequent loss of future sales.* Semiconductor manufacturers tend to select either a single supplier or a primary supplier for a certain type of equipment. SVG believes that prolonged delays in delivering initial quantities of newly developed products to multiple customers, whether due to the protracted release of product from engineering into manufacturing or due to manufacturing difficulties, could result in semiconductor manufacturers electing to install competitive equipment in their fabrication facilities and could preclude industry acceptance of SVG's products.* Therefore, SVG's inability to effect the timely production of new products or any failure of these products to achieve market acceptance could have a material adverse effect on SVG's business and results of operations.*

    Historically, the unit cost of SVG's products has been the highest when they are newly introduced into production and cost reductions have come over time through engineering improvements, economies of scale and improvements in the manufacturing process.* As a result, new products have, at times, had an unfavorable impact on SVG's gross margins and results of operations. There can be no assurance that the initial shipments of new products will not have an adverse effect on SVG's profitability or that SVG will be able to attain design improvements, manufacturing efficiencies or manufacturing process improvements over time.* Further, the potential unfavorable effect of newly introduced products on profitability can be exacerbated when there is intense price competition in the marketplace.*

    INTENSE COMPETITION

    The semiconductor equipment industry is intensely competitive. SVG faces substantial competition both in the United States and other countries. In addition to technology, one significant area of competition is cost of ownership, a formula which includes such data as initial price, system throughput and reliability and time to maintain or repair. Other competitive factors include familiarity with particular manufacturers' products, established relationships between suppliers and customers, product availability and technological differentiation. Many of SVG's competitors are Japanese corporations. With the strength of the U.S. Dollar in relation to the Japanese yen, SVG's ability to compete on the basis of price has been and may continue to be impaired.

    IMPORTANCE OF THE JAPANESE AND PACIFIC RIM MARKETS

    SVG's customers are heavily concentrated in the United States and Europe. The Japanese and Pacific Rim markets (including fabrication plants located in other parts of the world which are operated by Japanese and Pacific Rim semiconductor manufacturers) represent a substantial portion of the overall market for semiconductor manufacturing equipment. Further, in many instances, Japanese and Pacific Rim semiconductor manufacturers fabricate devices such as dynamic random access memory devices ("DRAMs"), with potentially different economic cycles than those affecting the sales of devices manufactured by the majority of SVG's U.S. and European customers. To date, neither SVG's shipments into Japan nor into the Pacific Rim have been significant. SVG believes that it must substantially increase its share of these markets if it is to compete as a global supplier.* Failure to secure customers in these markets may limit the global market share available to SVG and may increase SVG's vulnerability to industry or geographic downturns.*

    In the past, several of SVG's larger customers have entered into joint ventures ("JV") with European, Japanese or Pacific Rim semiconductor manufacturers. In such cases, SVG has encountered intense price competition from foreign competitors who are suppliers to the non-U.S. member of the JV. Further, in certain instances SVG has not secured the equipment order when the non-U.S. member has had the responsibility for selecting the equipment to be used by the JV in its U.S. operations. There can be no assurance that as SVG's customers form additional alliances, whether in the U.S. or in other parts of the world, that SVG will be successful in obtaining equipment orders or that it will be able to obtain orders with sufficient gross margin to generate profitable transactions, either of which could have an adverse effect on SVG's results of operations.*

    In the Pacific Rim, SVG has been investing in the staffing and facilities necessary to sell, service and support customers, primarily in Korea, and intends to commence such investments in Taiwan.* Throughout the Pacific Rim, SVG will be competing with established equipment suppliers with significant market share and anticipates that it will encounter significant price competition as well as competition based on technological ability.* There can be no assurance that SVG's Pacific Rim operations will be profitable, even if it is successful in obtaining significant sales into this region.*

    SVG LITHOGRAPHY SYSTEMS, INC. (SVGL)--UNCERTAIN MARKET FOR MICRASCAN
     PRODUCTS

    SVG believes that the photolithography exposure equipment market is one of the largest segments of the semiconductor processing equipment industry.* To address this market, SVG has invested and expects to continue to invest substantial resources in SVGL's Micrascan technology and its family of Micrascan deep ultraviolet ("Deep UV") step and scan photolithography systems, capable of producing .25 and below micron line widths. The development of a market for SVG's Micrascan step and scan photolithography products will be highly dependent on the continued trend towards finer line widths in integrated circuits and the ability of stepper manufacturers to keep pace with this trend through either enhanced technologies or improved processes. Stepper manufacturers have been successful in extending the capability of I-Line steppers which have been utilized in the fabrication of complex semiconductor devices with line widths of less than 0.5 micron, such as 64 megabit DRAMs. SVG believes Deep UV lithography will be required to fabricate devices with line widths below 0.3 micron.* Semiconductor manufacturers can purchase Deep UV steppers to produce product at
 .25 micron line widths. However, SVG believes that as devices increase in complexity and size and require finer line widths, the technical advantages of Deep UV step and scan systems as compared to Deep UV steppers will enable semiconductor manufacturers to achieve finer line widths, higher yields and critical dimension control.* SVG also believes that the transition to Deep UV step and scan systems will accelerate in calendar 1998 and that advanced semiconductor manufacturers are beginning to require volume quantities of production equipment as advanced as the current and pending versions of Micrascan.* Currently, competitive Deep UV step and scan equipment capable of producing .25 micron line widths is available from two competitors, and SVG believes that at least one other manufacturer of advanced photolithography systems will begin volume shipments of step and scan machines in the near future.* There can be no assurance that SVG will be successful in competing with such systems.* Further, if manufacturers of I-Line or Deep UV steppers are able to further enhance existing technology to achieve finer line widths sufficiently to erode the competitive and technological advantages of Deep UV step and scan systems, demand for the Micrascan technology may not develop as SVG expects.*

    SVG believes that advanced logic devices and DRAMs will require increasingly finer line widths and that it is critical for SVGL to maintain technological leadership.* Consequently, SVGL must continue to develop advanced technology equipment capable of meeting its customers' current and future requirements while offering those customers a progressively lower cost of ownership.* In particular, SVG believes that it must continue its development of future systems capable of printing line widths finer than .25 micron.*

    SVGL--NEED TO INCREASE MANUFACTURING CAPACITY AND SYSTEM OUTPUT

    SVG believes that its ability to supply systems in volume will be a major factor in customer decisions to commit to the Micrascan technology.* Based upon its forecast of continued high growth in demand for photolithography equipment and potential future demand for advanced lithography products, SVG is increasing SVGL's production capacity under an extremely aggressive expansion schedule. As part of this expansion, SVG purchased from The Perkin-Elmer Corporation ("Perkin-Elmer") a 248,000 square foot facility occupied by SVGL in Wilton, Connecticut and an additional 201,000 square foot building, which SVGL now occupies, in Ridgefield, Connecticut. During fiscal 1997, SVG has invested in significant further capital improvements related to the buildings purchased and the equipment required to expand the production capabilities of SVGL.* In addition to the timely construction and equipping of facilities, successful completion of this expansion will require the recruitment, training and retention of a high quality workforce, and the achievement of satisfactory manufacturing results on a scale greater than SVGL has attempted in the past. There can be no assurance SVG can manage these efforts successfully. Any failure to manage such efforts could result in product delivery delays and a subsequent loss of future revenues. In particular, SVG believes that protracted delays in delivering initial quantities of Micrascan products could result in semiconductor manufacturers electing to install competitive equipment in their advanced fabrication facilities, which could impede acceptance of the Micrascan products on an industry-wide basis. In addition, SVG's operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if net sales do not increase commensurately.

    The time required to build a Micrascan system is significant. If SVGL is to be successful in supplying increased quantities of Micrascan systems, it will not only need to be able to build more systems, it will need to build them faster.* SVGL will require additional trained personnel and additional raw materials and components, as well as improved manufacturing and testing techniques to both facilitate volume and shorten manufacturing cycle time.* To that end, SVGL is continuing to develop its vendor supply infrastructure, increase its staffing levels and implement manufacturing improvements to meet anticipated shipment volumes for 1998 and beyond.* Additionally, SVG must increase its field service and technical support organization staffing and infrastructure to support the anticipated customer requirements. There can be no assurance that SVG will not experience manufacturing difficulties or encounter problems in its attempt to increase production and upgrade or expand existing operations.

    One of the most critical components of the Micrascan systems are the projection optics, which are primarily manufactured by SVGL. As part of its overall investment in capacity, SVG is increasing SVGL's optical manufacturing floorspace and procuring metrology equipment, and in some instances fabricating test stands. SVG believes that in order for SVGL to attain it goals, it must be successfully reduce the cycle times required to build projection optics and increase the optical manufacturing output.*

    SVG believes that protracted delays in delivering quantities of both current and future generations of Micrascan products to multiple customers could result in semiconductor manufacturers electing to install competitive equipment in their advanced fabrication facilities, which could preclude industry acceptance of the Micrascan technology and products.* In addition, SVG's operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity and field service and technical support activities if net sales do not increase commensurately.*

    SVGL--SOLE SOURCE MATERIALS AND COMPONENTS

    The raw material for a proprietary component of the optical system for the Micrascan is available from only one supplier and SVGL's projected demand will require that supplier to expand its capacity. The supplier has committed to expand its capacity to meet SVGL's projected requirements in exchange for a long-term, non-cancelable supply agreement. The agreement specifies quantities of material that increase over time and the supplier is obligated to create and store certain defined quantities of safety stock. Additionally, a version of SVG's Micrascan III photolithography system utilizes an Excimer laser manufactured in volume by only one supplier. There can be no assurance that either supplier will be able to supply the quantities of material required by SVGL. If either supplier was unable to meet its commitments, SVGL would be unable to manufacture the quantity of systems required to meet the anticipated future demand, which would have a material adverse effect on SVG's business and results of operations.

    SVGL--RESEARCH AND DEVELOPMENT FUNDING

    Historically, SVG has depended on external funding to assist in the high cost of development in its photolithography operation. During fiscal 1996, SVG entered into agreements with certain customers (the "Participants") whereby each agreed to assist in funding SVG's development of an advanced technology 193 nanometer Micrascan system. In exchange for such funding, each Participant received the right to purchase one such system and, in addition, received a right of first refusal (ratable among such Participants) to all such machines manufactured during the first two years following the initial system shipments. For each initial system ordered, each Participant agreed to fund $5,000,000 in such development costs. The agreements call for each Participant to pay $1,000,000 of initial development funding and four subsequent payments of $1,000,000 upon the completion of certain development milestones. The Participants may withdraw from the development program without penalty, but payments made against completed development milestones are not refundable and all preferential rights to future equipment are forfeited. At June 30, 1997, SVG had received $13,000,000 in funding from six Participants, of which $5,098,000 had been recognized and offset against research and development expenditures. In March 1997, one participant withdrew from the program. There can be no assurances that the other Participants will remain in the program.* In the event that SVG does not receive the funding anticipated under the agreements, it would be required to replace the shortfall from its own funds or other sources. If SVG were required to use its own funds, its research and development expenses would increase and its operating income would be reduced correspondingly. The agreements with the Participants stipulate that if SVG receives funding for the development program in excess of $25,000,000, it will issue, ratably to the Participants, credits totaling such excess in the form of a cash discount which can be applied to the purchase of additional systems by each Participant. There is no assurance that SVG will receive all funding which it currently anticipates or that it will be able to obtain future outside funding beyond that which it is currently receiving.

    SVGL--MARKET PENETRATION

    SVG believes that for SVGL to succeed in the long term, it must sell its Micrascan products on a global basis. The Japanese market (including fabrication plants operated outside Japan by Japanese semiconductor manufacturers) and the Korean market represent a substantial portion of the overall market for photolithography exposure equipment. To date, SVG has not been successful penetrating either of these markets.

    SVGL--FUTURE PROFITABILITY

    While the recent volume of orders for Micrascan systems has been relatively consistent and encouraging, they are not necessarily indicative of industry-wide acceptance of the Micrascan technology. If SVGL is to attain its objective of being a volume supplier of advanced photolithography systems, SVG believes that it must expand its customer base to include additional customers from whom it secures and successfully fulfills orders for production-quantities of Micrascan systems.* Although SVGL is profitable, SVG believes that as a result of costs associated with the continued development of the Micrascan technology, the expansion of SVGL's manufacturing capacity, the related increase in manpower and customer support, and the potential difficulties inherent in manufacturing initial quantities of the .25 micron and sub-.25 micron Micrascan systems, in particular the projection optics required for these systems, there can be no assurance that SVGL will be able to operate profitably in the future.*

    RAW MATERIALS

    Most raw materials and components not produced by SVG are available from more than one supplier. However, certain raw materials, components and subassemblies are obtained from single sources or a limited group of suppliers. Although SVG seeks to reduce its dependence on these sole and limited source suppliers and SVG has not experienced significant production delays due to unavailability or delay in procurement of component parts or raw materials to date, disruption or termination of certain of these sources could occur and such disruptions could have at least a temporary adverse effect on SVG's business and results of operations. Moreover, a prolonged inability to obtain certain components could have a material adverse effect on SVG's business and results of operations and could result in damage to customer relationships. See "--SVGL--Sole Source Materials and Components."

    PATENTS AND LICENSES

    As is typical in the semiconductor equipment industry, SVG has from time to time received, and may in the future receive, communications from third parties asserting patents or copyrights on certain of SVG's products and technologies. At least one of SVG's customers has put SVG on notice that it has received a notice of infringement from Jerome H. Lemelson, alleging that equipment used in the manufacture of electronic devices infringes patents issued to Mr. Lemelson relating to "machine vision" or "barcode reader" technologies. The customer has put SVG on notice that it intends to seek indemnification from SVG for any damages and expenses resulting from this matter if found liable or if the customer settles the claim. Although SVG has not received any recent communications on this subject, it cannot predict the outcome of this or any similar claim or its effect upon SVG, and there can be no assurance that any such litigation or claim would not have a material adverse effect upon SVG's financial condition or results of operations.

    ENVIRONMENTAL REGULATION

    To date, SVG has not encountered significant issues regarding the discharge of material into the environment or otherwise relating to the protection of the environment and therefore has not been required to spend significant amounts for capital or non-capital expenditures in order to comply with laws and regulations pertaining thereto. In August 1996, SVG purchased from Perkin-Elmer, approximately 50 acres of land and a 201,000 square foot building thereon (the "Property") located in Ridgefield, Connecticut. At the time SVG purchased the Property, it was aware that certain groundwater and soil contamination was present and that the Property was subject to a clean-up order being performed by Perkin-Elmer under the jurisdiction of the Connecticut Department of Environmental Protection. Agreements between SVG and Perkin-Elmer provide that Perkin-Elmer has sole responsibility for all obligations or liabilities related to the clean-up order. While SVG believes that it has been adequately indemnified, if for some reason Perkin-Elmer was unable to comply or did not comply with the clean-up order, SVG could be required to do so.

    BUSINESS INTERRUPTION

    SVG manufactures its Track products in San Jose, California and substantially all of its Thermco products in Orange, California. SVGL's photolithography exposure products are manufactured in Wilton and Ridgefield, Connecticut. If SVG were to lose the use of one of its facilities as a result of an earthquake, flood or other natural disaster, the resultant interruptions in operations would have a material adverse effect on SVG's results of operations and financial condition. SVG's California facilities are located in seismically active regions.

    EMPLOYEES

    SVG's future success is dependent upon its ability to attract and retain qualified management, technical, sales and support personnel for its operations. In particular, SVGL's growth is very dependent on SVG's ability to attract and retain key skilled employees, particularly those related to the optical segment of its business. The competition for such personnel is intense. Some key positions in SVG are held by persons who have only recently been appointed to such positions. SVG's growth has increased its dependence on key management personnel. The loss of certain key people, the failure of key persons to perform in their current positions or SVG's inability to attract and retain new key employees could materially adversely affect SVG's performance.

RISKS RELATED TO TLI'S BUSINESS

    RELIANCE ON SUPPLIERS

    Certain of the raw materials, components and sub-systems that are required for TLI's business are obtained from a single source or a limited group of suppliers. The partial or complete loss of certain of these sources of suppliers could have a material adverse effect on TLI's results of operations and could damage certain of TLI's customer relationships.

    DEPENDENCE ON NEW PROCESSES AND PRODUCTS

    In order to meet its strategic objectives, TLI must continue to develop new and improve its existing manufacturing processes. The success of TLI in developing, introducing and selling new and enhanced products depends upon a variety of factors including product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing processes, effective sales and marketing and product performance in the field. There can be no assurance that TLI will be able to develop and introduce new products and processes or enhancements to its existing products and processes in a manner that satisfies its customers' needs or achieves market acceptance. The failure to do so could have a material adverse effect on the business, results of operations or financial condition of TLI.

    DEPENDENCE ON KEY PERSONNEL

    TLI is highly dependent upon the experience and continuing service of certain scientists, engineers and production and management personnel. Competition for the services of these personnel is intense, and there can be no assurance that TLI will be able to retain or attract the personnel necessary for TLI's success. The loss of the services of TLI's key personnel could have a material adverse effect on the business, results of operations or financial condition of TLI.

    COMPETITION

    TLI has a number of present and potential competitors, most of which have greater financial, technological, and personnel resources and greater manufacturing and marketing capabilities than TLI. In addition, TLI competes in many instances with the internal development efforts of its current and prospective customers. TLI's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and/or performance characteristics. In order to compete effectively, TLI will be required to continue investing in research and process development and sales and marketing. There can be no assurance that TLI will be able to make the technological advances necessary to maintain such competitive advantages.

    PROPRIETARY TECHNOLOGY CLAIMS

    TLI does not currently hold any material patents and relies on a combination of trade secrets and employee non-compete and non-disclosure agreements to protect its intellectual property rights. There can be no assurance that the steps taken by TLI to protect its rights will be adequate to prevent misappropriation of TLI's technology or the development by TLI's competitors of comparable current or future intellectual property. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against TLI. Asserting TLI's rights or defending against third-party claims could involve substantial expense, which could materially and adversely affect the business, results of operations or financial condition of TLI.

    RISKS RELATED TO GOVERNMENT CONTRACTS

    A significant portion of TLI's sales have historically been made pursuant to government contracts. TLI expects, in the foreseeable future, to continue to derive a significant portion of its revenues from such sales. TLI's government contracts generally require TLI to maintain a separate and extensive set of government-specific accounting records, and such contracts are generally subject to oversight audits by government representatives. Any failure by TLI to properly maintain its accounting records for government contracting purposes could result in the loss of such contracts, which would have a material adverse effect on TLI's business, results of operation or financial condition. In addition, to the extent that any of TLI's senior management personnel are required to devote significant amounts of time to compliance with audits pertaining to TLI's government contracting activities, the attention of such senior management personnel would be diverted from other TLI activities, in which case TLI could be materially adversely affected. In addition to the foregoing, government contracts are also subject to profit and cost controls and limitations, and to provisions permitting termination, in whole or in part, without prior notice at the government's convenience.

    BUSINESS INTERRUPTION

    TLI currently manufactures its precision optical components and subsystems at its facility in Richmond, California and its film and video products at its facility in Burbank, California. These areas have experienced significant seismic activity in the past, and are likely to experience such activity in the future. Given the complex nature of TLI's products, it would be difficult for the Company to arrange for independent manufacturing facilities to supply such products. Any prolonged inability to utilize either of TLI's manufacturing facilities as a result of earthquake or other natural disaster or otherwise would have a material adverse effect on the Company's financial condition and results of operations.

    CUSTOMER CONCENTRATION

    A significant portion of TLI's sales has been derived from a limited number of customers. For example, six customers accounted for approximately $3,879,000 in sales for the first 6 months of 1997 or 37% of total sales for such period, and five customers accounted for approximately $4,717,000 in sales for 1996, or 27% of total sales for such period. TLI's customers generally do not enter into long-term agreements obligating them to purchase TLI's products. The loss of any one of these customers could have a material adverse effect on TLI's business, results of operations or financial condition.

RISKS RELATED TO THE MERGER

    UNCERTAINTY RELATING TO INTEGRATION

    The successful combination of SVG and TLI, including the successful operation of TLI as an autonomous subsidiary of SVG, will require substantial effort from each company. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on SVG's ability to realize the anticipated benefits of the Merger. The successful combination of the two companies will also require coordination of their research and development and sales and marketing efforts. In addition, the process of combining the two organizations could cause the interruption of, or a loss of momentum in, TLI's activities. There can be no assurance that SVG will be able to retain TLI's key management, technical, sales and customer support personnel, or that SVG will realize the anticipated benefits of the Merger.

    EFFECT OF MERGER ON CUSTOMERS AND PARTNERS

    Certain of TLI's existing customers or strategic partners may view themselves as competitors of SVG, and therefore determine that the Merger is competitively disadvantageous to them. As a consequence, TLI's relationship with these customers or strategic partners could be adversely affected. In addition, SVG's relationships with certain of its suppliers that compete with TLI may be adversely affected by the Merger.

    RISKS ASSOCIATED WITH FIXED EXCHANGE RATIO

    As a result of the Merger, each outstanding share of TLI Common Stock will be converted into 0.6594 of a share of SVG Common Stock. Because the Exchange Ratio is fixed and will not increase or decrease due to fluctuations in the market price of either SVG Common Stock or TLI Common Stock, the specific value of the consideration to be received by TLI shareholders in the Merger will depend on the market price of SVG Common Stock at the Effective Time. In the event that the market price of SVG Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of SVG Common Stock to be received by TLI shareholders in the Merger would correspondingly decrease or increase. The market prices of SVG Common Stock and TLI Common Stock as of a recent date are set forth herein under "Summary--Market and Price Data," and "Market Price Information." TLI shareholders are advised to obtain recent market quotations for SVG Common Stock and TLI Common Stock. SVG Common Stock and TLI Common Stock historically have been subject to substantial price volatility. No assurance can be given as to the market prices of SVG Common Stock or TLI Common Stock at any time before the Effective Time or as to the market price of SVG Common Stock at any time thereafter. See "Summary--Market and Price Data," "Market Price Information" and "Comparison of Capital Stock."

    UNCERTAINTY OF TRANSFERABILITY OF TECHNOLOGY AND EXPERTISE

    A primary reason for SVG entering into the Merger is to transfer TLI's technology and expertise relating to aspherical lenses, a key component of SVG's photolithography products, and to have TLI commence fabrication of non-aspherical lenses which are currently produced by SVG. There can be no assurance that such technology is scalable, or that such expertise can be transferred without substantial time or expense, if at all. Much of TLI's expertise is embodied in the highly skilled craftsmen who produce TLI's lenses. There can be no assurance that all or most of those individuals will continue as employees of the Surviving Corporation, or be able to transfer their expertise to SVG, or that TLI will be successful in expanding its operations to produce non-aspherical lenses. The inability of SVG to transfer this production technology for use in processes of a substantially larger scale could have a material adverse effect on SVG's ability to realize any significant benefits from the Merger.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of SVG and TLI and certain equivalent TLI per share data. The information set forth below should be read in conjunction with the selected historical financial data included elsewhere in and incorporated by reference into this Proxy Statement/ Prospectus. Pro forma SVG data giving effect to the Merger on a pooling of interests basis has not been presented because it is not materially different from historical SVG information.

                                                                                          YEAR ENDED SEPTEMBER 30,
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
HISTORICAL--SVG
  Net income per share...............................................................  $    0.84  $    1.57  $    2.07
  Cash dividends per share...........................................................         --         --         --
  Book value per share (at period end)(1)............................................       8.87      13.88      17.96


                                                                                              FISCAL YEAR ENDED
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
HISTORICAL--TLI
  Net income per share...............................................................  $    0.23  $    0.08  $    0.53
  Cash dividends per share...........................................................         --         --         --
  Book value per share (at period end)(1)............................................       5.35       5.33       5.86

                                                                                              FISCAL YEAR ENDED
                                                                                       -------------------------------
                                                                                         1994       1995       1996
                                                                                       ---------  ---------  ---------
EQUIVALENT--TLI(2)
  Net income per share...............................................................  $    0.34  $    0.12  $    0.80
  Cash dividends per share...........................................................         --         --         --
  Book value per share (at period end)...............................................       8.11       8.08       8.89

------------------------

(1) Historical book value per share is computed by dividing total stockholders' equity by the number of shares outstanding at the end of each period.

(2) The equivalent TLI per share data is calculated based on TLI historical data and an assumed exchange ratio in the Merger of 0.6594 of a share of SVG Common Stock for each share of TLI Common Stock outstanding.

                            MARKET PRICE INFORMATION

    The table below sets forth, for the calendar quarters indicated, the reported high and low closing prices of SVG Common Stock and TLI Common Stock, as reported on the Nasdaq. TLI Common Stock Prices have been adjusted retroactively to reflect the two-for-one stock split effected in August 1996.

                                                                                SVG COMMON STOCK      TLI COMMON STOCK
                                                                               ------------------    ------------------
                                                                                HIGH        LOW       HIGH        LOW
                                                                               -------    -------    -------    -------
1994 Calendar Year
  First Quarter.............................................................   $12 1/8    $ 9 1/4    $ 3 7/8    $ 3 1/4
  Second Quarter............................................................    13 3/8      9 1/2      3 5/16     3 3/4
  Third Quarter.............................................................    12 3/8      9 1/4      3 1/4      2 3/4
  Fourth Quarter............................................................    14 7/8     11 3/8      3 1/4      2 3/8

1995 Calendar Year
  First Quarter.............................................................   $21 1/4    $14        $ 3 3/16   $ 2 3/8
  Second Quarter............................................................    30 3/4     18 3/8      3 3/8      2 3/4
  Third Quarter.............................................................    37 1/8     24 7/8      3 7/8      3 1/8
  Fourth Quarter............................................................    49 3/8     32 5/8      3 5/8      3 1/8

1996 Calendar Year
  First Quarter.............................................................   $38 1/2    $23        $ 4 1/8    $ 3 1/8
  Second Quarter............................................................    30 5/8     18 1/4      6 7/8      3 1/2
  Third Quarter.............................................................    27         17 7/32     7 1/4      5 1/2
  Fourth Quarter............................................................    19 3/8     15 3/8      8 1/2      6

1997 Calendar Year
  First Quarter.............................................................   $27 1/8    $18 5/8    $10 3/4    $ 7 1/2
  Second Quarter............................................................    26 3/8     18 1/2      9 3/16     6 1/2
  Third Quarter (through October 14, 1997 for TLI)..........................    37 3/4     28 1/2     24 1/2      9 13/16
  Fourth Quarter (through October 14, 1997 for SVG).........................    35 13/16   32 11/16

    The table below sets forth the closing prices per share of SVG Common Stock and TLI Common Stock on Nasdaq on September 9, 1997, the last full trading date prior to the public announcement of the signing of Reorganization Agreement, and on October 20, 1997, the last practicable trading date for which information is available before the printing of this Proxy Statement/Prospectus; and the equivalent per share prices for TLI Common Stock based on the SVG Common Stock prices multiplied by the Exchange Ratio of 0.6594.

                                                                           SVG COMMON     TLI COMMON        TLI
                                                                              STOCK          STOCK      EQUIVALENT
                                                                          -------------  -------------  -----------
September 9, 1997.......................................................    $   33.50      $   10.75     $   22.09
October 20, 1997........................................................    $   30.75      $   20.27     $   19.00

    Because the Exchange Ratio is fixed, changes in the market price of SVG Common Stock will affect the dollar value of SVG Common Stock to be received by shareholders of TLI in the Merger. TLI shareholders are urged to obtain current market quotations for SVG Common Stock and TLI Common Stock prior to the TLI Shareholders Meeting.

    To date, SVG has not declared or paid dividends on its Common Stock. The Board of Directors of SVG presently intends to retain all earnings for use in SVG's business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, SVG's revolving credit facility prohibits the payment of cash dividends on SVG Common Stock.

                           TINSLEY LABORATORIES, INC.
                              SHAREHOLDERS MEETING

DATE, TIME AND PLACE OF TLI SHAREHOLDERS MEETING

    The TLI Shareholders Meeting will be held at the offices of TLI located at
3900 Lakeside Drive, Richmond, California 94806, on November   , 1997 at 10:00
a.m., local time.

PURPOSE

    The purpose of the TLI Shareholders Meeting is to vote upon a proposal to approve and adopt the Reorganization Agreement and approve the Merger.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of TLI Common Stock on the Record Date are entitled to notice of, and to vote at, the TLI Shareholders Meeting. As of the Record
Date, there were       shareholders of record holding an aggregate of
approximately       shares of TLI Common Stock.

    This Proxy Statement/Prospectus is being mailed on or about October   , 1997
to all shareholders of record of TLI as of the Record Date.

VOTE REQUIRED

    Pursuant to the California General Corporation Law ("CGCL"), the affirmative vote of the holders of a majority of the shares of TLI Common Stock outstanding as of the Record Date is required to approve and adopt the Reorganization Agreement and approve the Merger. Each holder of record of TLI Common Stock on the Record Date will be entitled to cast one vote per share on the proposal to be acted upon at the TLI Shareholders Meeting. As of the Record Date, the directors and executive officers of TLI and their affiliates held approximately
    % of the outstanding shares of TLI Common Stock. See "Security Ownership of Management and Principal Shareholders of TLI."

    The presence, in person or by proxy, of at least a majority of the outstanding shares of TLI Common Stock entitled to vote at the TLI Shareholders Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted for purposes of determining a quorum. For purposes of obtaining the required vote of a majority of the outstanding shares of TLI Common Stock for approval and adoption of the Reorganization Agreement and approval of the Merger, the effect of an abstention and the effect of a non-vote are the same as that of a vote against the proposal.

    Certain executive officers, directors and principal shareholders of TLI (who
as of the Record Date owned in the aggregate approximately     % of the
outstanding shares of TLI Common Stock) have entered into agreements with SVG which obligates each such holder to vote all shares of TLI Common Stock held by such holder in favor of the proposal to approve and adopt the Reorganization Agreement and approve the Merger.

PROXIES

    Each of the persons named in the proxy is an officer of TLI. All shares of TLI Common Stock that are entitled to vote and are represented at the TLI Shareholders Meeting by properly executed proxies received prior to or at the TLI Shareholders Meeting and not duly and timely revoked will be voted at the TLI Shareholders Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted to approve and adopt the Reorganization Agreement and to approve the Merger.

    Execution of a proxy does not in any way affect a shareholder's right to attend the meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivering a written revocation or a later-dated proxy to the Secretary of TLI, or by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to TLI at 3900 Lakeside Drive, Richmond, California 94806, Attention: Secretary, or hand-delivered to the Secretary of TLI, in each case at or before the taking of the vote at the TLI Shareholders Meeting.

SOLICITATION OF PROXIES; EXPENSES

    All costs of solicitation of proxies will be borne by TLI. Brokers, custodians and fiduciaries will be requested to forward proxy solicitation material to the owners of stock held in their names, and TLI will reimburse them for their reasonable out-of-pocket costs. In addition, proxies may also be solicited by directors, officers and employees of TLI personally or by mail, telephone or telegraph following the original solicitation. Such persons will not receive additional compensation for such solicitation. TLI's expenses for soliciting the proxies is estimated at $6,000.

RECOMMENDATION OF TLI BOARD OF DIRECTORS

    The TLI Board has unanimously approved the Reorganization Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, TLI and its shareholders. THE TLI BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

    OTHER THAN STATEMENTS OF HISTORICAL FACT, THE STATEMENTS MADE IN THIS SECTION, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

SVG'S REASONS FOR THE MERGER

    The Board of Directors of SVG has identified several benefits of the Merger, including the following:

    - SVG believes that by virtue of this acquisition it will be able to enhance its precision optics manufacturing technological capability. The Merger is synergistic because the combination of TLI's core competence in computer controlled polishing technology and SVG's metrology technology will enable improved repeatability and potentially a reduction in cycles of precision lens polishing.

    - The Merger of TLI will allow SVG to increase its capacity to produce precision spherical optical components, in addition to aspherical lenses for its photolithography division, which constitute a critical component of projection optics used in substantially all of SVG's step and scan photolithography products.

    - The Merger is of strategic importance to SVG because it enables SVG to bring in-house the expertise of what it believes to be the best source for aspherical lenses, thereby limiting SVG's dependence on outside suppliers. Aspherical lenses are a critical component of SVG's step and scan photolithography products.

    - SVG believes that extreme ultra violet ("Extreme UV") has the potential to be a major factor in future generations of photolithography technology. TLI's precision optics technology and know-how makes it particularly qualified for the development of such technology.

TLI'S REASONS FOR THE MERGER

    The TLI Board believes that the Merger is fair to and in the best interests of TLI and its shareholders, and the TLI Board has unanimously approved the Reorganization Agreement and the Merger. The following are among the reasons the TLI Board believes the Merger will be beneficial to TLI and its shareholders:

    - The Merger is expected to provide TLI's shareholders with SVG Common Stock, in a tax-free exchange, at a significant premium over the market price for shares of TLI Common Stock prevailing prior to the public announcement of the Merger.

    - The Merger is expected to provide TLI's shareholders with greater liquidity in respect of their investment since the market for SVG's Common Stock is significantly larger and has historically been much more active than the market for TLI's Common Stock.

    - The Merger is expected to provide TLI with greater resources with which to develop and expand its manufacturing capabilities and technology.

    - The Merger is expected to provide TLI with additional technological and other support from SVG in TLI's capacity as a wholly-owned subsidiary of SVG.

    In addition to the factors set forth above, in the course of its deliberations concerning the Merger, the TLI Board consulted with TLI's legal advisors as well as TLI's management, and reviewed a number of other factors relevant to the Merger, including (i) reports from management and legal advisors on specific terms of the Reorganization Agreement and ancillary transaction agreements referred to in the Reorganization Agreement; (ii) information concerning the financial performance, business operations and prospects of SVG presented at meetings of the TLI Board, including among other things, SVG's recent and historical stock and earnings performance; (iii) TLI's understanding that TLI would operate as a wholly-owned subsidiary of SVG after the Merger, with sufficient independence to continue to implement its business strategy; (iv) TLI's belief that the management styles and corporate cultures of the two companies would be complementary; (v) the expected tax and accounting treatment of the Merger; (vi) TLI's assessment of the financial fairness of the Exchange Ratio to the holders of TLI Common Stock; and (vii) the fact that the Reorganization Agreement would permit the TLI Board to terminate the agreement under certain circumstances.

    The TLI Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including (i) the possibility of management disruption associated with the Merger and the risk that key technical and management personnel of TLI might not continue with TLI; (ii) the risks associated with obtaining necessary approvals of the Merger and the possibility that the Merger may not be consummated even if approved by TLI's shareholders;
(iii) the possibility that the Merger might adversely affect TLI's relationship with certain of its customers; (iv) the possibility of a decline in the value of SVG Common Stock; and (v) the risk that the potential benefits of the Merger might not be realized. The TLI Board concluded, however, that the benefits of the transaction to TLI and its shareholders outweighed the risks associated with the foregoing factors. In considering the Merger, the TLI Board also concluded that, in order to minimize certain risks, TLI should continue to focus on its current business and support its existing customer base while expanding its manufacturing capabilities on the West Coast to fabricate microlithography optics.

    The foregoing discussion of the information and factors considered by the TLI Board in connection with its evaluation of the Merger is not intended to be exhaustive but is intended to include all of the material factors considered by the directors. In view of the wide variety of factors considered by the TLI Board, the TLI Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

RECOMMENDATION OF TLI'S BOARD OF DIRECTORS

    AT A SPECIAL MEETING OF THE TLI BOARD HELD ON SEPTEMBER 9, 1997, THE TLI BOARD UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF TLI AND ITS SHAREHOLDERS, UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDED APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER BY TLI'S SHAREHOLDERS.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

    SVG and TLI have had a commercial relationship since November 22, 1994, when TLI began supplying aspherical lenses to SVG for use in SVG's photolithography products pursuant to a purchase order issued by SVG.

    On February 26, 1997, Robert Richardson, Corporate Vice President, New Business Development of SVG, and Boris Lipkin, Corporate Vice President, Human Resources and Procurement of SVG met with Robert Aronno, President and Chief Executive Officer of TLI, at TLI's Richmond, California facility, to discuss TLI's then current optics supply agreement with SVG and an expansion of the business relationship to include technology transfer and spherical lens manufacturing.

    On March 25, 1997, Mr. Richardson and Mr. Aronno met at SVG's offices in San Jose, California to further discuss the expansion of the optics supply arrangement and other possible business arrangements. At this meeting, Mr. Aronno disclosed to Mr. Richardson that a third party, a customer of TLI, was negotiating to purchase a minority stake in TLI. After discussing the implications of such an investment in TLI on SVG's relationship with TLI, Mr. Richardson indicated that SVG might be interested in pursuing an equity transaction with TLI. Mr. Richardson indicated that, if TLI were interested, Mr. Richardson would pursue the possibility of an SVG investment in TLI with SVG's management. Mr. Aronno indicated that the TLI Board would be willing to consider a proposal from SVG.

    After a number of internal meetings among management at SVG to discuss a possible transaction with TLI, Mr. Richardson and Papken Der Torossian, Chief Executive Officer and Chairman of the Board of Directors of SVG, held a telephone conference on April 11, 1997 with Mr. Aronno. During this discussion, the prospect of a purchase by SVG of all of the outstanding stock of TLI was raised for the first time. The parties also discussed possible structures for such a transaction.

    On April 24, 1997, Mr. Richardson and Mr. Aronno held a telephone conference in which Mr. Aronno verbally provided a general overview of TLI's business for the next succeeding two fiscal years.

    On May 12, 1997, Mr. Richardson and Russell Weinstock, Vice President and Chief Financial Officer of SVG, met with Mr. Aronno at TLI's offices in Richmond, California. At this meeting, Mr. Aronno gave Messrs. Richardson and Weinstock a tour of TLI's Richmond, California facility. The parties then further discussed TLI's business operations and the possibility of an agreement to negotiate with SVG exclusively.

    On May 27, 1997, Mr. Richardson and Subrata Chatterji, Corporate Manager, Business Development of SVG, met with Mr. Aronno to discuss the terms of a confidentiality agreement, a draft of which had been previously provided to TLI as the basis for the exchange of additional information in connection with a possible transaction between SVG and TLI. SVG informed TLI at this meeting that, as part of the confidentiality agreement, a standstill agreement would be required before negotiations proceeded further.

    On June 2, 1997, Mr. Richardson and Mr. Aronno met at the Holiday Inn in Milpitas to review the confidentiality agreement.

    On June 3, 1997, the parties entered into the confidentiality agreement which provided for, among other things, TLI's agreement not to solicit or entertain alternative proposals to acquire or invest in TLI for a period of 75 days.

    On June 4, 1997, Messrs. Richardson and Chatterji and Mr. Aronno met at SVG's offices in San Jose, California. The parties discussed TLI's key employees, the nature and extent of TLI's outstanding stock options and the capitalization of TLI generally, including the concentration of stock ownership. The parties also reviewed the financial data supplied by TLI and discussed various customers of TLI.

    On June 5, 1997, the discussions of the prior day were continued telephonically. During this phone conference, the parties discussed for the first time the possible range of values for an acquisition, SVG's desire to obtain voting agreements from certain key shareholders of TLI and SVG's desire for an escrow of a portion of the consideration payable in the transaction.

    On June 13, 1997, SVG delivered to TLI a non-binding term sheet setting out the proposed terms of an acquisition of all of the outstanding stock of TLI, with the exception of an exchange ratio for the exchange of TLI Common Stock into SVG Common Stock.

    From June 13, 1997 through September 2, 1997, SVG conducted a due diligence review of TLI's operations, material contracts, corporate records and facilities.

    On June 20, SVG delivered to TLI its initial draft Reorganization Agreement, which draft omitted an exchange ratio for the exchange of TLI stock into SVG stock, which was still under negotiation.

    On June 27, 1997, Messrs. Richardson, Weinstock and Chatterji met with Mr. Aronno to negotiate the terms of the Reorganization Agreement. Among the issues discussed were the assumption of outstanding TLI options, the size of the proposed break-up fee, whether a meeting of TLI's shareholders would have to be called by TLI if a Superior Proposal (as defined in the Reorganization Agreement) were received by TLI, certain of the representations and warranties being requested by either party and various due diligence issues.

    On June 30, 1997, Mr. Weinstock and Mr. Aronno held a telephone discussion on certain open issues, including the break-up fee and whether or not SVG would be entitled to an option to acquire up to 20% of TLI Common Stock in the event the Merger was not consummated.

    On July 9, 1997, Messrs. Richardson and Chatterji met with Mr. Aronno at SVG's offices in San Jose to review TLI's preliminary second quarter financial statements.

    From July 16 through July 18, 1997, representatives of SVG's photolithography division, SVGL, met with Mr. Aronno and certain operations personnel from TLI to conduct a preliminary review of TLI's optics manufacturing technology, metrology capability and human and physical resources.

    On July 28, 1997, Mr. Ken Clark, Director of Risk Management for SVG, met with Mr. Aronno and Stephen Hertzog, Quality Assurance Manager of TLI, to conduct an environmental due diligence review of TLI's facilities in Richmond, California. On July 30, 1997, Mr. Clark conducted an environmental review of Century's operations in Burbank, California with William Turner, General Manager of Century. As a result of such review, SVG engaged an environmental consulting firm to conduct additional environmental due diligence, including soil and ambient air testing.

    On August 5, 1997, Debra Young, Director of Accounting of SVG met with Mr. Aronno and Bruce Layne, Controller of TLI, to review TLI's financial and accounting records.

    On August 6, 1997, Ms. Young met with Mr. Turner of Century to review the financial and accounting records relating to Century's business.

    On August 8, 1997, Messrs. Richardson and Weinstock conducted a telephone conference with Mr. Aronno to discuss the valuation of TLI and what would be an acceptable exchange ratio to SVG based on its financial due diligence conducted to date.

    On August 12, 13 and 14, 1997, James McClay, Vice President of Optical Operations, Edward Kelley, Manager of Optical Fabrication and Thomas Fahey, Manager Subcontract-Optical, of SVG met with Mr. Aronno and Daniel Bajuk, Executive Vice President of TLI, to discuss TLI's manufacturing capacity and certain technical aspects of TLI's manufacturing processes.

    On August 14, 1997, Mr. McClay and Mr. Turner met in Burbank to conduct technical due diligence of Century's business operations.

    On August 17, 1997, the exclusivity period provided in the confidentiality agreement expired. TLI declined SVG's request for an extension of the exclusivity period requested by Mr. Richardson in a telephone conversation with Mr. Aronno on this date.

    On August 18, 1997, Mr. Richardson and Mr. Turner met in Burbank to discuss Century's business operations.

    On August 26, 1997, a conference call was held between Messrs. Richardson and Chatterji and Mr. Aronno as well as their respective legal counsel to discuss certain environmental due diligence issues relating to TLI's Richmond facility.

    On September 2, 1997, Mr. Clark and a representative of SVG's environmental consultant met at Tinsley's Richmond facility to conclude the environmental review of TLI's facilities.

    On September 5, 1997, Messrs. Richardson and Clark apprised Mr. Aronno about the preliminary findings of the SVG's environmental consulting firm. The preliminary findings revealed no significant environmental issues.

    From September 2 through September 8, 1997, representatives of SVG and TLI conducted final negotiations on the remaining unresolved issues. On the morning of September 9, 1997, the parties agreed to an exchange ratio and, having resolved all remaining issues, exchanged signature pages to the Reorganization Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the TLI Board with respect to the Reorganization Agreement and the Merger, holders of shares of TLI Common Stock should be aware that certain executive officers of TLI have certain interests in the Merger that are in addition to the interests of holders of TLI Common Stock generally. In particular, certain of TLI's executive officers are expected to enter into employment agreements following the Merger. The TLI Board has considered these interests, among other matters, in approving the Reorganization Agreement and the Merger.

    STOCK OPTIONS

    At the Effective Time, each outstanding option issued pursuant to TLI's 1993 Incentive Stock Option Plan (the "ISO Plan") and all nonqualified stock options then outstanding will be assumed by SVG. Each option so assumed will continue to have, and be subject to, the same terms and conditions set forth in the ISO Plan and/or the stock option agreement by which it is evidenced, except that each option will be or become exercisable for SVG Common Stock rather than TLI Common Stock. See "Terms of the Merger-- Treatment of Employee Equity Benefit Plans." As of the Record Date, certain executive officers and directors of TLI owned
outstanding options to purchase up to an aggregate of         shares of TLI
Common Stock. The exercise prices for such options range between $2.75 and $3.50 per share.

    INDEMNIFICATION AND INSURANCE

    Pursuant to the Reorganization Agreement, SVG has agreed that, after the Effective Time, it will cause the Surviving Corporation to fulfill and honor in all respects the obligations of TLI pursuant to any indemnification agreement between TLI and each person who is or was a director or officer of TLI or any of its subsidiaries and any indemnification provisions of TLI's Articles of Incorporation or Bylaws in effect on the date of the Reorganization Agreement. See "Terms of the Merger--Indemnification and Insurance."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material federal income tax considerations relevant to the conversion of shares of TLI Common Stock into shares of SVG Common Stock pursuant to the Merger that are generally applicable to holders of TLI Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to SVG, TLI or TLI's shareholders as described herein.

    TLI shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular TLI shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their TLI Common Stock as capital assets or who acquired their shares in connection with stock option plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of TLI Common Stock are acquired or shares of SVG Common Stock are disposed of, or the tax consequences of the assumption by SVG of the TLI options. Accordingly, TLI SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    The Merger is intended to constitute a "reorganization" within the meaning of the Code (a "Reorganization"), in which case, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

    (a) No gain or loss will be recognized by holders of TLI Common Stock upon their receipt in the Merger of shares of SVG Common Stock except to the extent of cash received in lieu of fractional shares.

    (b) The aggregate tax basis of the SVG Common Stock received by TLI shareholders in the Merger (including any fractional shares not actually received) will be the same as the aggregate tax basis of the TLI Common Stock converted pursuant to the Merger.

    (c) The holding period of the SVG Common Stock received by each TLI shareholder in the Merger will include the period for which the TLI Common Stock surrendered in exchange therefor was considered to be held, provided that the TLI Common Stock so surrendered is held as a capital asset at the time of the Merger.

    (d) A shareholder who exercises dissenters' rights with respect to a share of TLI Common Stock and receives payment for such share in cash will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of TLI Common Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of SVG Common Stock (either actually or constructively within the meaning of Section 318 of the Code). If, however, a shareholder's sale for cash of TLI Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received.

    (e) Cash payments in lieu of a fractional share will be treated as if a fractional share of SVG Common Stock had been issued in the Merger and then redeemed by SVG. A TLI shareholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such shareholder's basis in the fractional share and the amount of cash received.

    (f) Neither SVG nor TLI will recognize any gain solely as a result of the Merger.

    The parties are not requesting a ruling from the Internal Revenue Service ("IRS") in connection with the Merger. The obligations of each of SVG and TLI to effect the Merger are contingent on receipt of an opinion from their respective counsel (Wilson Sonsini Goodrich & Rosati, P.C. and Clark & Trevithick, respectively), to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions, which are collectively referred to herein as the "Tax Opinions," will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by SVG, Merger Sub and TLI, including representations in certificates delivered to counsel by the respective managements of SVG, Merger Sub and TLI. Of particular importance are those assumptions and representations relating to the "continuity of interest" requirement.

    To satisfy the continuity of interest requirement, TLI shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their TLI Common Stock in anticipation of the Merger or (ii) the SVG Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that TLI shareholders, as a group, would no longer have a significant equity interest in the TLI business being conducted after the Merger. TLI shareholders will generally be regarded as having a significant equity interest as long as the number of shares of SVG Common Stock received in the Merger less the number of shares subject to planned dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the TLI shareholders in the Merger. No assurance can be made that the continuity of interest requirement will be satisfied, and if such requirement is not satisfied, that the Merger would not be treated as a Reorganization. The Tax Opinions rely in part on representations from SVG and TLI relating to the continuity of interest requirement.

    A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure to satisfy the continuity of interest requirement or otherwise) would result in TLI shareholders recognizing taxable gain or loss with respect to each share of TLI Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the SVG Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the SVG Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

GOVERNMENTAL AND REGULATORY MATTERS

    Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given to the FTC or the Antitrust Division and the specified waiting period has expired or terminated early. The notifications required under the HSR Act have been furnished to the FTC and the Antitrust Division and the specified waiting period under the HSR Act for the Merger is expected to expire on November 13, 1997, assuming no request for further information from either the FTC or the Antitrust Division is received. At any time before or after consummation of the Merger, and notwithstanding the expiration of the applicable waiting periods under the HSR Act, the Antitrust Division, the FTC or any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of TLI or businesses of SVG or TLI by SVG. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

    Based on information available to them, SVG and TLI believe that the Merger will be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, SVG and TLI would prevail.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. This accounting method would permit the recorded assets and liabilities of TLI to be carried forward to the consolidated financial statements of SVG at their recorded historical amounts. Consummation of the Merger is conditioned upon (i) receipt by SVG of a letter from its independent auditors dated the Closing Date to the effect that such auditors concur with SVG management's conclusion that pooling of interests accounting for the Merger is appropriate and (ii) receipt by TLI of a letter from its independent auditors dated on the Closing Date to the effect that such auditors concur with TLI management's conclusion that no conditions exist relating to TLI that would preclude SVG from accounting for the Merger as a pooling of interests.

RIGHTS OF DISSENTING SHAREHOLDERS

    If the Merger is consummated, holders of TLI Common Stock who have properly exercised dissenters' rights in connection with the Merger under Sections 1300-1312 ("Chapter 13") of the CGCL will have the right to receive such consideration as may be determined to be due with respect to Dissenting Shares (as defined below) pursuant to the laws of the State of California, so long as demands for such consideration are properly filed at or before the TLI Shareholders Meeting with respect to 5% or more of the outstanding shares of TLI Common Stock.

    The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions, and TLI shareholders are urged to read the full text of Chapter 13, a copy of which is attached to this Proxy Statement/Prospectus as Annex B.

    If the Merger is approved by the required vote of the holders of TLI Common Stock and is not abandoned or terminated, each holder of shares of TLI Common Stock who votes against the Merger and who follows the procedures set forth in Chapter 13 will be entitled to have his or her shares of TLI Common Stock purchased by TLI for cash at their fair market value, so long as demands for such consideration are properly filed at or before the TLI Shareholders Meeting with respect to 5% or more of the outstanding shares of TLI Common Stock. The fair market value of shares of TLI Common Stock will be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation resulting as a consequence of the Merger, but adjusted for any stock split, reverse stock split or share dividend that becomes effective thereafter. The shares of TLI Common Stock with respect to which holders have perfected their purchase demand in accordance with Chapter 13 and have not effectively withdrawn or lost such rights are referred to as the "Dissenting Shares."

    Within 10 days after approval of the Merger by TLI's shareholders, TLI must, if demands for appraisal have been properly filed by the holders of 5% or more of the outstanding shares of TLI Common Stock, mail a notice of such approval (the "Approval Notice") to all shareholders who have voted against the approval of the Merger and followed the procedures set forth in Chapter 13, together with a statement of the price determined by TLI to represent the fair market value of the applicable Dissenting Shares (determined in accordance with the immediately preceding paragraph), a brief description of the procedures to be followed in order for the shareholder to pursue his or her dissenters' rights, and a copy of Sections 1300-1304 of the CGCL. The statement of price by TLI constitutes an offer by TLI to purchase all Dissenting Shares at the stated amount.

    A shareholder of TLI electing to exercise dissenters' rights must, within the time period provided in Section 1301(b) of the CGCL, demand in writing from TLI the purchase of his or her shares of TLI Common Stock and payment to the shareholder at their fair market value. A holder who elects to exercise dissenters' rights should mail or deliver his or her written demand to TLI at 3900 Lakeside Drive, Richmond, California 94086, Attention: Secretary. The demand should specify the holder's name and mailing address and the number of shares of TLI Common Stock held of record by such shareholder and state that such holder is demanding purchase of his or her shares and payment of their fair market value, and must also contain a statement as to what the shareholder claims to be the fair market value of such shares as of the day before the first announcement of the terms of the proposed Merger. Such statement of the fair market value of the shares of TLI Common Stock constitutes an offer by the shareholder to sell the Dissenting Shares held by such shareholder at that price.

    Within the time period provided in Section 1302 of the CGCL, the shareholder must also submit the certificates representing the Dissenting Shares to TLI for endorsement as Dissenting Shares.

    If TLI and the TLI shareholder agree that the shares are Dissenting Shares and agree upon the purchase price of the shares, the dissenting shareholder is entitled to the agreed-upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the Dissenting Shares must be made within 30 days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the Merger are satisfied, and is subject to surrender to TLI of the certificates representing the Dissenting Shares.

    If TLI denies that the shares are Dissenting Shares or if TLI and the shareholder fail to agree upon the fair market value of the shares of TLI Common Stock, then within the time period provided in Section 1304(a) of the CGCL, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the Reorganization Agreement may file a complaint in the superior court of the proper county requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of such holder's shares of TLI Common Stock or both, or may intervene in any pending action brought by any other TLI shareholder. If the fair market value of the Dissenting Shares is at issue, the court may appoint one or more impartial appraisers to determine the fair market value of such Dissenting Shares.

    Except as expressly limited by Chapter 13 of the CGCL, holders of Dissenting Shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A holder of Dissenting Shares may not withdraw a demand for payment unless TLI consents thereto.

    Dissenting Shares lose their status as Dissenting Shares, and dissenting shareholders cease to be entitled to require TLI to purchase their Shares if:
(a) the Merger is abandoned; (b) the shares are transferred prior to their submission to TLI for the required endorsement; (c) the dissenting shareholder and TLI do not agree upon the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither TLI nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the Approval Notice; or (d) with TLI's consent, the holder delivers to TLI a written withdrawal of such holder's demand for purchase of his or her shares.

    TLI SHAREHOLDERS WILL HAVE NO APPRAISAL RIGHTS UNLESS DEMANDS FOR APPRAISAL AND PAYMENT ARE RECEIVED AT OR PRIOR TO THE DATE OF THE TLI SHAREHOLDERS MEETING FROM HOLDERS OF 5% OR MORE OF THE OUTSTANDING SHARES OF TLI COMMON STOCK.

    All officers and directors of TLI have agreed not to exercise dissenters' rights with respect to the Merger.

                    TLI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1997 AND 1996

    NET SALES. TLI's net sales for the six months ended June 30, 1997 were $10,540,000, an increase of $2,388,000 or 29% from $8,152,000 for the six months ended June 30, 1996. The increase in net sales was primarily due to increased revenues related to TLI's commercial products.

    BACKLOG. Due to variations in the magnitude and duration of orders received by TLI, and because TLI's contracts may be canceled or rescheduled by its customers without significant penalties, TLI's backlog at any particular date may not be a meaningful indicator of future financial results. TLI's backlog at June 30, 1997 was $13,280,000, an increase of 20% over the backlog of $11,025,000 at June 30, 1996. The higher 1997 backlog was due to increased customer orders of microlithography products and government related business.

    GROSS MARGIN. During the six months ended June 30, 1997, gross margin was 36% compared to 32% during the six months ended June 30, 1996. The increase in gross margin was principally the result of increased sales of commercial products which typically have had higher margins than TLI's government related sales.

    SELLING, ADMINISTRATIVE, AND RESEARCH AND DEVELOPMENT EXPENSES
("SAR&D"). For the first half of 1997, SAR&D was $2,189,000 (21% of net sales) compared to $1,884,000 (23% of net sales) in the first six months of 1996. Such increase in SAR&D was primarily due to increased marketing and other administrative expenses necessary to support the current level of operations. Compared to the year-earlier period, the decrease in 1997 SAR&D as a percentage of net sales was primarily the result of the increase in sales.

    PROVISION FOR INCOME TAXES. For the first half of 1997, the provision for income taxes reflected an effective tax rate of 41.8%, compared to 38.3% for the year ended December 29, 1996. TLI's effective tax rate approximates the statutory federal and state rates adjusted for non-deductible goodwill offset by non-taxable income related to TLI's Foreign Sales Corporation (the "FSC").

    NET INCOME. TLI had net income of $855,000, or $0.49 per share, for the six months ended June 30, 1997 compared to $330,000, or $0.21 per share, for the six months ended June 30, 1996.

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 29, 1996 AND DECEMBER 31, 1995

    NET SALES. TLI's net sales for 1996 were $17,408,000, a 33% increase over net sales of $13,109,000 in 1995. Increased shipments of both microlithography products introduced in 1995 and newly introduced cinematography products combined with increased government related sales were the primary reasons for the higher 1996 net sales.

    BACKLOG. TLI's backlog at the end of 1996 was $10,300,000, which was an increase of 16% over the backlog of $8,885,000 at the end of 1995. Increased customer orders of commercial products and microlithography accounted for the year to year increase.

    GROSS MARGIN. TLI's gross margin for both 1996 and 1995 was 31%. The level gross margins reflected the favorable effect of increased sales, offset by inefficiencies related to increasing the production volume of certain microlithography products in 1996.

    SELLING, ADMINISTRATIVE, AND RESEARCH AND DEVELOPMENT EXPENSES. For 1996, SAR&D was $3,539,000 (20% of net sales) compared to $3,423,000 (26% of net sales) in 1995. From year to year, all of the major components of SAR&D were substantially level in absolute dollar terms. The decrease in SAR&D as a percent of net sales was primarily the result of higher 1996 sales.

    INTEREST EXPENSE. During 1996, interest expense was $215,000 compared to $179,000 in 1995. The year to year increase in interest expense was the result of a note payable related to the March 1996 purchase of land for future manufacturing expansion.

    PROVISION FOR INCOME TAXES. The 1996 provision for income taxes reflected an effective tax rate of 38.3% in 1996 compared to 44.0% in 1995. TLI's effective tax rate approximates the statutory federal and state rates adjusted for non-deductible goodwill offset by non-taxable income related to TLI's FSC.

    NET INCOME. TLI had net income of $879,000, or $0.53 per share, for 1996 compared to $122,000, or $0.08 per share, for 1995.

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 25, 1994

    NET SALES. During 1995, net sales were $13,109,000 compared to $12,969,000 in fiscal 1994. Increased sales of certain commercial products were offset in part by lower government related sales.

    BACKLOG. TLI's backlog at the end of 1995 was $8,885,000, which was an increase of 122% over the backlog of $4,002,000 at the end of 1994. The year to year increase in backlog was attributable to increasing orders of cinematography and microlithography products from both new and existing customers.

    GROSS MARGIN. Gross margin for 1995 was 31%, up from 30% in 1994. The increase in gross margin over the preceding year was primarily the result of increased sales of commercial products, which typically have higher margins than TLI's government related sales.

    SELLING, ADMINISTRATIVE, AND RESEARCH AND DEVELOPMENT EXPENSES. For 1995 SAR&D was $3,423,000 (26% of net sales) compared to $3,070,000 (24% of net sales) in 1994. In comparison to the preceding year, the increase in SAR&D, both in absolute dollars and as a percentage of net sales, was primarily the result of certain expenses incurred at the inception of certain executive deferred compensation agreements and increased employee recruiting and other personnel-related costs.

    OTHER INCOME. During 1995, other income, which consists of the net effect of non-operating income and expense items, was $21,000 in 1995, down from $156,000 in 1994. The year to year decrease was principally due to the receipt of non-recurring proceeds from a key-man life insurance policy.

    INTEREST EXPENSE. TLI had interest expense of $179,000 and $216,000 in 1995 and 1994, respectively. The decrease was due to a lower outstanding debt balance during 1995.

    PROVISION FOR INCOME TAXES. The 1995 provision for income taxes reflected an effective tax rate of 44.0% compared to 41.5% in 1994. TLI's effective tax rate approximates the statutory federal and state rates adjusted for non-deductible goodwill offset by non-taxable income related to TLI's FSC.

    NET INCOME. TLI had net income of $122,000, or $0.08 per share for 1995 compared to $346,000, or $0.23 per share for 1994.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 1997, cash and cash equivalents were $379,000, a decrease of $567,000 from cash and cash equivalents of $946,000 at December 29, 1996. The decrease in cash and cash equivalents was primarily due to purchases of fixed assets and payments of long-term debt, offset in part by cash provided by operating activities and additional bank borrowings.

    TLI has a $1.2 million bank revolving line of credit (the "Bank Line") which was amended on October 14, 1997. The Bank Line bears interest at the bank's prime rate plus 1% and expires on April 30, 1998. At September 30, 1997 TLI had $250,000 outstanding under the Bank Line. During 1997, the Company renewed its bank line of credit, which expired on April 30, 1997, and increased available borrowings from $1,000,000 to $1,200,000. The line of credit is secured by the Company's current and future assets. Borrowings under this line of credit bears interest at a variable rate of prime plus 1% per annum. The line of credit, which expires on April 30, 1998, requires the Company to meet various financial covenants. The Company was not in compliance with certain financial covenants as of June 30, 1997. The Company received a waiver from the bank for these covenants as of June 30, 1997. Subsequent to June 30, 1997, the bank amended the line of credit to reduce the requirement of certain financial covenants.

    TLI is currently negotiating with a manufacturer of cinematographic equipment located in the United Kingdom to purchase assets intended to complement Century's optical lense business. The cost to TLI to purchase and finance the ongoing operation could require TLI to obtain third party financing if the Merger is not consummated.

    On April 1, 1998, TLI is obligated to repay in full a $750,000 note payable related to the 1996 purchase of land and a building.

    At October 10, 1997, TLI estimates that it will require an additional $700,000 in capital expenditures for use in the ordinary course of its business over the twelve months ended September 30, 1998.

    At September 30, 1997, TLI had cash of approximately $146,000. On October 15, 1997, TLI made an additional $150,000 draw on the Bank Line and had $800,000 of available credit remaining. TLI believes that it has adequate working capital and available bank credit to sustain operations, provide for the expansion of its business and fulfill its obligations under the LOI for at least the next twelve months.

                                    BUSINESS

GENERAL

    TLI designs, manufactures and sells precision optical components, assemblies and systems to customers in a variety of industries and research endeavors. TLI believes that it is an industry leader in the fabrication of precision aspheric lenses and mirrors. Aspheric lenses, which typically perform the tasks of a number of optical surfaces, permit the design of compact optical systems and assemblies which are especially desirable where space and weight are important factors.

    Through Century, its wholly owned subsidiary, TLI also designs, manufactures, sells and distributes high-quality lenses and related accessories to cinematographers, videographers and film and video rental equipment companies for use in their cameras and cinematography equipment.

    TLI's precision optical components, assemblies and systems are used in a variety of applications. Such products are generally designed and produced to meet the customers' specifications as opposed to Century's proprietary products which are sold in the general commercial market. Among other things, TLI's precision optical components, assemblies and systems and aspheric lenses and mirrors are utilized: (i) in microlithography processing equipment; (ii) in tooling used by manufacturers of color television tubes; (iii) in advanced avionics, pilot training and forward-looking target acquisition and simulation equipment in high performance and reconnaissance aircraft; (iv) in laser fusion research; and (v) in large-scale telescopes.

    Within the last year, TLI has also begun to realize increasing revenues from its activities pursuant to a joint sponsored research agreement with a consortium of three other United States governmental and private industrial organizations. The consortium was organized to develop ultra-precision optics manufacturing and systems technologies needed by the United States semiconductor industry to produce future generations of semiconductor wafers and by the United States government for the future exploration of space. The consortium includes SEMATECH, Inc., NASA's Goddard Space Flight Center and a subsidiary of SVG. The joint sponsored research agreement among the members of such consortium is being coordinated and largely funded by SEMATECH, Inc.

GOVERNMENT SALES

    Sales to agencies of the United States government by TLI are made primarily through subcontracts with prime contractors. In fiscal 1996, such sales by TLI were approximately $5,405,000 compared to approximately $3,901,000 in fiscal 1995 and $5,819,000 in fiscal 1994. In the first six months of 1997, such sales were $1,630,000 compared to $1,665,000 for the first six months of 1996.

MARKETING

    TLI's domestic sales and certain foreign sales are handled directly by its in-house sales staff. TLI's domestic customers are distributed throughout the United States market. Century sells directly and through dealers and distributors throughout the United States and international markets.

MAJOR CUSTOMERS

    Due to the highly specialized nature of TLI's business, a few customers, including certain government agencies, have historically accounted for an important percentage of its sales. These major customers vary from year to year. In fiscal 1996, sales to five domestic customers (three in 1995 and four in 1994), none of which has any other material relationship with TLI, totaled approximately $4,717,000 ($3,111,000 and $4,041,000 in fiscal 1995 and fiscal
1994, respectively). In the first six months of 1997, such sales were $3,879,000 to six domestic customers compared to $2,550,000 to four domestic customers for the first six months of 1996. In fiscal 1996, and for the first six months of 1997, SVG accounted for $1,057,000 and $418,000 of TLI sales, respectively.

FOREIGN SALES

    TLI's revenues from sales to customers outside the United States in fiscal 1996 amounted to approximately 18% of total revenues as compared to approximately 19% in fiscal 1995 and 17% in fiscal 1994. In the first six months of 1997, such sales were $2,279,000, or 22% of total revenues, compared to $1,589,000, or 19%, for the first six months of 1996. (See note 9 to TLI's consolidated financial statements included herein.)

COMPETITION

    TLI has a number of present and potential competitors, most of which have greater financial, technological, and personnel resources as well as greater manufacturing and marketing capabilities than TLI. In addition, TLI competes in many instances with the internal development efforts of its current and prospective customers. TLI's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and/or performance characteristics. In order to compete effectively, TLI will be required to continue investing in research and process development and sales, marketing and service. There can be no assurance that TLI will be able to make the technological advances necessary to maintain its competitive position.

BACKLOG

    TLI's backlog at the end of fiscal 1996 was approximately $10,300,000, which was an increase of 16% over TLI's backlog of approximately $8,885,000 at the end of fiscal 1995 and approximately 157% above TLI's backlog of approximately $4,002,000 at the end of fiscal 1994. At the end of the first six months of 1997 and 1996, TLI's backlog was $13,280,000 and $11,025,000, respectively. Because of the variations in the magnitude and duration of orders received by TLI and because TLI's contracts may be canceled or rescheduled by the customer without significant penalty, TLI's backlog at any particular date may not be a meaningful indicator of future financial results.

RAW MATERIALS

    Certain of the raw materials, components and sub-systems that are required for TLI's business are obtained from a single source or a limited group of suppliers. The partial or complete loss of certain of these sources of suppliers could have a material adverse effect on TLI's results of operations and could damage certain of TLI's customer relationships.

PATENTS AND LICENSES

    As a general rule, TLI does not seek patent or process licenses from others. TLI believes that the success of its products depends generally on its proprietary technology, computer software, manufacturing skills and speed of response to sales opportunities.

RESEARCH AND DEVELOPMENT

    TLI's research and development expenditures decreased slightly in fiscal 1996 to approximately $349,000 from approximately $355,000 expended in fiscal 1995. In fiscal 1994, TLI expended approximately $383,000 for research and development. For the first six months of 1997 and 1996, TLI expended $220,000 and $205,000, respectively, on research and development. TLI's research and development program is principally dedicated to improvement of its design capability, aspheric process technology and computer controlled equipment. TLI has also continued to spend product development funds to expand Century's product lines.

EMPLOYEES

    TLI employed 113 people on a full-time basis at the end of fiscal 1996, as compared to 104 full-time people at the end of fiscal 1995 and 92 full-time people at the end of fiscal 1994. As of June 30, 1997, TLI employed 121 people on a full-time basis. None of TLI's employees is represented by a labor organization. TLI considers its relations with its employees to be satisfactory.

GOVERNMENT REGULATIONS AND ENVIRONMENTAL LAWS

    Compliance with existing or proposed governmental regulations and with federal, state and local environmental laws has not had any material effect on TLI's operations. TLI does not expect that continued compliance with such existing or proposed governmental regulations and laws will materially affect its capital expenditures, earnings or competitive position.

                        SECURITY OWNERSHIP OF MANAGEMENT
                       AND PRINCIPAL SHAREHOLDERS OF TLI

    The following table sets forth certain information regarding beneficial ownership of TLI Common Stock as of September 30, 1997 (except as otherwise noted) by (i) each director of TLI, (ii) TLI's Chief Executive Officer and each of the two other most highly compensated executive officers of TLI during the fiscal year ended December 29, 1996, (iii) all directors and executive officers of TLI as a group, and (iv) all those known by TLI to be beneficial owners of more than 5% of outstanding shares of TLI Common Stock. This table is based on information provided to TLI or filed with the SEC by TLI's directors, executive officers and principal shareholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                                                     PERCENTAGE OF
                                                                               NUMBER OF SHARES       OUTSTANDING
                                                                              BENEFICIALLY OWNED     COMMON STOCK
                             BENEFICIAL OWNER                                        (1)                 OWNED
---------------------------------------------------------------------------  --------------------  -----------------
5% SHAREHOLDERS

The Globus Family (2)
  201 Crandon Boulevard
  Key Biscayne, FL 33149...................................................          408,740                24.6%

Don H. and Jean E. Feathers (3)
  P.O. Box 2608
  Murphys, CA 95237........................................................          217,818                13.2%

Robert J. Aronno (4)(5)
  One Camelia Lane
  Lafayette, CA 94549......................................................          149,688                 8.9%

Athena Capital Management, Inc. (6)
  621 E. Germantown Pike, Suite 105
  Plymouth Valley, PA 19401................................................          143,490                 8.7%

Lauretta R. Feathers (7)
  P.O. Box 2608
  Murphys, CA 95237........................................................          117,000                 7.1%

EXECUTIVE OFFICERS AND DIRECTORS

Stephen E. Globus (4)(8)...................................................          408,740                24.6%

Robert J. Aronno (4)(5)....................................................          149,688                 8.9%

Daniel J. Bajuk (4)........................................................           63,820                 3.8%

Stephen L. Davenport (4)...................................................           14,000                 0.8%

Steven E. Manios (4).......................................................           10,000                 0.6%

All directors and executive officers as a group including the
  above-named persons (7 persons)..........................................          722,748                40.9%

------------------------

(1) The figures shown include the following numbers of shares that the named persons have the right to acquire pursuant to options exercisable within 60 days following September 30, 1997: Mr. Aronno, 27,000; Mr. Globus, 10,000; Mr. Bajuk, 39,700; and all directors and executive officers as a group, 113,300.

(2) These shares are deemed to be beneficially owned by Jane Globus and her three sons, Stephen E. Globus, Richard D. Globus and Ronald P. Globus (collectively the "Globus Family"), by virtue of shared voting power and shared dispositive power with respect to such shares.

(3) Includes 117,000 shares which are deemed to be owned by Mr. and Mrs. Feathers by virtue of their shared voting power and shared dispositive power with respect to such shares.

(4) Such person may be deemed to be a "control person" of TLI by virtue of his position as an executive officer of TLI and/or his beneficial ownership of shares of TLI Common Stock.

(5) Includes 58,500 shares which are deemed to be owned by Mr. Aronno by virtue of his shared voting power and shared dispositive power with respect to such shares.

(6) These shares are deemed to be owned by Athena Capital Management, Inc. because of such firm's shared voting and shared dispositive power with respect to such shares.

(7) An aggregate of 58,500 of these shares are deemed to be beneficially owned by Robert J. Aronno and all of such 117,000 shares are also deemed to be beneficially owned by Don H. and Jean E. Feathers by virtue of such persons' shared voting power and shared dispositive power with respect to such shares.

(8) These shares are deemed to be beneficially owned by the Globus Family (of which Mr. Globus is a member) by virtue of shared voting power and shared dispositive power with respect to such shares.

                              TERMS OF THE MERGER

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE REORGANIZATION AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOWEVER, THE FOLLOWING IS NOT A COMPLETE STATEMENT OF ALL PROVISIONS OF THE REORGANIZATION AGREEMENT AND RELATED AGREEMENTS. STATEMENTS MADE IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO THE TERMS OF THE REORGANIZATION AGREEMENT AND SUCH RELATED AGREEMENTS ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE REORGANIZATION AGREEMENT AND SUCH RELATED AGREEMENTS.

EFFECTIVE TIME

    Subject to the provisions of the Reorganization Agreement, SVG, TLI and Merger Sub shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of California law as soon as practicable on or after the Closing Date (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Articles of Merger, being the "Effective Time" of the Merger). The closing of the Merger (the "Closing") shall take place at the offices of SVG at a time and date to be specified by the parties within two business days after satisfaction or waiver of the conditions set forth in the Reorganization Agreement or at such other date, time and location as SVG, Merger Sub and TLI may agree. The Closing is currently
anticipated to occur on or about November   , 1997.

MANNER AND BASIS FOR CONVERTING SHARES

    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, TLI or the holders of any of the following securities, each share of TLI Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of TLI Common Stock owned by SVG, Merger Sub or any direct or indirect wholly-owned subsidiary of SVG or TLI) will be canceled and extinguished and automatically converted into 0.6594 of a share of SVG Common Stock. Each share of TLI Common Stock owned by SVG, Merger Sub or any direct or indirect wholly-owned subsidiary of SVG or TLI immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof.

    At the Effective Time, all options to purchase TLI Common Stock then outstanding (collectively, the "TLI Options") will be assumed by SVG. See "--Treatment of Employee Equity Benefit Plans." Each share of Common Stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

    The Exchange Ratio will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SVG Common Stock or TLI Common Stock), reorganization, recapitalization, reclassification or other like change with respect to SVG Common Stock or TLI Common Stock occurring or having a record date on or after the date of the Reorganization Agreement and prior to the Effective Time.

    Promptly after the Effective Time, SVG, acting through the Exchange Agent, will deliver to each holder of record of TLI Common Stock, as of the Effective Time, a letter of transmittal with instructions to be used by such holder in surrendering such certificates in exchange for certificates representing shares of SVG Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF TLI COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT, AND THEN ONLY IN ACCORDANCE WITH THE TERMS OF SUCH LETTER OF TRANSMITTAL.

TREATMENT OF EMPLOYEE EQUITY BENEFIT PLANS

    STOCK OPTIONS

    At the Effective Time, each outstanding TLI Option, whether or not exercisable, will be assumed by SVG and will continue to have, and be subject to, the same terms and conditions set forth in the ISO Plan and/or the stock option agreement by which it is evidenced (including, to the extent permissible, such options, except that each option will be or become exercisable for SVG Common Stock rather than TLI Common Stock. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger" for a discussion of certain options held by directors and executive officers.

    FORM S-8 FILING

    SVG has agreed to file with the SEC, as soon as reasonably practical after the Effective Time, a registration statement on Form S-8 to register shares of SVG Common Stock issuable as the result of the assumption of the TLI Options.

STOCK OWNERSHIP FOLLOWING THE MERGER

    Based upon the capitalization of TLI as of the close of business on the
Record Date, an aggregate of approximately         shares of Common Stock will
be issued to TLI shareholders in the Merger and SVG will assume options to
acquire up to approximately         additional shares of TLI Common Stock. Based
upon the number of shares of SVG Common Stock issued and outstanding as of October 14, 1997, and after giving effect to the issuance of SVG Common Stock as described in the previous sentence and the exercise of all options to purchase TLI Common Stock assumed by SVG, the former holders of TLI Common Stock and options to purchase TLI Common Stock would hold, and have voting power with
respect to, approximately     % of SVG's total issued and outstanding shares.
The foregoing numbers of shares and percentages are subject to change to reflect any changes in the capitalization of either SVG or TLI subsequent to the dates indicated and prior to the Effective Time, and there can be no assurance as to the actual capitalization of SVG or TLI at the Effective Time or SVG at any time following the Effective Time.

EFFECT OF THE MERGER

    Once the Merger is consummated, Merger Sub will cease to exist as a corporation and TLI will remain as the Surviving Corporation.

    Pursuant to the Reorganization Agreement, the Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Articles of Incorporation of the Surviving Corporation and the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation. The Board of Directors of the Surviving Corporation will consist of the directors who are serving as directors of Merger Sub immediately prior to the Effective Time. The officers of TLI immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their resignations or until their successors are duly appointed.

REPRESENTATIONS AND WARRANTIES

    Pursuant to the Reorganization Agreement, each of TLI, SVG and Merger Sub has made certain representations and warranties relating to its respective business and various other matters. None of such representations and warranties will survive the Merger.

CONDUCT OF TLI'S BUSINESS PRIOR TO THE MERGER

    Pursuant to the Reorganization Agreement, TLI has agreed that, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, subject to certain exceptions, and except to the extent that SVG consents in writing, TLI will carry on its business, in all material respects, in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its reasonable best efforts consistent with past practices and policies (i) to preserve intact its present business organization, (ii) to keep available the services of its present officers and employees, and (iii) to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.

    In addition, except as permitted by the terms of the Reorganization Agreement and subject to certain exceptions, until the earlier of the termination of the Reorganization Agreement pursuant to its terms or the Effective Time, TLI has agreed not to do any of the following or permit its subsidiaries to do any of the following without the prior written consent of
SVG:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date of the Reorganization Agreement and as previously disclosed in writing or made available to SVG, or adopt any new severance plan;

    (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to its intellectual property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

    (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

    (e) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

    (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of shares of TLI Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of the Reorganization Agreement;

    (g) Cause, permit or propose any amendments to any charter document or bylaw (or similar governing instruments of any subsidiaries);

    (h) Other than the specific transaction contemplated by the Cooke LOI, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of TLI or enter into any material joint ventures, strategic partnerships or alliances;

    (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of TLI, except in the ordinary course of business consistent with past practice;

    (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of TLI or guarantee any debt securities of others;

    (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

    (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

    (m) Make any grant of exclusive rights to any third party;

    (n) Take any action that would be reasonably likely to interfere with SVG's ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the foregoing provisions; or

    (o) Agree in writing or otherwise to take any of the foregoing actions.

NO SOLICITATION

    Under the terms of the Reorganization Agreement, TLI has agreed that, until the earlier of the Effective Time or termination of the Reorganization Agreement pursuant to its terms, TLI and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly (i) solicit or knowingly encourage submission of, any Acquisition Proposal (as defined below) by any person, entity or group (other than SVG and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning TLI or any of its subsidiaries to, or afford any access to the properties, books or records of TLI or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than SVG and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to TLI. An "Acquisition Proposal" means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving TLI or any of its subsidiaries (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of the Reorganization Agreement), (ii) sale by TLI of any shares of capital stock of TLI (including without limitation by way of a tender offer or an exchange offer) except as may be permitted by the Reorganization Agreement,
(iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of TLI (except for acquisitions in the market for passive investment purposes of not more than 15% of the then outstanding shares of capital stock of TLI only in circumstances where the person or group qualifies for filing a Schedule 13G report under the Exchange Act with respect thereto and is not and does not become obligated to file a Schedule 13D report under the Exchange Act), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Pursuant to the Reorganization Agreement, TLI further agreed to cease any and all activities, discussions or negotiations with any parties conducted prior to the date of the Reorganization Agreement with respect to any Acquisition Proposal. In addition, TLI has agreed that it will (i) notify SVG as promptly as practicable if it receives any Acquisition Proposal or written inquiry or any written request for information or access in connection with a potential Acquisition Proposal, and
(ii) as promptly as practicable notify SVG of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the foregoing, TLI has agreed that, from and after the date of the Reorganization Agreement until the earlier of the Effective Time or termination of the Reorganization Agreement pursuant to its terms, TLI and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than SVG); provided, however, that SVG and TLI have agreed that nothing contained in the Reorganization Agreement will prohibit TLI's Board of Directors from taking and disclosing to TLI's shareholders a position with respect to a tender or exchange offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

    Notwithstanding the foregoing, but subject to the restrictions on the conduct of TLI's business described above, prior to the Effective Time, TLI may, to the extent the TLI Board determines, in good faith, after consultation with outside legal counsel, that the TLI Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish non-public information and afford access to the properties, books or records of TLI, to any person, entity or group after such person, entity or group has delivered to TLI in writing, an unsolicited bona fide Acquisition Proposal which the TLI Board in its good faith reasonable judgment determines would result in a transaction more favorable than the Merger to the shareholders of TLI from a financial point of view (a "Superior Proposal"). In addition, in connection with a possible Acquisition Proposal, TLI may refer any third party to the provisions of the Reorganization Agreement described herein or make a copy of the provisions available to a third party. In the event TLI receives a Superior Proposal, nothing contained in the Reorganization Agreement will prevent the TLI Board from recommending such Superior Proposal to its shareholders, if the TLI Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law. In such case, the TLI Board may withdraw, modify or refrain from making its recommendation concerning the Merger, and, to the extent it does so, TLI may refrain from soliciting proxies to secure the vote of its shareholders as may otherwise be required by the Reorganization Agreement; provided, however, that TLI (i) shall provide SVG at least 48 hours prior notice of any TLI Board meeting at which the TLI Board is reasonably expected to consider a Superior Proposal, and (ii) shall not recommend to its shareholders a Superior Proposal for a period of not less than 5 business days after SVG's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing). In addition, notwithstanding anything to the contrary contained in the Reorganization Agreement, the TLI Board may withdraw or modify in a manner adverse to SVG the recommendation of the TLI Board regarding approval and adoption of the Reorganization Agreement and approval of the Merger to the extent that the TLI Board determines, in good faith, after consultation with outside legal counsel, that compliance with its fiduciary duties under applicable law would require it to do so. TLI has agreed not to provide any non-public information to a third party unless (i) TLI provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the existing non-disclosure agreement entered into by SVG and TLI in connection with the Merger, and (ii) such non-public information has been previously delivered to SVG.

CONDITIONS TO THE MERGER

    The respective obligations of each party to the Reorganization Agreement to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Reorganization Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of TLI; (ii) the SEC shall have declared effective the Registration Statement of which this Proxy Statement/Prospectus is a part and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC; (iii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and all waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early, (iv) SVG and TLI shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, P.C. and Clark & Trevithick, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn; provided, however, that, if the counsel to either SVG or TLI does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party, and (v) the shares of SVG Common Stock issuable to shareholders of TLI in the Merger and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq upon official notice of issuance.

    In addition, the obligation of TLI to consummate and effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
TLI: (i) the representations and warranties of SVG and Merger Sub contained in the Reorganization Agreement shall, subject to certain materiality thresholds, have been true and correct in all material respects on and as of the date of the Reorganization Agreement and such representations and warranties shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by the Reorganization Agreement and except in such cases where the failure to be so true and correct would not have a material adverse effect on SVG; (ii) SVG and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the Effective Time; and (iii) no material adverse event with respect to SVG shall have occurred since the date of the Reorganization Agreement.

    Further, the obligations of SVG and Merger Sub to consummate and effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by SVG: (i) the representations and warranties of TLI contained in the Reorganization Agreement shall, subject to certain materiality thresholds, have been true and correct in all material respects on and as of the date of the Reorganization Agreement and such representations and warranties shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by the Reorganization Agreement and except in such cases where the failure to be so true and correct would not have a material adverse effect on TLI; (ii) TLI shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it on or prior to the Effective Time; (iii) no material adverse event with respect to TLI shall have occurred since the date of the Reorganization Agreement; and (iv) SVG shall have received, a copy of a letter addressed to TLI, dated as of the Effective Time, in substance reasonably satisfactory to SVG (and which may contain customary qualifications and assumptions), to the effect that Ernst & Young LLP concurs with TLI management's conclusion that no conditions exist related to TLI that would preclude SVG from accounting for the Merger as a pooling of interests; and SVG shall have received from Deloitte & Touche LLP, the independent auditors for SVG, a letter dated the Effective Time, in substance reasonably satisfactory to SVG (which may contain customary qualifications and assumptions), to the effect that Deloitte & Touche LLP concurs with SVG management's conclusion that, as of the Effective Time, no conditions exist that would preclude SVG from accounting for the Merger as a pooling of interests.

TERMINATION OF THE REORGANIZATION AGREEMENT

    The Reorganization Agreement provides that it may be terminated at any time prior to the Effective Time (i) by mutual written consent of SVG and TLI duly authorized by the Board of Directors of SVG and the TLI Board; (ii) by either TLI or SVG if the Merger is not consummated by December 31, 1997 for any reason, provided that such right to terminate the Reorganization Agreement is not available to any party whose failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Reorganization Agreement; (iii) by either TLI or SVG if a governmental entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
(iv) by either TLI or SVG if the required approvals of the shareholders of TLI contemplated by the Reorganization Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of TLI shareholders duly convened therefor as contemplated by the Reorganization Agreement or at any adjournment thereof (provided that TLI may not terminate the Reorganization Agreement pursuant to this provision if the failure to obtain TLI shareholder approval was caused by the action or failure to act of TLI and such action or failure to act constitutes a material breach by TLI of the Reorganization Agreement); (v) by either TLI or SVG at any time prior to the approval of the Merger by TLI's shareholders, if the TLI Board recommends a Superior Proposal to the shareholders of TLI or if the TLI Board has withheld, withdrawn or modified in a manner adverse to SVG its recommendation in favor of adoption and approval of the Reorganization Agreement and approval of the Merger; (vi) by TLI, upon a breach of any representation, warranty, covenant or agreement on the part of SVG set forth in the Reorganization Agreement, or if any such representation or warranty of SVG shall have become inaccurate, subject to certain materiality thresholds and cure provisions; or (vii) by SVG, upon a breach of any representation, warranty, covenant or agreement on the part of TLI set forth in the Reorganization Agreement, or if any such representation or warranty of TLI shall have become inaccurate, subject to certain materiality thresholds and cure provisions.

EFFECT OF TERMINATION

    If the Reorganization Agreement is terminated by SVG or TLI as described above, the Reorganization Agreement will be of no further force or effect, except that certain provisions contained therein, including those discussed below relating to the "break-up" fee payable by TLI to SVG under certain circumstances, will survive such termination, and TLI, SVG and Merger Sub will remain liable for certain breaches of the Reorganization Agreement occurring prior to such termination.

BREAK-UP FEE

    TLI has agreed that if, prior to or concurrent with termination of the Reorganization Agreement, either (i) the TLI Board shall have withheld, withdrawn or modified in a manner adverse to SVG its recommendation in favor of adoption and approval of the Reorganization Agreement and approval of the Merger and there shall not have been since the date of the Reorganization Agreement a material adverse event with respect to SVG prior to the time such recommendation is withheld, withdrawn or modified and SVG shall not be in material breach of the Reorganization Agreement at the time such recommendation is withheld, withdrawn or modified (other than such breaches as have been cured as of the time such recommendation is withheld, withdrawn or modified), or (ii) the TLI Board recommends a Superior Proposal to the shareholders of TLI and there shall not have been since the date of the Reorganization Agreement a material adverse event with respect to SVG prior to the time of such recommendation and SVG shall not be in material breach of the Reorganization Agreement at the time of such recommendation (other than such breaches as have been cured as of the time of such recommendation), then TLI shall pay to SVG $2.2 million within one business day following the earlier to occur of termination of the Reorganization Agreement or a TLI Negative Vote (as defined below).

    TLI has also agreed that, if no payment is required pursuant to the provision of the Reorganization Agreement summarized in the preceding paragraph, and if (i) the vote of the shareholders of TLI as contemplated by the Reorganization Agreement approving and adopting the Reorganization Agreement and approving the Merger is not obtained by reason of the failure to obtain the required vote at a meeting of shareholders duly convened therefor as contemplated by the Reorganization Agreement (a "Negative Vote"), and (ii) prior to such Negative Vote there was an Acquisition Proposal which was publicly disclosed

(a "Competing Proposal"), and (iii) (a) within twelve months following a Negative Vote, TLI enters into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to TLI has been made, or (b) within six months following a Negative Vote, TLI enters into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to TLI has been consummated, TLI will pay to SVG $2.2 million within one business day following consummation of TLI's acquisition; provided a material adverse event with respect to SVG has not occurred prior to the Negative Vote.

    SVG and TLI have agreed that payment of the fees described in the preceding two paragraphs will not be in lieu of damages incurred in the event of breach of the Reorganization Agreement.

    SVG has agreed that if the Merger is not consummated due to a breach of a representation or warranty made by SVG in the Reorganization Agreement, subject to certain materiality thresholds and cure provisions, it will pay certain expenses of TLI related to this transaction in an aggregate amount not to exceed $250,000.

    Except as set forth above, SVG and TLI have agreed that all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger is consummated, except that SVG and TLI will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing of this Proxy Statement/Prospectus.

INDEMNIFICATION AND INSURANCE

    Pursuant to the Reorganization Agreement, SVG has agreed that, after the Effective Time, it will cause the Surviving Corporation to fulfill and honor in all respects the obligations of TLI pursuant to any indemnification agreement currently in effect between TLI and each person who is or was a director or officer of TLI or any of its subsidiaries at or prior to the Effective Time (the "Indemnified Parties") and pursuant to any indemnification provisions under TLI's Articles of Incorporation or Bylaws as in effect on the date of the Reorganization Agreement.

AFFILIATE AGREEMENTS

    Each of the members of the TLI Board, the executive officers of TLI and certain principal shareholders of TLI who may be deemed to be affiliates of TLI have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of TLI Common Stock held by them prior to the Merger and the shares of SVG Common Stock to be received by them in the Merger so as to comply with the requirements of applicable federal securities laws and to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Certain persons who may be deemed to be affiliates of SVG have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of SVG Common Stock held by them so as to help ensure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF SVG CAPITAL STOCK

    The authorized capital stock of SVG consists of 100,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share.

    SVG COMMON STOCK

    As of October   , 1997, there were approximately       shares of SVG Common
Stock outstanding. The holders of SVG Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders may cumulate votes in connection with the election of directors. The holders of SVG Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of SVG, the holders of SVG Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. SVG Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to SVG Common Stock. All outstanding shares of SVG Common Stock are fully paid and non-assessable, and the shares of SVG Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

    PREFERRED STOCK

    SVG has 1,000,000 shares of Preferred Stock authorized, of which, as of September 30, 1997, no shares were outstanding. Although prohibited by the Reorganization Agreement, the SVG Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The SVG Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of SVG Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of SVG.

    TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of SVG Common Stock is ChaseMellon Shareholder Services LLC and its telephone number is (415) 954-9512.

DESCRIPTION OF TLI CAPITAL STOCK

    The authorized capital stock of TLI consists of 6,000,000 shares of Common Stock, no par value, and 500,000 shares of Preferred Stock, no par value.

    TLI COMMON STOCK

    As of the Record Date, there were approximately         shares of TLI Common
Stock outstanding. Holders of TLI Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The shareholders of TLI may cumulate votes in the election of directors. The holders of TLI Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the TLI Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of TLI, the holders of TLI Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. TLI Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to TLI Common Stock. All outstanding shares of TLI Common Stock are fully paid and non-assessable, and the shares of SVG

Common Stock to be received by TLI Shareholders in the Merger in exchange for the TLI Common Stock outstanding immediately prior to completion of the Merger will be fully paid and non-assessable.

    PREFERRED STOCK

    TLI has 500,000 shares of Preferred Stock authorized, of which, as of the Record Date, no shares were outstanding. Although prohibited by the Reorganization Agreement, the TLI Board has the authority to issue these shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the TLI Board, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of TLI Common Stock and the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of TLI.

    TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of TLI Common Stock is ChaseMellon Shareholder Services LLC and its telephone number is (415) 954-9512.

COMPARISON OF CAPITAL STOCK

    After consummation of the Merger, the holders of TLI Common Stock who receive SVG Common Stock under the terms of the Reorganization Agreement will become shareholders of SVG. As shareholders of TLI, their rights are presently governed by California law and by TLI's Articles of Incorporation (the "TLI Articles") and TLI's Bylaws (the "TLI Bylaws"). As shareholders of SVG, their rights will be governed by Delaware law and by SVG's Certificate of Incorporation (the "SVG Certificate") and SVG's Bylaws (the "SVG Bylaws"). The following discussion summarizes the material differences between the rights of holders of TLI Common Stock and the rights of holders of SVG Common Stock and differences between the charters and bylaws of TLI and SVG. This summary does not purport to be complete and is qualified in its entirety by reference to the TLI Articles and TLI Bylaws, the SVG Certificate and SVG Bylaws and the relevant provisions of California and Delaware law.

    SIZE OF THE BOARD OF DIRECTORS. In accordance with Delaware law, the SVG Bylaws provide the SVG Board the authority to set the exact number of directors within the range of from four to seven persons. The number of directors of SVG is currently fixed at six. The SVG Board acting without shareholder approval may change such number within the range authorized in the SVG Bylaws. Changes in the authorized number of directors of SVG outside the range provided for in the SVG Bylaws requires shareholder approval. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The TLI Bylaws provide the TLI Board the authority to set the exact number of directors within the range of from four to seven persons.

    LOANS TO OFFICERS AND EMPLOYEES. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. The TLI Bylaws are silent as to whether TLI may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) and accordingly California law governs the ability of TLI to make such loans.

    VOTING BY BALLOT. Under Delaware law, the right to vote by written ballot may be restricted if so provided in the certificate of incorporation. The SVG Bylaws provides that the election of directors at a shareholders' meeting may be by voice vote or by written ballot, provided that any election of directors must be by ballot if demanded by any stockholder before voting has begun. The SVG Certificate does not eliminate the written ballot requirement. California law provides that the election of directors may proceed in the manner described in a corporation's bylaws. TLI's Bylaws provide that, upon the demand of any shareholder made at a meeting before the voting begins, the election of directors shall be by ballot.

    CUMULATIVE VOTING. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. In contrast, California law provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so. However, a "listed" corporation (as defined below in the section entitled "Classified Board of Directors") may eliminate shareholders' cumulative voting rights. SVG has provided for cumulative voting in the SVG Certificate and cumulative voting is therefore available to SVG's shareholders. TLI has not eliminated the right of cumulative voting, and cumulative voting is therefore available to TLI's shareholders.

    CLASSIFIED BOARD OF DIRECTORS. A classified board is one on which a certain number of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Under California law, directors generally must be elected annually; however, a "listed" corporation is permitted to adopt a classified board. A listed corporation is defined under California law as a corporation with (i) outstanding securities listed on the NYSE or American Stock Exchange, or (ii) a class of securities designated as a national market system security on and by the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities. Neither the SVG Certificate nor the TLI Articles provides for a classified board.

    POWER TO CALL SPECIAL SHAREHOLDERS' MEETINGS; ADVANCE NOTICE OF SHAREHOLDER BUSINESS AND NOMINEES. Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. The SVG Bylaws authorize the Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than 10% of the votes at such meeting to call a special meeting of shareholders. The SVG Bylaws require timely advance notice in proper written form of shareholder nominees for election as director or shareholder business to be brought before a meeting, and permit the chairman of the meeting to refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the procedures set forth in the SVG Bylaws. The TLI Bylaws allow shareholders holding 10% of the outstanding shares of TLI's voting stock, the Board of Directors, the Chairman of the

Board or the President to call special meetings of shareholders. The TLI Bylaws contain no advance notice provisions similar to those contained in the SVG Bylaws.

    ELIMINATION OF ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS. Under California and Delaware law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. Both California law and Delaware law permit a corporation, pursuant to a provision in such corporation's articles or certificate of incorporation, as the case may be, to eliminate the ability of shareholders to act by written consent. Elimination of the ability of shareholders to act by written consent could lengthen the amount of time required to take shareholder actions because certain actions by written consent are not subject to the minimum notice requirements of a shareholders' meeting, and could deter hostile takeover attempts. If the ability of shareholders to act by written consent is eliminated, a holder or group of holders controlling a majority in interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a shareholders' written consent. Neither the SVG Certificate nor the TLI Articles provide for the elimination of the ability of shareholders to act by written consent.

    SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS. In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the DGCL ("Section 203"), certain "business combinations" by Delaware corporations with "interested shareholders" are subject to a three-year moratorium unless specified conditions are met. Under Section 1203 of the California Corporations Code, certain business combinations with certain interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders, but there is no equivalent provision to Section 203.

    California law does require that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

    REMOVAL OF DIRECTORS. Under Delaware law, except as otherwise provided in the corporation's certificate of incorporation, a director of a corporation that has a classified board of directors or cumulative voting may be removed only with cause. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series. The SVG Certificate and the SVG Bylaws do not provide for a classified board but do provide for cumulative voting. Delaware law governs the removal of SVG Directors. California law governs the removal of TLI directors.

    FILLING VACANCIES ON THE BOARD OF DIRECTORS. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws (and unless the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director so elected, may fill such vacancy). Under California law, any vacancy on the board of directors (other than one created by removal of a director) may be filled by the board. Unless otherwise specified in a corporation's articles of incorporation or bylaws, if the number of directors in office at the time a vacancy occurs is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if the board is so authorized. The SVG Bylaws allow any newly created directorship or vacancy on the Board to be filled only by a majority of the directors then in office even though less than a quorum (unless the SVG Board determines by resolution that the newly created directorship shall be filled by the shareholders). The TLI Bylaws allow a vacancy (other than one created by removal of a director) to be filled by the remaining members of the TLI Board.

    INDEMNIFICATION AND LIMITATION OF LIABILITY. California and Delaware have similar laws relating to indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

    The SVG Certificate eliminates the liability of directors to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;
(iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provisions do not affect the availability of non-monetary remedies such as injunctive relief or rescission.

    The TLI Articles also eliminate the liability of directors to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees.

    Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The SVG Bylaws include a provision providing that SVG shall indemnify its directors to the fullest extent permissible under Delaware law.

    California corporations may include in their charter a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The TLI Articles include a provision that TLI shall indemnify its directors and officers to the fullest extent permissible under California law.

    INSPECTION OF SHAREHOLDERS LIST. Both California and Delaware law allow any shareholder to inspect and copy the shareholders list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholders list by persons holding an aggregate of 5% or more of a corporation's voting shares, or, under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares. Although Delaware law does not provide for any such absolute right of inspection, such right is granted under the SVG Bylaws.

    DIVIDENDS AND REPURCHASES OF SHARES. California law dispenses with the concepts of par value of shares for most purposes as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus are retained under Delaware law.

    Delaware law permits a corporation to declare and pay dividends out of (i) surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. Notwithstanding the foregoing, a Delaware corporation may redeem or repurchase shares having a preference upon the distribution of any of its assets (or shares of common stock, if there are no such shares of preferred stock) if such shares will be retired upon acquisition (and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts not otherwise provided for).

    Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

    SHAREHOLDER VOTING ON MERGERS AND SIMILAR TRANSACTIONS. Both California and Delaware law generally require that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the Merger Agreement does not amend the existing certificate of incorporation; (ii) each share of the surviving corporation outstanding before the Merger is equal to an identical outstanding or treasury share after the Merger; and (iii) the number of shares to be issued by the surviving corporation in the Merger does not exceed 20% of the shares outstanding immediately prior to the Merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

    Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

    With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares, increases or decreases the number of authorized shares of a class of shares or increases or decreases the par value of the shares of a class of shares.

    INTERESTED DIRECTOR TRANSACTIONS. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law, either (i) the shareholders or the disinterested directors must approve any such contract or transaction after full disclosure of the material facts, and in California in the case of board approval the contract or transaction must also be "just and reasonable" to the corporation, or (ii) the contract or transaction must have been just and reasonable (in California) or fair (in Delaware) as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director.

    Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

    Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors (even though less than a quorum). Therefore, certain transactions that the TLI Board would lack the authority to approve because of the number of interested directors, could be approved by a majority of the disinterested directors of SVG representing less than a quorum.

    DISSENTERS' RIGHTS. Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may be entitled, under varying circumstances, to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such rights are not available (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation (unless otherwise provided in the corporation's certificate of incorporation); (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing; or (iii) to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the Merger because the Reorganization Agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the Reorganization is an identical outstanding or treasury share after the Merger, and the number of shares to be issued in the Merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the Merger and if certain other conditions are met.

    In contrast, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. In addition, dissenters' rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange. Dissenters' rights may be available to shareholders of TLI with respect to the Merger.

    DISSOLUTION. Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation.

Only if a dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's outstanding shares of capital stock entitled to vote thereon. Delaware law allows a Delaware corporation to include in its certificate of incorporation a super majority voting requirement in connection with dissolutions initiated by the Board. The SVG Certificate contains no such super majority voting requirement. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.

    SHAREHOLDER DERIVATIVE SUITS. Under Delaware law, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Reorganization Agreement and the federal income tax consequences of the Merger will be passed upon for TLI by Clark & Trevithick. Certain legal matters in connection with the Reorganization Agreement and the federal income tax consequences of the Merger will be passed upon for SVG by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

    The consolidated financial statements of SVG at September 30, 1995 and 1996, and for each of the three years in the period ended September 30, 1996, incorporated by reference in this Proxy Statement/ Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference in the Proxy Statement/Prospectus, and are incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of TLI at December 31, 1995 and December 29, 1996, and for each of the three years in the period ended December 29, 1996, included in the Proxy Statement of TLI which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           TINSLEY LABORATORIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditors.............................................................................         F-2
Consolidated Balance Sheets................................................................................         F-3
Consolidated Statements of Income..........................................................................         F-4
Consolidated Statements of Stockholders' Equity............................................................         F-5
Consolidated Statements of Cash Flows......................................................................         F-6
Notes to Consolidated Financial Statements.................................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Tinsley Laboratories, Inc.

    We have audited the accompanying consolidated balance sheets of Tinsley Laboratories, Inc. as of December 31, 1995 and December 29, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 29, 1996. These financial statements and schedule are the responsibility of the Company's management. Our audit also included the financial statement schedule for each of the three years in the period ended December 29, 1996 listed in the Index at
Item 21. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tinsley Laboratories, Inc. at December 31, 1995 and December 29, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 29, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for each of the three years in the period ended December 29, 1996 when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

San Francisco, California
March 14, 1997
except for Note 11, as to which the date is October 14, 1997

                           TINSLEY LABORATORIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                             JUNE 30,
                                                                                                               1997
                                                                             DECEMBER 31,   DECEMBER 29,   -------------
                                                                                 1995           1996
                                                                             -------------  -------------   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................................  $     560,692  $     946,222  $     379,136
  Trade receivables (net of allowance for doubtful accounts of $49,000 at
    December 31, 1995, $75,000 at December 29, 1996, and $91,000 at June
    30, 1997)..............................................................      1,521,097      2,245,186      2,265,619
  Unbilled receivables.....................................................        837,701        680,600      1,135,955
  Inventories..............................................................      1,864,988      1,785,721      1,809,566
  Prepaid expenses and other receivables...................................        127,816        144,545        130,040
  Deferred income taxes....................................................        316,057        521,891        521,891
                                                                             -------------  -------------  -------------
Total current assets.......................................................      5,228,351      6,324,165      6,242,207
Property, plant, and equipment, net........................................      5,285,487      6,288,088      7,332,801
Cash surrender value of life insurance (net of loans thereon of $283,000 at
  December 31, 1995, $279,000 at December 29, 1996, and $279,000 at June
  30, 1997)................................................................        564,025        627,263        657,263
Goodwill (net of amortization of $316,000 at December 31, 1995, $438,000 at
  December 29, 1996, and $499,000 at June 30, 1997)........................      1,516,963      1,394,791      1,333,705
Noncompetition agreement and other assets (net of amortization of $258,000 at December 31, 1995, $358,000 at December 29, 1996, and $408,000 at June
  30, 1997)................................................................        345,364        245,364        195,364
                                                                             -------------  -------------  -------------
Total assets...............................................................  $  12,940,190  $  14,879,671  $  15,761,340
                                                                             -------------  -------------  -------------
                                                                             -------------  -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable...................................................  $     491,296  $     640,397  $     880,821
  Accrued liabilities......................................................        540,905        538,474        478,137
  Accrued compensation and related liabilities.............................        634,905        861,115      1,477,715
  Income taxes payable.....................................................        362,008        691,945        199,848
  Current portion--long-term debt obligations..............................        151,878        160,635      1,266,383
  Current portion--notes payable to related parties........................        400,000        450,000         22,000
                                                                             -------------  -------------  -------------
Total current liabilities..................................................      2,580,992      3,342,566      4,324,904
Long-term debt obligations, less current portion...........................        900,928      1,491,110        655,912
Long-term notes payable to related parties, less current portion...........        460,000         10,000        108,000
Deferred income taxes......................................................        270,985        324,686        227,101
Deferred compensation......................................................        557,102        613,777        629,105
Commitments................................................................
Stockholders' equity:
  Preferred stock, with no par value; 500,000 shares authorized; none
    issued or outstanding..................................................             --             --             --
  Common stock, stated value $0.16 2/3 per share: 6,000,000 shares authorized; 1,534,248, 1,551,948 and 1,555,548 shares issued and outstanding at December 31, 1995, December 29, 1996 and June 30, 1997,
    respectively...........................................................        255,706        258,633        259,233
  Capital in excess of stated value........................................      1,216,028      1,261,776      1,271,076
  Retained earnings........................................................      6,826,289      7,704,963      8,560,227
  Minimum pension liability................................................       (127,840)      (127,840)      (274,218)
                                                                             -------------  -------------  -------------
Total stockholders' equity.................................................      8,170,183      9,097,532      9,816,318
                                                                             -------------  -------------  -------------
Total liabilities and stockholders' equity.................................  $  12,940,190  $  14,879,671  $  15,761,340
                                                                             -------------  -------------  -------------
                                                                             -------------  -------------  -------------

                            See accompanying notes.

                           TINSLEY LABORATORIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                        YEAR ENDED                        SIX MONTHS ENDED
                                        -------------------------------------------           JUNE 30,
                                        DECEMBER 25,   DECEMBER 31,   DECEMBER 29,   ---------------------------
                                            1994           1995           1996           1996          1997
                                        -------------  -------------  -------------  ------------  -------------
                                                                                             (UNAUDITED)
Net sales.............................  $  12,968,892  $  13,109,144  $  17,408,410  $  8,152,097  $  10,539,978
Costs and expenses:
  Cost of goods sold..................      9,025,794      9,088,148     12,078,932     5,542,204      6,696,264
  Selling, administrative and research
    and development expenses..........      3,069,899      3,423,398      3,539,314     1,884,286      2,189,165
  Amortization of intangible assets...        222,172        222,172        222,172       111,086        111,086
                                        -------------  -------------  -------------  ------------  -------------
                                           12,317,865     12,733,718     15,840,418     7,537,576      8,996,515
                                        -------------  -------------  -------------  ------------  -------------
Income from operations................        651,027        375,426      1,567,992       614,521      1,543,463
Other income..........................        155,622         21,307         71,025        65,156          7,978
Interest expense......................       (215,783)      (179,366)      (214,539)      (89,205)       (82,677)
                                        -------------  -------------  -------------  ------------  -------------
Income before income taxes............        590,866        217,367      1,424,478       590,472      1,468,764
Provision for income taxes............        245,081         95,737        545,804       260,204        613,500
                                        -------------  -------------  -------------  ------------  -------------
Net income............................  $     345,785  $     121,630  $     878,674  $    330,268  $     855,264
                                        -------------  -------------  -------------  ------------  -------------
                                        -------------  -------------  -------------  ------------  -------------
Net income per common share...........  $        0.23  $        0.08  $        0.53  $       0.21  $        0.49
                                        -------------  -------------  -------------  ------------  -------------
                                        -------------  -------------  -------------  ------------  -------------
Number of shares used in per share
  calculation.........................      1,539,934      1,534,248      1,671,715     1,543,948      1,731,125
                                        -------------  -------------  -------------  ------------  -------------
                                        -------------  -------------  -------------  ------------  -------------

                            See accompanying notes.

                           TINSLEY LABORATORIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON                  CAPITAL IN                   MINIMUM       TOTAL
                                       SHARES       COMMON     EXCESS OF      RETAINED      PENSION    STOCKHOLDERS'
                                     OUTSTANDING    STOCK     STATED VALUE    EARNINGS     LIABILITY      EQUITY
                                     -----------  ----------  ------------  ------------  -----------  ------------
Balances, December 26, 1993........   1,523,048   $  253,842  $  1,187,467  $  6,358,874  $        --   $7,800,183
  Exercise of stock options........       1,000          166         2,209            --           --        2,375
  Net income.......................          --           --            --       345,785           --      345,785
                                     -----------  ----------  ------------  ------------  -----------  ------------
Balances, December 25, 1994........   1,524,048      254,008     1,189,676     6,704,659           --    8,148,343
  Exercise of stock options........      10,200        1,698        26,352            --           --       28,050
  Net income.......................          --           --            --       121,630           --      121,630
  Adjustment for minimum pension
    liability......................          --           --            --            --     (127,840)    (127,840)
                                     -----------  ----------  ------------  ------------  -----------  ------------
Balances, December 31, 1995........   1,534,248      255,706     1,216,028     6,826,289     (127,840)   8,170,183
  Exercise of stock options........      17,700        2,927        45,748            --           --       48,675
  Net income.......................          --           --            --       878,674           --      878,674
                                     -----------  ----------  ------------  ------------  -----------  ------------
Balances, December 29, 1996........   1,551,948      258,633     1,261,776     7,704,963     (127,840)   9,097,532
  Exercise of stock options
    (unaudited)....................       3,600          600         9,300            --           --        9,900
  Net income (unaudited)...........          --           --            --       855,264           --      855,264
  Adjustment for minimum pension
    liability (unaudited)..........          --           --            --            --     (146,378)    (146,378)
                                     -----------  ----------  ------------  ------------  -----------  ------------
Balances, June 30, 1997
  (unaudited)......................   1,555,548   $  259,233  $  1,271,076  $  8,560,227  $  (274,218)  $9,816,318
                                     -----------  ----------  ------------  ------------  -----------  ------------
                                     -----------  ----------  ------------  ------------  -----------  ------------

                            See accompanying notes.

                           TINSLEY LABORATORIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED                    SIX MONTHS ENDED
                                                             ----------------------------------------         JUNE 30,
                                                             DECEMBER 25,  DECEMBER 31,  DECEMBER 29,  -----------------------
                                                                 1994          1995          1996         1996        1997
                                                             ------------  ------------  ------------  ----------  -----------
                                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................................   $  345,785    $  121,630    $  878,674   $  330,268  $   855,264
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization............................      844,960       945,550     1,021,470      481,853      488,599
  Deferred income taxes....................................       92,665      (235,911)     (152,133)     (38,196)          --
  Changes in operating assets and liabilities:
    Trade and unbilled receivables.........................   (1,047,827)      325,869      (566,988)    (657,536)    (475,788)
    Inventories............................................      435,964      (348,461)       79,267     (375,890)     (23,845)
    Prepaid expenses and other receivables.................      (11,184)      (20,444)      (16,729)      60,017       14,505
    Trade accounts payable and accrued liabilities.........      138,924       234,599       146,670      133,866      180,087
    Accrued compensation and related liabilities, and
      deferred compensation................................        5,059       206,666       282,885       86,295      387,965
    Income taxes payable...................................      124,490       135,026       329,937       (9,600)    (492,097)
                                                             ------------  ------------  ------------  ----------  -----------
Net cash provided by operating activities..................      928,836     1,364,524     2,003,053       11,077      934,690

INVESTING ACTIVITIES
Purchase of property, plant and equipment..................     (581,474)   (1,113,865)   (1,051,899)    (506,384)  (1,302,226)
Increase in cash surrender value of life insurance.........      (63,722)      (68,502)      (63,238)     (30,000)     (30,000)
                                                             ------------  ------------  ------------  ----------  -----------
Net cash used in investing activities......................     (645,196)   (1,182,367)   (1,115,137)    (536,384)  (1,332,226)

FINANCING ACTIVITIES
Principal payments on long-term debt.......................     (575,428)     (542,756)     (551,061)    (373,845)    (529,450)
Borrowings under line of credit............................           --            --       500,000      500,000      350,000
Repayments of borrowings under line of credit..............           --            --      (500,000)          --           --
Proceeds from exercise of stock options....................        2,375        28,050        48,675       26,675        9,900
                                                             ------------  ------------  ------------  ----------  -----------
Net cash (used in) provided by financing activities........     (573,053)     (514,706)     (502,386)     152,830     (169,550)
                                                             ------------  ------------  ------------  ----------  -----------
Net (decrease) increase in cash and cash equivalents.......     (289,413)     (332,549)      385,530     (372,477)    (567,086)
Cash and cash equivalents at beginning of period...........    1,182,654       893,241       560,692      560,692      946,222
                                                             ------------  ------------  ------------  ----------  -----------
Cash and cash equivalents at end of period.................   $  893,241    $  560,692    $  946,222   $  188,215  $   379,136
                                                             ------------  ------------  ------------  ----------  -----------
                                                             ------------  ------------  ------------  ----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest...............................................   $  227,113    $  167,409    $  225,491   $   99,873  $    90,039
    Income taxes...........................................   $  136,000    $  196,622    $  368,000   $  201,000  $ 1,106,000

Supplemental schedule of noncash investing and financing
  activities:
    Issuance of notes payable for the purchases of
      property, plant and equipment........................   $       --    $       --    $  750,000   $  750,000  $   120,000
    Minimum pension liability and related deferred tax
      asset................................................   $       --    $  213,067    $       --   $       --  $   243,963

                            See accompanying notes.

                           TINSLEY LABORATORIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Tinsley Laboratories, Inc., (the "Company") designs, manufactures and sells precision optical components, assemblies and systems, including color television tooling products, optical instruments, aspheric lenses, metal mirrors and massive optical components. The Company also manufactures and distributes video, cinematography and camera lenses. The Company's fiscal year is the 52 or 53 week period which ends on the Sunday closest to December 31. The fiscal years ended December 25, 1994 and December 29, 1996 were 52 week periods and the fiscal year ended December 31, 1995 was a 53 week period. Beginning in 1997, the Company adopted a calendar basis fiscal year.

    The Company sells its products primarily to large corporations that act as prime government contractors or to the U.S. Government directly and to distributors and end users in the photography and cinematography industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have not historically been material to the Company.

RESTATEMENT

    As described in Note 10, the Company entered into employment agreements with its President and Chief Executive Officer and Vice President of Marketing in June 1995. The Company had not recorded the annual bonus or deferred compensation under the employment agreements for 1995 and 1996. To correctly record compensation related to the employment agreements, the Company has restated its consolidated financial statements for the years ended December 31, 1995 and December 29, 1996. The effect of the restatement on the results of operations was a reduction of net income of $146,755 or $0.10 per share for the year ended December 31, 1995 and a reduction of net income of $54,804 or $0.03 per share for the year ended December 29, 1996. In the opinion of management, all material adjustments related to these agreements which are necessary to restate the 1995 and 1996 consolidated financial statements have been recorded.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its two active wholly owned subsidiaries, Century Precision Industries, Inc. d/b/a Century Precision Optics ("Century") and Tinsley International, Inc., after elimination of intercompany transactions and balances.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. These statements are unaudited but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments and accruals) necessary for a fair presentation of the financial information set forth herein. The operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for any future period or the fiscal year ended December 28, 1997.

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BUSINESS COMBINATION

    On May 19, 1993, the Company acquired all of the outstanding capital stock of Century, which manufactures and distributes video, cinematography and camera lenses. The purchase price was $2,250,000, of which $1,500,000 was paid in cash. The balance was financed with a promissory note to Century's former owner in the amount of $750,000 (see Note 6). An additional $200,000 was paid and capitalized as costs for outside professional and financing expenses directly related to the acquisition. This acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the assets (goodwill) was approximately $1,833,000 and is being amortized using the straight-line method over 15 years. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

    As part of the purchase, the Company entered into a Noncompetition Agreement with the former owner of Century that required the Company to pay a total of $600,000, of which $100,000 was paid in cash upon closing of the purchase, an additional $50,000 was paid in November 1993, $140,000 was paid in May 1994, $100,000 was paid in May 1995 and $100,000 was paid in May 1996, in consideration of the former owner's promise not to compete with the business of Century for a period of six years after the closing. As of December 29, 1996, the remaining liability was $110,000 payable in installments of $100,000 on May 19, 1997 and $10,000 on May 19, 1998. This liability (and the related intangible asset which is being amortized over six years) has been recorded in the consolidated financial statements.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Substantially all of the Company's cash and cash equivalents are maintained in two financial institutions.

REVENUE RECOGNITION

    The majority of the Company's sales are from fixed price contracts and product sales for which revenue is recognized as units are delivered or accepted. Sales under cost-plus contracts are recognized as services are performed. At the time a loss on a contract becomes known, the entire amount of the estimated loss on the contract is accrued. Differences between invoiced amounts and revenue recognized are reflected as unbilled receivables.

INVENTORIES

    Inventories are stated at the lower of cost or market on the first-in, first-out method. Inventoried costs related to contracts in process include actual production cost and factory overhead, reduced by amounts related to revenue recognized. The Company provides for obsolete inventories in the period when obsolescence is determined to have occurred.

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost and is being depreciated on the straight-line basis over the estimated useful lives of the assets. Estimated useful lives for purposes of depreciation are as follows:

Buildings                      40 years
Machinery and equipment        3 to 10 years
Leasehold improvements         Life of lease

LONG-LIVED ASSETS

    The Company assesses long-lived assets, including goodwill, for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). Under SFAS 121, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

STOCK BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, as a result, has not recognized compensation cost in connection with such plans. Note 8 to the consolidated financial statements contains a summary of the pro forma effects on reported net income and net income per share for 1995 and 1996 as if the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123.

NET INCOME PER SHARE

    Net income per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options (using the treasury stock method) are also included in the computation when dilutive. The difference between primary and fully diluted earnings per share is not material for all periods presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK SPLIT

    In August 1996, the Company's Board of Directors approved a two-for-one stock split. All shares and per share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect this stock split.

RECENT ACCOUNTING PRONOUNCEMENT

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods which are presented in its consolidated financial statements. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. Under the new requirements, the Company's basic earnings per share for fiscal years 1994, 1995 and 1996 would be $0.23 per share, $0.08 per share and $0.57 per share, respectively, and $0.21 per share and $0.55 per share for the six months ended June 30, 1996 and 1997, respectively.

2. INVENTORIES

    Inventories consist of the following:

                                                                                            JUNE 30,
                                                                                              1997
                                                              DECEMBER 31,  DECEMBER 29,  -------------
                                                                  1995          1996
                                                              ------------  ------------   (UNAUDITED)
Raw materials...............................................   $  230,271    $  229,640   $     268,112
Contracts-in-progress.......................................    1,305,604     1,213,390       1,939,231
Less progress billings......................................     (431,000)     (576,000)     (1,299,000)
                                                              ------------  ------------  -------------
                                                                  874,604       637,390         640,231
Finished goods..............................................      760,113       918,691         901,223
                                                              ------------  ------------  -------------
                                                               $1,864,988    $1,785,721   $   1,809,566
                                                              ------------  ------------  -------------
                                                              ------------  ------------  -------------

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                                             DECEMBER 31,  DECEMBER 29,
                                                                                 1995          1996
                                                                             ------------  ------------
Land.......................................................................   $  644,553    $1,144,803
Building...................................................................    2,550,875     2,960,708
Machinery and equipment....................................................    5,878,788     6,614,870
Leasehold improvements.....................................................      191,094       235,844
Equipment construction-in-progress.........................................      260,455       371,439
                                                                             ------------  ------------
                                                                               9,525,765    11,327,664
Less accumulated depreciation..............................................    4,240,278     5,039,576
                                                                             ------------  ------------
                                                                              $5,285,487    $6,288,088
                                                                             ------------  ------------
                                                                             ------------  ------------

4. RESEARCH AND DEVELOPMENT

    Research and development expenditures of $383,000, $355,000 and $349,000 were charged against operations as incurred in fiscal years 1994, 1995 and 1996, respectively.

5. PROVISION FOR INCOME TAXES

    The components of income tax expense were as follows:

                                                                         FISCAL YEARS ENDED
                                                              ----------------------------------------
                                                              DECEMBER 25,  DECEMBER 31,  DECEMBER 29,
                                                                  1994          1995          1996
                                                              ------------  ------------  ------------
Current:
  Federal...................................................   $  108,334    $  249,570    $  585,283
  State.....................................................       44,082        82,078       112,654
                                                              ------------  ------------  ------------
                                                                  152,416       331,648       697,937
                                                              ------------  ------------  ------------
Deferred:
  Federal...................................................       74,750      (200,024)     (128,991)
  State.....................................................       17,915       (35,887)      (23,142)
                                                              ------------  ------------  ------------
                                                                   92,665      (235,911)     (152,133)
                                                              ------------  ------------  ------------
Total:
  Federal...................................................      183,084        49,546       456,292
  State.....................................................       61,997        46,191        89,512
                                                              ------------  ------------  ------------
                                                               $  245,081    $   95,737    $  545,804
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

5. PROVISION FOR INCOME TAXES (CONTINUED)

    A reconciliation of total income tax expense with the statutory federal income tax rate appears as follows:

                                                                             FISCAL YEARS ENDED
                                                              -------------------------------------------------
                                                               DECEMBER 25,     DECEMBER 31,     DECEMBER 29,
                                                                   1994             1995             1996
                                                              ---------------  ---------------  ---------------
                                                                            (% OF PRETAX INCOME)
Income tax expense at federal statutory rate................          34.0%            34.0%            34.0%
State franchise tax, net of federal benefit.................           6.1              6.1              3.8
Life insurance proceeds.....................................          (4.3)              --               --
Amortization of goodwill....................................           7.0             19.1              2.9
Foreign sales corporation commission........................          (1.5)           (12.3)            (2.7)
Other, net..................................................           0.2             (2.9)             0.3
                                                                       ---            -----              ---
                                                                      41.5%            44.0%            38.3%
                                                                       ---            -----              ---
                                                                       ---            -----              ---

    Deferred income taxes reflect the net tax effect of timing differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                             DECEMBER 31,  DECEMBER 29,
                                                                                 1995          1996
                                                                             ------------  ------------
Deferred tax assets:
  Inventory reserve........................................................   $  123,830    $  171,417
  Deferred compensation....................................................      223,398       263,068
  Accounting for long-term contracts.......................................       34,073        91,894
  Accrued vacation.........................................................       91,674        99,668
  State franchise tax......................................................       30,763        38,847
  Other....................................................................       56,028        72,526
  Minimum pension liability................................................       85,227        85,227
                                                                             ------------  ------------
Total deferred tax asset...................................................      644,993       822,647

Deferred tax liabilities:
  Depreciation and amortization............................................     (582,888)     (589,101)
  Prepaid property taxes...................................................      (17,033)      (16,291)
  Other....................................................................           --       (20,050)
                                                                             ------------  ------------
Total deferred tax liabilities.............................................     (599,921)     (625,442)
                                                                             ------------  ------------
Net deferred tax assets....................................................   $   45,072    $  197,205
                                                                             ------------  ------------
                                                                             ------------  ------------

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

5. PROVISION FOR INCOME TAXES (CONTINUED)
    The following is a summary of deferred tax assets and liabilities classified as current and non-current:

                                                                             DECEMBER 31,  DECEMBER 29,
                                                                                 1995          1996
                                                                             ------------  ------------
Deferred tax assets:
  Current..................................................................   $  333,090    $  558,232
  Non-current..............................................................      311,903       264,415
                                                                             ------------  ------------
                                                                                 644,993       822,647
                                                                             ------------  ------------

Deferred tax liabilities:
  Current..................................................................      (17,033)      (36,341)
  Non-current..............................................................     (582,888)     (589,101)
                                                                             ------------  ------------
                                                                                (599,921)     (625,442)
                                                                             ------------  ------------

Total deferred tax assets (liabilities):
  Current..................................................................      316,057       521,891
  Non-current..............................................................     (270,985)     (324,686)
                                                                             ------------  ------------
                                                                              $   45,072    $  197,205
                                                                             ------------  ------------
                                                                             ------------  ------------

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

6. LONG-TERM DEBT OBLIGATIONS

    Long-term debt and notes payable consist of the following:

                                                                                       DECEMBER 31,  DECEMBER 29,
                                                                                           1995          1996
                                                                                       ------------  ------------
8.5% loan agreement dated June 30, 1993, principal and interest payable monthly with
  a final payment of $209,000 due on July 15, 2000...................................   $  933,778    $  795,269
8% promissory note dated May 19, 1993, principal and interest payable in four annual
  installments beginning May 1994 through May 1997 to a related party................      350,000       150,000
8% subordinated promissory note dated June 1, 1993, principal payable in four installments and interest payable four times a year through June 1997 to a related
  party..............................................................................      300,000       200,000
Noncompetition Agreement, dated May 19, 1993, payable annually through May 1998 to a
  related party......................................................................      210,000       110,000
8% promissory note dated March 11, 1996, interest payable monthly with principal
  balance of $750,000 due on April 1, 1998...........................................           --       750,000
6% special assessment bond dated April 2, 1974, principal and interest payable
  semiannually through April 1999....................................................       12,039         9,935
12% special assessment bond dated April 2, 1982, principal and interest payable
  semiannually through April 2007....................................................      102,024        96,541
Other................................................................................        4,965            --
                                                                                       ------------  ------------
                                                                                         1,912,806     2,111,745
Less current portion.................................................................      551,878       610,635
                                                                                       ------------  ------------
                                                                                        $1,360,928    $1,501,110
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The aggregate maturities of long-term debt at December 29, 1996 are as follows:

1997............................................................................  $    610,635
1998............................................................................       933,878
1999............................................................................       187,372
2000............................................................................       309,502
2001............................................................................         8,270
Thereafter......................................................................        62,088
                                                                                  ------------
                                                                                  $  2,111,745
                                                                                  ------------
                                                                                  ------------

    At December 29, 1996, the Company had outstanding an irrevocable standby letter of credit for $162,000, which secures the required payments on the 8% promissory note, dated May 19, 1993, to a related party. The letter of credit is subject to renewal in June 1997.

    During 1996, the Company established a $1,000,000 bank line of credit. Borrowings under the line of credit are secured by the Company's assets and bear interest at the bank's prime rate plus 1% per annum. The line of credit, which expires on April 30, 1997, requires the Company to meet various financial

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

6. LONG-TERM DEBT OBLIGATIONS (CONTINUED) covenants. The Company was not in compliance with the current ratio covenant as of December 29, 1996. The Company received a waiver from the bank for this covenant as of December 29, 1996. There were no borrowings under this line of credit at December 29, 1996 (see Note 11).

    During 1996, the Company purchased a research and development facility and office space for $900,000. The Company paid $150,000 in cash upon closing of the escrow and issued a $750,000 promissory note secured by the property bearing interest at 8% per annum due and payable on April 1, 1998.

7. LEASE COMMITMENTS

    The Company leases certain facilities, manufacturing equipment and operating equipment under noncancelable operating leases. Future minimum rental payments under these leases as of December 29, 1996 are as follows:

1997....................................................  $ 314,998
1998....................................................    288,863
1999....................................................    288,863
2000....................................................    288,863
2001....................................................    311,544
Thereafter..............................................    735,950
                                                          ---------
                                                          $2,229,081
                                                          ---------
                                                          ---------

    During 1993, Century entered into a lease agreement with a related party for the office building occupied by Century. Base rent was $8,667 per month through October 1994. An option to extend the term of the lease for an additional two years from the original date of termination was exercised in 1994 and extended the term through October 1996 at $9,398 per month. The Company is currently occupying this building under a month-to-month cancelable lease. Rent expense paid to this related party by Century during 1994, 1995 and 1996 was approximately $105,000, $113,000 and $113,000, respectively.

    Total rent expense for 1994, 1995 and 1996 approximated $197,000, $210,000, and $223,000, respectively.

8. STOCK OPTIONS

    Effective February 4, 1993, the Company's Board of Directors approved the 1993 Incentive Stock Option Plan ("1993 Plan") and reserved 200,000 shares of common stock for issuance under the 1993 Plan, which was subsequently approved by the Company's stockholders. All full-time employees are eligible to receive options under the 1993 Plan. The 1993 Plan will expire in February 2003 and is intended to qualify as an incentive stock option plan pursuant to Section 422 of the Internal Revenue Code. The exercise price per share of all incentive stock options granted under the 1993 Plan must be at least equal to the fair market value of the shares at the date of the grant. Vesting is established by the Company's Board of Directors or Compensation Committee and generally occurs at the rate of 20% per year.

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

8. STOCK OPTIONS (CONTINUED)

    From time to time, the Company has issued non-qualified stock options to certain key employees, consultants and board members at the discretion of the Board of Directors or Compensation Committee. The non-qualified stock options have a per share exercise price equal to or in excess of 100% of the market value of the shares of the Company's common stock on the date of grant. Vesting is established by the Company's Board of Directors or Compensation Committee.

    The Company has adopted SFAS 123 which was issued in October 1995. In accordance with the provisions of SFAS 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123, net income and net income per share would have been reduced to the pro forma amounts indicated in the table below:

                                                                           YEAR ENDED
                                                                   --------------------------
                                                                   DECEMBER 31,  DECEMBER 29,
                                                                       1995          1996
                                                                   ------------  ------------
Net income--as reported..........................................   $  121,630    $  878,674
Net income--pro forma............................................   $   85,966    $  872,268
Net income per share--as reported................................   $     0.08    $     0.53
Net income per share--pro forma..................................   $     0.06    $     0.52

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                              YEAR ENDED
                                                                   --------------------------------
                                                                    DECEMBER 31,     DECEMBER 29,
                                                                        1995             1996
                                                                   ---------------  ---------------
Expected volatility..............................................         0.264            0.264
Risk-free interest rate..........................................          5.90%            6.40%
Expected life of options in years................................           4.5              4.5
Expected dividend yield..........................................          0.00%            0.00%

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its stock options.

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

8. STOCK OPTIONS (CONTINUED)

    Price data and activity for all stock options are summarized as follows:

                                                                     OUTSTANDING OPTIONS
                                                                     IN NUMBER OF SHARES   PRICE RANGE
                                                                     -------------------  -------------
Balance at December 26, 1993.......................................         228,200       $ 2.38 - 2.94
  Exercised........................................................          (1,000)               2.38
  Canceled.........................................................         (40,000)               2.75
                                                                            -------       -------------
Balance at December 25, 1994.......................................         187,200         2.75 - 2.94
  Granted..........................................................         151,000         3.07 - 3.50
  Exercised........................................................         (10,200)               2.75
                                                                            -------       -------------
Balance at December 31, 1995.......................................         328,000         2.75 - 3.50
  Granted..........................................................          67,500                7.50
  Exercised........................................................         (17,700)               2.75
  Canceled.........................................................         (40,000)        3.07 - 3.50
                                                                            -------       -------------
Balance at December 29, 1996.......................................         337,800       $ 2.75 - 7.50
                                                                            -------       -------------
                                                                            -------       -------------

    At December 29, 1996, options to purchase 232,000 common shares were exercisable at prices ranging from $2.75 to $7.50 per share. Outstanding options had a weighted average exercise price of $3.91 and an average remaining life of
2.7 years.

9. MAJOR CUSTOMERS AND GEOGRAPHICAL INFORMATION

    A significant portion of the Company's sales has been derived from major customers. Four customers accounted for approximately $4,041,000 in sales for fiscal year 1994, three customers accounted for approximately $3,111,000 in sales for fiscal year 1995, and five customers accounted for approximately $4,717,000 in sales for fiscal year 1996.

    International sales during the last three fiscal years were as follows:

                                                                            YEARS ENDED
                                                              ----------------------------------------
                                                              DECEMBER 25,  DECEMBER 31,  DECEMBER 29,
                                                                  1994          1995          1996
                                                              ------------  ------------  ------------
Europe......................................................   $  914,004    $1,375,361    $1,622,937
Asia........................................................      478,915       781,690     1,138,740
Canada and Mexico...........................................      563,037       165,632       194,167
South Pacific...............................................      140,960        41,223        26,628
Latin and South America.....................................       47,245        58,971        58,032
Other.......................................................       53,632        18,314        13,372
                                                              ------------  ------------  ------------
                                                               $2,197,793    $2,441,191    $3,053,876
                                                              ------------  ------------  ------------
                                                              ------------  ------------  ------------

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

10. EMPLOYEE BENEFIT PLANS

    Effective January 1985, the Company adopted a defined benefit pension plan (the "Plan") for eligible employees with at least one year of service. Substantially all employees of the Company are covered by the Plan. Benefits are payable in the form of a life annuity at an annual rate of up to fifty percent of average compensation during a five year measurement period, less a portion of social security benefits. For service of less than twenty-five years, the fifty percent of average compensation, as defined, is reduced proportionately. All eligible employees must participate in the Plan for at least five years in order to receive applicable benefits thereunder.

    During 1995, the Company decided to terminate the Plan and is in the process of finalizing the plan of termination. As of December 29, 1996, the Company has recorded an additional minimum pension liability of $213,037 representing the excess of the estimated accumulated benefit obligation of $1,691,792 over the actual fair market value of the Plan assets (principally money market funds) of $1,478,755 at December 29, 1996. The minimum pension liability resulted in a charge to stockholders' equity of $127,840 (net of income taxes of $85,197). During 1996, the Company made contributions to the Plan of $45,000 which were expensed.

    When the termination of the Plan is finalized, the minimum pension liability (adjusted for subsequent changes in the accumulated benefit obligation and plan assets) will be charged to the Company's consolidated results of operations.

    Effective July 1, 1995, the Company adopted a contributory defined contribution plan (the "Contribution Plan") in which the Company's employees may participate provided they have completed at least six months of continuous employment. The Company, at its discretion, may make contributions on behalf of all eligible employees to the Contribution Plan on an annual basis. During 1996, the Company accrued $140,000 for contributions to the Contribution Plan. No contributions were made by the Company to the Contribution Plan during fiscal years 1994 or 1995.

    In 1986, the Company entered into deferred compensation agreements with certain key employees under which the Company agreed to pay certain fixed amounts over a ten year period after the employees reach the age of 65. Payments provided for in these agreements begin vesting five years after the date of the agreements and become fully vested only if the employees remain employed by the Company through the age of 65. For accounting purposes, the present value of these payments is being charged ratably to expense over the period until the employees reach the age of 65 using a discount rate of 8%. The charge to expense for these agreements was none in 1994, $14,000 in 1995 and $17,000 in 1996.

    In 1995, the Company entered into an employment agreement with its President and Chief Executive Officer (the "President") and Vice President of Marketing (the "Vice President"). Under the agreement with the President, the Company may be required to pay annual bonuses for three years to the President, based on the Company's performance. Additionally, the Company agreed to make annual payments of $50,000 to the President over a ten year period beginning the month after the President's retirement, which vested immediately, and annual payments of $10,000 to the Vice President over a ten year period beginning on the month after the Vice President's retirement. The charge to expense for deferred compensation under these agreements was $245,000 in fiscal year 1995 and $53,000 in fiscal year 1996.

                           TINSLEY LABORATORIES, INC.

              (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS

           ENDED JUNE 30, 1996 AND 1997, RESPECTIVELY, IS UNAUDITED)

11. SUBSEQUENT EVENTS

    The Company is currently negotiating with a manufacturer of cinematographic equipment located in the United Kingdom to purchase assets intended to complement its subsidiary's optical lense business. The Company anticipates the cash payment for such assets will be approximately $2,000,000. The cost to the Company to purchase and finance the ongoing operation could require the Company to obtain third party financing if the transaction with Silicon Valley Group, Inc. described below is not consummated.

    During 1997, the Company renewed its bank line of credit, which expired on April 30, 1997 and increased available borrowings from $1,000,000 to $1,200,000. The line of credit is secured by the Company's current and future assets. Borrowings under this line of credit bear interest at a variable rate of prime plus 1% per annum. The line of credit, which expires on April 30, 1998, requires the Company to meet various financial covenants. The Company was not in compliance with certain financial covenants as of June 30, 1997. The Company received a waiver from the bank for these covenants as of June 30, 1997. Subsequent to June 30, 1997, the bank amended the line of credit to reduce the requirements of certain financial covenants.

    The Company entered into an agreement and plan of reorganization, dated September 9, 1997 (the "Reorganization Agreement") with Silicon Valley Group, Inc. ("SVG"). In accordance with the Reorganization Agreement, if the plan of reorganization is consummated, each issued and outstanding share of the Company's common stock will be converted into 0.6594 of a share of SVG common stock and each outstanding option to purchase the Company's common stock under the Company's stock option plans will be assumed by SVG and will become an equivalent right with respect to SVG's common stock on the same terms as the original option.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           SILICON VALLEY GROUP, INC.

                              SV ACQUISITION, INC.

                                      AND

                           TINSLEY LABORATORIES, INC.

                         DATED AS OF SEPTEMBER 9, 1997

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                              ----------
ARTICLE I--THE MERGER.......................................................................         A-1

    1.1     The Merger......................................................................         A-1
    1.2     Effective Time; Closing.........................................................         A-1
    1.3     Effect of the Merger............................................................         A-2
    1.4     Certificate of Incorporation; Bylaws............................................         A-2
    1.5     Directors and Officers..........................................................         A-2
    1.6     Effect on Capital Stock.........................................................         A-2
    1.7     Dissenting Shares...............................................................         A-4
    1.8     Surrender of Certificates.......................................................         A-4
    1.9     No Further Ownership Rights in TLI Common Stock.................................         A-6
    1.10    Lost, Stolen or Destroyed Certificates..........................................         A-6
    1.11    Tax and Accounting Consequences.................................................         A-6
    1.12    Taking of Necessary Action; Further Action......................................         A-6

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF TLI...........................................         A-6

    2.1     Organization of TLI.............................................................         A-6
    2.2     TLI Capital Structure...........................................................         A-7
    2.3     Obligations With Respect to Capital Stock.......................................         A-7
    2.4     Authority.......................................................................         A-8
    2.5     SEC Filings; TLI Financial Statements...........................................         A-8
    2.6     Absence of Certain Changes or Events............................................         A-9
    2.7     Taxes...........................................................................         A-9
    2.8     Title to Properties; Absence of Liens and Encumbrances..........................        A-10
    2.9     Intellectual Property...........................................................        A-11
    2.10    Compliance; Permits; Restrictions...............................................        A-13
    2.11    Litigation......................................................................        A-13
    2.12    Brokers' and Finders' Fees......................................................        A-13
    2.13    Employee Benefit Plans..........................................................        A-13
    2.14    Employees; Labor Matters........................................................        A-16
    2.15    Environmental Matters...........................................................        A-16
    2.16    Agreements, Contracts and Commitments...........................................        A-17
    2.17    Pooling of Interests............................................................        A-17
    2.18    Change of Control Payments......................................................        A-18
    2.19    Statements; Proxy Statement/Prospectus..........................................        A-18
    2.20    Board Approval..................................................................        A-18
    2.21    Customs.........................................................................        A-18

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF SVG AND MERGER SUB...........................        A-18

    3.1     Organization of SVG.............................................................        A-18
    3.2     SVG and Merger Sub Capital Structure............................................        A-19
    3.3     Authority.......................................................................        A-19
    3.4     SEC Filings; SVG Financial Statements...........................................        A-20
    3.5     Absence of Certain Changes or Events............................................        A-20
    3.6     Statements; Proxy Statement/Prospectus..........................................        A-20
    3.7     Litigation......................................................................        A-20
    3.8     Brokers' and Finders' Fees......................................................        A-21

                                                                                                 PAGE
                                                                                              ----------
ARTICLE IV--CONDUCT PRIOR TO THE EFFECTIVE TIME.............................................        A-21

    4.1     Conduct of Business.............................................................        A-21

ARTICLE V--ADDITIONAL AGREEMENTS............................................................        A-22

    5.1     Proxy Statement/Prospectus; Registration Statement; Other Filings; Board
              Recommendations...............................................................        A-22
    5.2     Meeting of Shareholders.........................................................        A-23
    5.3     Confidentiality; Access to Information..........................................        A-23
    5.4     No Solicitation.................................................................        A-24
    5.5     Public Disclosure...............................................................        A-25
    5.6     Legal Requirements..............................................................        A-25
    5.7     Third Party Consents............................................................        A-25
    5.8     Notification of Certain Matters.................................................        A-25
    5.9     Best Efforts and Further Assurances.............................................        A-26
    5.10    Stock Options...................................................................        A-26
    5.11    Form S-8........................................................................        A-26
    5.12    Indemnification.................................................................        A-26
    5.13    Nasdaq Listing..................................................................        A-27
    5.14    TLI Affiliate Agreement.........................................................        A-27
    5.15    Regulatory Filings; Reasonable Efforts..........................................        A-27
    5.16    Tax-Free Reorganization.........................................................        A-27
    5.17    Comfort Letter..................................................................        A-27
    5.18    Employment Agreements...........................................................        A-27
    5.19    Confidentiality Agreements......................................................        A-27

ARTICLE VI--CONDITIONS TO THE MERGER........................................................        A-28

    6.1     Conditions to Obligations of Each Party to Effect the Merger....................        A-28
    6.2     Additional Conditions to Obligations of TLI.....................................        A-28
    6.3     Additional Conditions to the Obligations of SVG and Merger Sub..................        A-29

ARTICLE VII--TERMINATION, AMENDMENT AND WAIVER..............................................        A-29

    7.1     Termination.....................................................................        A-29
    7.2     Notice of Termination; Effect of Termination....................................        A-30
    7.3     Fees and Expenses...............................................................        A-30
    7.4     Amendment.......................................................................        A-31
    7.5     Extension; Waiver...............................................................        A-31

ARTICLE VIII--GENERAL PROVISIONS............................................................        A-32

    8.1     Non-Survival of Representations and Warranties..................................        A-32
    8.2     Notices.........................................................................        A-32
    8.3     Interpretation; Knowledge.......................................................        A-32
    8.4     Counterparts....................................................................        A-33
    8.5     Entire Agreement; Third Party Beneficiaries.....................................        A-33
    8.6     Severability....................................................................        A-33
    8.7     Other Remedies; Specific Performance............................................        A-33
    8.8     Governing Law...................................................................        A-33
    8.9     Rules of Construction...........................................................        A-34
    8.10    Assignment......................................................................        A-34
    8.11    WAIVER OF JURY TRIAL............................................................        A-34

                               INDEX OF EXHIBITS

Exhibit A  Form of TLI Voting Agreement

Exhibit B  Form of TLI Affiliate Agreement

Exhibit C  Form of Employment and Noncompetition Agreement

                               INDEX OF SCHEDULES

TLI Disclosure Schedules

SVG Disclosure Schedules

Schedule 5.14 List of TLI Affiliates

Schedule 5.18 List of Individuals to Sign Employment Agreement

Schedule 6.2(d) List of SVG Consents

Schedule 6.3(e) List of TLI Consents

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of September 9, 1997, among Silicon Valley Group, Inc., a Delaware corporation ("SVG"), SV Acquisition, Inc., a California corporation and a wholly-owned subsidiary of SVG ("MERGER SUB"), and Tinsley Laboratories, Inc., a California corporation ("TLI").

                                 R E C I T A LS

    A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the California General Corporation Law ("CALIFORNIA LAW"), SVG and TLI intend to enter into a business combination transaction.

    B. The Board of Directors of TLI (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of TLI and fair to, and in the best interests of, TLI and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of TLI adopt and approve this Agreement and approve the Merger.

    C. Concurrently with the execution of this Agreement, and as a condition and inducement to SVG's willingness to enter into this Agreement, each of the officers and directors of TLI and certain other principal shareholders of TLI shall enter into Voting Agreements in substantially the form attached hereto as EXHIBIT A (the "TLI VOTING AGREEMENTS").

    D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    E. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into TLI (the "MERGER"), the separate corporate existence of Merger Sub shall cease and TLI shall continue as the surviving corporation. TLI as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of California in accordance with the relevant provisions of California Law (the "ARTICLES OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Articles of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Articles of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of SVG, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

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    1.3  EFFECT OF THE MERGER.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of TLI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TLI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be Tinsley, Inc.

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of TLI immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, TLI or the holders of any of the following securities:

        (a) CONVERSION OF TLI COMMON STOCK. Each share of Common Stock, no par value, of TLI (the "TLI COMMON STOCK") issued and outstanding immediately prior to the Effective Time, (other than any shares of TLI Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.6594 (the "EXCHANGE RATIO") share of Common Stock of SVG (the "SVG COMMON STOCK") upon surrender of the certificate representing such share of TLI Common Stock in the manner provided in
    Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
    Section 1.10).

        (b) CANCELLATION OF SVG-OWNED STOCK. Each share of TLI Common Stock held by TLI or owned by Merger Sub, SVG or any direct or indirect wholly owned subsidiary of TLI or of SVG immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) STOCK OPTION PLAN. At the Effective Time, all incentive stock options to purchase TLI Common Stock then outstanding under TLI's 1993 Incentive Stock Option Plan (the "TLI STOCK OPTION PLAN") and all nonqualified stock options then outstanding shall be assumed by SVG in accordance with Section 5.10 hereof.

        (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, no par value, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        (e)  ADJUSTMENTS TO EXCHANGE RATIO.

            (i) The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SVG Common Stock or TLI Common Stock), reorganization, recapitalization or other like change with respect to SVG Common Stock or TLI Common Stock occurring on or after the date hereof and prior to the Effective Time.

            (ii) TLI acknowledges and agrees that SVG and its independent public accountants shall be entitled to conduct a review of TLI's financial statements at June 30, 1997 to determine if any adjustments are required with respect to such statements. Such review shall be completed as soon as practicable following the date hereof and in no event later than ten
       (10) days following the date hereof. If, as a result of such review, SVG and their independent public accountants believe, in good faith, that adjustments are required to TLI's financial statements, SVG shall so inform TLI in writing of the amount of such adjustment (the "ADJUSTMENT AMOUNT"). TLI shall have ten (10) days following its receipt of SVG's determination of the Adjustment Amount to deliver to SVG a written notice setting forth in reasonable detail its reasons for objecting to SVG's determination of the Adjustment Amount and its proposed determination of what the Adjustment Amount should be. In the event that SVG does not receive such a written notice from TLI within such ten (10) day period, the Adjustment Amount for all purposes of this Agreement shall be the amount as initially determined by SVG. In the event SVG receives the aforementioned written notice from TLI within the ten (10) day period, SVG shall have five (5) days to either accept the revised adjustment amount proposed by TLI or to object to the amount proposed by TLI. In the event that SVG agrees to the revised amount proposed by TLI, the amount proposed by TLI shall be deemed to be the Adjustment Amount for all purposes of this Agreement. If SVG disagrees with TLI's proposed determination of the Adjustment Amount, SVG shall give written notice of such objection to TLI, and the dispute shall be resolved in accordance with the arbitration procedures set forth in Section 1.6(e)(iii) hereof.

           (iii) In the event a dispute exists as to the Adjustment Amount after the procedures set forth in Section 1.6(ii) hereof have been completed, either SVG or TLI may, by written notice to the other, demand arbitration of the dispute. Within ten (10) days after such written notice is received by the other party, SVG and TLI shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the Adjustment Amount shall be binding and conclusive upon the parties to this Agreement. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara, California under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 1.6(e), in any arbitration hereunder, TLI shall be deemed to be the Non-Prevailing Party unless the arbitrators award TLI more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute. The arbitrators shall have the discretion to cause the Non-Prevailing Party to pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration. In the absence of such determination by the arbitrators, the parties shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay its counsel fees and other expenses.

            (iv) In the event that the Adjustment Amount (determined in accordance with the other provisions of this Section 1.6) does not exceed $75,000, no adjustment shall be made to the Exchange Ratio. In the event that the Adjustment Amount (determined in accordance with the other provisions of this Section 1.6) exceeds $75,000, the Exchange Ratio shall be adjusted by multiplying the Exchange Ratio by the quotient of the Adjusted Price (as defined below) divided by the Initial Price (as defined below). For purposes of this Section 1.6(e)(iv), the "ADJUSTED PRICE" shall be determined by multiplying the Number of Shares (as defined below) by the SVG Closing Price (as defined below) and subtracting therefrom the amount by which the Adjustment Amount exceeds $75,000. For purposes of this Section 1.6(e)(iv), the "INITIAL PRICE" shall be determined by multiplying the Number of Shares (as defined below) by the SVG Closing Price (as defined below). For purposes of this Section 1.6(e)(iv), the "SVG CLOSING PRICE" shall be the average closing price of one share of SVG Common Stock for the five (5) most recent days that SVG Common Stock has traded ended on the trading day immediately prior to the date of this Agreement, as reported by the Nasdaq National Market. For purposes of this Section 1.6(e)(iv), the "NUMBER OF SHARES" shall be determined by multiplying the Exchange Ratio in effect immediately prior to the adjustment by the sum of the number of shares of TLI Common Stock outstanding on the date hereof plus the number of shares of TLI Common Stock subject to outstanding options on the date hereof.

        (f) FRACTIONAL SHARES. No fraction of a share of SVG Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of TLI Common Stock who would otherwise be entitled to a fraction of a share of SVG Common Stock (after aggregating all fractional shares of SVG Common Stock to be received by such holder) shall receive from SVG an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of SVG Common Stock for the five (5) most recent days that SVG Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

    1.7  DISSENTING SHARES.

        (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of TLI Common Stock who has demanded and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive SVG Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

        (b) Notwithstanding the foregoing, if any holder of shares of TLI Common Stock who demands appraisal of such shares under California Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive SVG Common Stock and cash in lieu of fractional shares of SVG Common Stock in accordance with
    Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares of TLI Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

        (c) TLI shall give SVG (i) prompt notice of any written demands for appraisal of any shares of TLI Common Stock, withdrawals of such demands, and any other instruments served pursuant to California Law and received by TLI which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under California Law. TLI shall not, except with the prior written consent of SVG or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of TLI Common Stock or offer to settle or settle any such demands. Any payments made in respect of Dissenting Shares shall be made by TLI or the Surviving Corporation, as the case may be.

    1.8  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. ChaseMellon Shareholder Services shall act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) SVG TO PROVIDE COMMON STOCK. Promptly after the Effective Time, SVG shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of SVG Common Stock issuable pursuant to
    Section 1.6 in exchange for outstanding shares of TLI Common

    Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of TLI Common Stock may be entitled pursuant to
    Section 1.8(d).

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, SVG shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of TLI Common Stock whose shares were converted into the right to receive shares of SVG Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SVG may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of SVG Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
    Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by SVG, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of SVG Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to
    Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of SVG Common Stock into which such shares of TLI Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
    Section 1.6(f) and any dividends or distributions payable pursuant to
    Section 1.8(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to SVG Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of SVG Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of SVG Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of SVG Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates for shares of SVG Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to SVG or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of SVG Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of SVG or any agent designated by it that such tax has been paid or is not payable.

        (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.8, neither the Exchange Agent, SVG, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of SVG Common Stock or TLI Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN TLI COMMON STOCK. All shares of SVG Common Stock issued upon the surrender for exchange of shares of TLI Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TLI Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of TLI Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of SVG Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.8(d); PROVIDED, HOWEVER, that SVG may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SVG, TLI or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.11  TAX AND ACCOUNTING CONSEQUENCES.

        (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

    1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TLI and Merger Sub, the officers and directors of TLI and Merger Sub will take all such lawful and necessary action.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF TLI

    TLI represents and warrants to SVG and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by TLI to SVG dated as of the date hereof and certified by a duly authorized officer of TLI (the "TLI SCHEDULES"), as follows (provided that, any exception disclosed on the TLI Schedules that sets forth a dollar amount for such exception shall constitute an exception to the referenced specific representation only up to such disclosed dollar amount):

    2.1  ORGANIZATION OF TLI.

        (a) TLI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on TLI.

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
        (b) TLI has delivered to SVG a true and complete list of all of TLI's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and TLI's equity interest therein.

        (c) TLI has delivered or made available to SVG a true and correct copy of the Articles of Incorporation and Bylaws of TLI and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither TLI nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

        (d) When used in connection with TLI, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of TLI and its subsidiaries taken as a whole.

    2.2 TLI CAPITAL STRUCTURE. The authorized capital stock of TLI consists of 6,000,000 shares of Common Stock, no par value, of which there were 1,565,548 shares issued and outstanding as of July 31, 1997 and 500,000 shares of Preferred Stock, no par value, of which no shares are issued or outstanding. All outstanding shares of TLI Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of TLI or any agreement or document to which TLI is a party or by which it is bound. As of July 31, 1997, TLI had reserved an aggregate of 324,200 shares of TLI Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the TLI Stock Option Plan or otherwise. As of July 31, 1997, there were options outstanding to purchase an aggregate of 171,600 shares of Common Stock issued to employees pursuant to the TLI Stock Option Plan, and options outstanding to purchase an aggregate of 152,600 shares of Common Stock issued to employees, consultants and non-employee directors which were not granted pursuant to a stock option plan. All shares of TLI Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The TLI Schedules list for each person who held options to acquire shares of TLI Common Stock as of July 31, 1997, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicate the extent of acceleration, if any.

    2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of TLI, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities TLI owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of TLI, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which TLI or any of its subsidiaries is a party or by which it is bound obligating TLI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of TLI or any of its subsidiaries or obligating TLI or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of TLI, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of TLI or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

    2.4  AUTHORITY.

        (a) TLI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of TLI, subject only to the approval and adoption of this Agreement and the approval of the Merger by TLI's shareholders and the filing and recordation of the Articles of Merger pursuant to California Law. A vote of the holders of at least a majority of the outstanding shares of the TLI Common Stock is required for TLI's shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by TLI and, assuming the due authorization, execution and delivery by SVG and, if applicable, Merger Sub, constitutes a valid and binding obligation of TLI, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by TLI does not, and the performance of this Agreement by TLI will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of TLI or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by TLI's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to TLI or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TLI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of TLI or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TLI or any of its subsidiaries is a party or by which TLI or any of its subsidiaries or its or any of their respective properties are bound or affected. The TLI Schedules list all consents, waivers and approvals under any of TLI's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to TLI in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of California, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to TLI or SVG or have a material adverse effect on the ability of the parties to consummate the Merger.

    2.5  SEC FILINGS; TLI FINANCIAL STATEMENTS.

        (a) TLI has filed all forms, reports and documents required to be filed with the SEC since June 30, 1995 and has made available to SVG such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that TLI may file subsequent to the date hereof) are referred to herein as the "TLI SEC REPORTS." As of their respective dates, the TLI SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TLI SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of TLI's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in TLI SEC Reports (the "TLI FINANCIALS"), including any TLI SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of TLI and its subsidiaries as at the respective dates thereof and the consolidated results of TLI's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of TLI contained in TLI SEC Reports as of March 31, 1997 is hereinafter referred to as the "TLI BALANCE SHEET." Except as disclosed in the TLI Financials, since the date of the TLI Balance Sheet neither TLI nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of TLI and its subsidiaries taken as a whole, except liabilities
    (i) provided for in the TLI Balance Sheet, or (ii) incurred since the date of the TLI Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

        (c) TLI has heretofore furnished to SVG a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by TLI with the SEC pursuant to the Securities Act or the Exchange Act.

    2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the TLI Balance Sheet there has not been: (i) any Material Adverse Effect on TLI, (ii) any material change by TLI in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any material revaluation by TLI of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

    2.7  TAXES.

        (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        (b)  TAX RETURNS AND AUDITS.

            (i) TLI and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by TLI and each of its subsidiaries, except such Returns which are not material to TLI, and have paid all Taxes shown to be due on such Returns.

            (ii) TLI and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, the Federal Insurance Contribution Act ("FICA"), the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

           (iii) Neither TLI nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against TLI or any of its subsidiaries, nor has TLI or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (iv) No audit or other examination of any Return of TLI or any of its subsidiaries is presently in progress, nor has TLI or any of its subsidiaries been notified of any request for such an audit or other examination.

            (v) No adjustment relating to any Returns filed by TLI or any of its subsidiaries has been proposed formally or informally by any Tax authority to TLI or any of its subsidiaries or any representative thereof.

            (vi) Neither TLI nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the TLI Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to TLI.

           (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of TLI or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          (viii) Neither TLI nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by TLI.

            (ix) Neither TLI nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

            (x) Except as may be required as a result of the Merger, TLI and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

            (xi) None of TLI's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xii) The TLI Schedules list (A) any foreign Tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by TLI or any of its subsidiaries with any Taxing authority and (C) any expatriate programs or policies affecting TLI or any of its subsidiaries.

    2.8  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

        (a) The TLI Schedules list the real property owned by TLI. The TLI Schedules list all real property leases to which TLI is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

        (b) TLI has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in TLI Financials or in the TLI Schedules and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.9  INTELLECTUAL PROPERTY.

    For the purposes of this Agreement, the following terms have the following definitions:

        "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "TLI INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, TLI.

        "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and
        (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

        (a) Section 2.9 of the TLI Schedules lists all of the Registered Intellectual Property owned by, or filed in the name of, TLI (the "TLI REGISTERED INTELLECTUAL PROPERTY").

        (b) Section 2.9 of the TLI Schedules lists all proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any TLI Intellectual Property.

        (c) No TLI Intellectual Property or product or service of TLI is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by TLI, or which may affect the validity, use or enforceability of such TLI Intellectual Property.

        (d) Each item of TLI Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

        (e) Except as set forth in Section 2.9 of TLI Schedules: (i) TLI owns and has good and exclusive title to, or has license to, each item of TLI Intellectual Property, including all TLI Registered Intellectual Property listed in Section 2.9 of the TLI Schedules, free and clear of any lien or encumbrance (excluding licenses and related restrictions); and (ii) TLI is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of TLI, including the sale of any products or the provision of any services by TLI.

        (f) TLI owns exclusively, and has good title to, all copyrighted works that are TLI products or which TLI otherwise expressly purports to own.

        (g) To the extent that any work, invention, or material has been developed or created by a third party for TLI, TLI has a written agreement with such third party with respect thereto and TLI thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the extent it is legally possible to do so.

        (h) Except as set forth in Section 2.9 of the TLI Schedules, TLI has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was TLI Intellectual Property, to any third party.

        (i) Section 2.9 of the TLI Schedules lists all material contracts, licenses and agreements to which TLI is a party (i) with respect to TLI Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to TLI.

        (j) The contracts, licenses and agreements listed on Section 2.9 of TLI Schedules are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. TLI is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of TLI, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, TLI will be permitted to exercise all of TLI's rights under the contracts, licenses and agreements listed in Section 2.9 of the TLI Schedules to the same extent TLI would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which TLI would otherwise be required to pay.

        (k) Section 2.9 of the TLI Schedules lists or specifically refers to all contracts, licenses and agreements between TLI and any third party wherein or whereby TLI has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by TLI or such third party of the Intellectual Property of any third party, except such contracts entered into in the ordinary course of TLI's business.

        (l) The operation of the business of TLI as such business currently is conducted, including TLI's design, development, manufacture, marketing and sale of the products or services of TLI (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to TLI's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (m) TLI has not received notice from any third party that the operation of the business of TLI or any act, product or service of TLI, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (n) Except as set forth in Section 2.9 of the TLI Schedules, to the knowledge of TLI, no Person has or is infringing or misappropriating any TLI Intellectual Property.

        (o) Except as set forth in Section 2.9 of the TLI Schedules, there have been, and are, no claims asserted against TLI or, to its knowledge, against any customer of TLI, related to any product or service of TLI.

        (p) TLI has taken reasonable steps to protect TLI's rights in TLI's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to TLI, and, without limiting the foregoing, TLI has and enforces a policy requiring each employee and contractor involved with TLI Intellectual Property on a regular basis to execute a proprietary information / confidentiality agreement substantially in TLI's standard form and all current and former employees and contractors of TLI have executed such an agreement, except where the failure to do so is not reasonably expected to be material to TLI.

    2.10  COMPLIANCE; PERMITS; RESTRICTIONS.

        (a) Neither TLI nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to TLI or any of its subsidiaries or by which TLI or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TLI or any of its subsidiaries is a party or by which TLI or any of its subsidiaries or its or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or threatened against TLI or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon TLI or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of TLI or any of its subsidiaries, any acquisition of material property by TLI or any of its subsidiaries or the conduct of business by TLI as currently conducted.

        (b) TLI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to the operation of the business of TLI (collectively, the "TLI PERMITS"). TLI and its subsidiaries are in compliance in all material respects with the terms of the TLI Permits.

    2.11 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which TLI or any of its subsidiaries has received any notice of assertion nor, to TLI's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against TLI or any of its subsidiaries which would be likely to be material to TLI. TLI is not aware of any basis for any action, suit, proceeding, claim, arbitration or proceeding of the type described in the preceding sentence, and TLI has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted would be material to TLI. No Governmental Entity has at any time challenged or questioned in writing the legal right of TLI to manufacture, offer or sell any of its products in the present manner or style thereof.

    2.12 BROKERS' AND FINDERS' FEES. TLI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.13  EMPLOYEE BENEFIT PLANS.

        (a) The TLI Schedules contain an accurate and complete list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by TLI or any trade or business which is under common control with TLI within the meaning of
    Section 414 of the Code (an "AFFILIATE") for the benefit of any current, former, or retired employee, officer, or director of TLI or any Affiliate (the "TLI EMPLOYEE PLANS"), together with a schedule of all liabilities, whether or not accrued, under each such TLI Employee Plan. Except as disclosed on such Schedules, TLI does not have any plan or commitment, whether legally binding or not, to establish any new TLI Employee Plan, to modify any TLI Employee Plan (except to the extent required by law or to conform any such TLI Employee Plan to the requirements of any applicable law, in each case as previously disclosed to SVG in writing, or as required by this Agreement), or to enter into any TLI Employee Plan, nor does it have any intention or commitment to do any of the foregoing.

        (b) TLI has provided to SVG (i) correct and complete copies of all documents embodying or relating to each TLI Employee Plan including without limitation all amendments thereto, written interpretations thereof and corporate actions relating thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each TLI Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each TLI Employee Plan or related trust; (iv) if the TLI Employee Plan is funded, the most recent annual and periodic accounting of TLI Employee Plan assets; (v) the most recent summary plan description together with a summary of material modifications thereto, if any, required under ERISA with respect to each TLI Employee Plan; (vi) all IRS determination letters, prior notification letters and rulings relating to TLI Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any TLI Employee Plan; (vii) all material agreements and contracts relating to each TLI Employee Plan, including but not limited to, trust agreements, administration service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employees relating to any TLI Employee Plan and any proposed TLI Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to TLI; and (ix) all registration statements and prospectuses prepared in connection with each TLI Employee Plan.

        (c) (i) TLI has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each TLI Employee Plan, and each TLI Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations (including any applicable exemptions thereto), including but not limited to ERISA or the Code; (ii) each TLI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan;
    (iii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or Section 4975 of the Code has occurred with respect to any TLI Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of TLI, threatened or anticipated (other than routine claims for benefits) against any TLI Employee Plan or against the assets of any TLI Employee Plan; and (v) each TLI Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to TLI, SVG or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of TLI or any affiliates, threatened by the IRS or DOL with respect to any TLI Employee Plan; and (vii) neither TLI nor any Affiliate is subject to any penalty or tax with respect to any TLI Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code, (viii) no legal or administrative action has been taken by the Pension Benefit Guaranty Corporation ("PBGC") to terminate any TLI Employee Plan that constitutes a defined benefit plan, as defined by Section 3(35) of ERISA, as amended (the "TLI DB PLAN"), or to appoint a trustee to administer such a TLI DB Plan; (ix) as of the Effective Time, no liability to the PBGC under Title IV of ERISA has been incurred by TLI or an Affiliate that has not been satisfied in full; (x) as of the Effective Time, each TLI DB Plan was fully-funded on a termination basis; (xi) each TLI DB Plan has been maintained in compliance with the minimum funding standards of ERISA and the Code where applicable and has not incurred any "accumulated funding deficiency," as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived; and (xii) neither has a reportable event within the meaning of Section 4043 of ERISA and the regulations thereunder, nor any event described in Section 4041 (other than the standard termination contemplated herein), 4062 or 4063 of ERISA occurred with respect to any such TLI DB Plan.

        (d) As of the Effective Time, TLI will have (i) taken any and all necessary and appropriate corporate actions to terminate all TLI DB Plans;
    (ii) approved the necessary plan amendment terminating all TLI DB Plans;
    (iii) prepared an "Application for Determination for Terminating Plan" on Form 5310 for each such TLI DB Plan and submitted these completed Form(s) and all applicable schedules and attachments thereto to SVG for its approval prior to submission to the Internal Revenue Service (the "IRS"); and (iv) taken any and all necessary legal actions to terminate all TLI DB Plans, subject to approval by SVG including, without limitation, submission of a notice of sufficiency to the PBGC, the notice to affected individuals and the standard termination provisions contained in Section 4041 of ERISA ET SEQ.

        (e) Prior to the Effective Time, TLI has (i) either terminated its participation in or taken corporate action to terminate any TLI Employee Plans that are "multiple employer" plans, as defined in Section 413(c) of the Code (collectively, "TLI MULTIPLE EMPLOYER PLAN"); (ii) no "withdrawal liability" from any such TLI Multiple Employer Plan whether directly or as a result of a controlled group liability; (iii) approved the necessary plan amendment terminating all TLI Multiple Employer Plan or its participation therein; and (iv) in the event that any TLI Multiple Employer Plan was terminated in its entirely, prepared an "Application for Determination for Terminating Plan" on Form 5310 for all TLI Multiple Employer Plans and submitted such completed Form(s) and all applicable schedules and attachments thereto to SVG for its approval prior to submission to the IRS.

        (f) No TLI Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or other applicable statute, and TLI has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

        (g) Neither TLI nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA or any similar provisions of state law applicable to its current, former or retired employees or other "qualified beneficiaries" (as that term is defined pursuant to COBRA).

        (h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or together with the occurrence of any additional or subsequent events contemplated by this Agreement) constitute an event under any TLI Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employee of TLI.

        (i) No payment or benefit which will or may be made by TLI or SVG or any of their respective affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

    2.14 EMPLOYEES; LABOR MATTERS. To TLI's knowledge after reasonable inquiry, no employee of TLI (i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by TLI because of the nature of the business conducted or presently proposed to be conducted by TLI or to the use of trade secrets or proprietary information of others and (ii) has given notice to TLI, nor is TLI otherwise aware, that any employee intends to terminate his or her employment with TLI except for terminations of a nature and number that are consistent with TLI's prior experience. To TLI's knowledge, there are no activities or proceedings of any labor union to organize any employees of TLI or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of TLI or any of its subsidiaries. TLI is not, and has never been, a party to any collective bargaining agreement. TLI and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

    2.15  ENVIRONMENTAL MATTERS.

        (a) HAZARDOUS MATERIAL. Except as reasonably would not be likely to result in liability to TLI, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies, are present, as a result of the actions of TLI or any of its subsidiaries or any affiliate of TLI, or, to TLI's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that TLI or any of its subsidiaries has at any time owned, operated, occupied or leased.

        (b) HAZARDOUS MATERIALS ACTIVITIES. Except as reasonably would not be likely to result in liability to TLI, neither TLI nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has TLI or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

        (c) PERMITS. TLI and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "TLI ENVIRONMENTAL PERMITS") necessary for the conduct of TLI's and its subsidiaries' Hazardous Material Activities and other businesses of TLI and its subsidiaries as such activities and businesses are currently being conducted. TLI and its subsidiaries are in compliance with the terms of the TLI Environmental Plans.

        (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to TLI's knowledge, threatened concerning any TLI Environmental Permit, Hazardous Material or any Hazardous Materials Activity of TLI or any of its subsidiaries. TLI is not aware of any fact or circumstance which could involve TLI or any of its subsidiaries in any environmental litigation or impose upon TLI any material environmental liability.

    2.16 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the TLI Schedules, neither TLI nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of TLI's Board of Directors, other than those that are terminable by TLI or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit TLI's or any of its subsidiaries' ability to terminate employees at will;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between TLI or any of its subsidiaries and any of its officers or directors;

        (d) any agreement, contract or commitment containing any covenant limiting the freedom of TLI or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

        (f) any material joint marketing or development agreement;

        (g) any agreement, contract or commitment currently in force to provide or receive source code for any product, service or technology except for maintenance purposes;

        (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any TLI product, service or technology except as a distributor in the normal course of business.

    Neither TLI nor any of its subsidiaries, nor to TLI's knowledge any other party to a TLI Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which TLI or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (h) above (any such agreement, contract or commitment, a "TLI CONTRACT") in such a manner as would permit any other party to cancel or terminate any such TLI Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to TLI.

    2.17 POOLING OF INTERESTS. To the knowledge of TLI, based on consultation with its independent accountants, neither TLI nor any of its directors, officers, affiliates or shareholders has taken any action which would preclude SVG's ability to account for the Merger as a pooling of interests.

    2.18 CHANGE OF CONTROL PAYMENTS. The TLI Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of TLI as a result of the Merger.

    2.19 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by TLI for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by TLI for inclusion in the proxy statement/prospectus to be sent to the shareholders of TLI in connection with the meeting of TLI's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "TLI SHAREHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to TLI's shareholders, at the time of the TLI Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TLI Shareholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to TLI or any of its affiliates, officers or directors should be discovered by TLI which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, TLI shall promptly inform SVG. Notwithstanding the foregoing, TLI makes no representation or warranty with respect to any information supplied by SVG or Merger Sub which is contained in any of the foregoing documents.

    2.20 BOARD APPROVAL. The Board of Directors of TLI has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of TLI and its shareholders, and (ii) to recommend that the shareholders of TLI approve and adopt this Agreement and approve the Merger.

    2.21 CUSTOMS. All goods imported into the United States or any other country by TLI or any of its subsidiaries ("IMPORTED GOODS") have been, with such exceptions as are not material, properly valued and classified in accordance with applicable tariff laws, rules and regulations, and all proper duties, tariffs or excise taxes have been paid with respect to the Imported Goods. No penalties have been assessed, asserted or claimed with respect to any Imported Goods. All Imported Goods have been properly marked as to country of origin, content and material.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF SVG AND MERGER SUB

    SVG and Merger Sub represent and warrant to TLI, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by SVG to TLI dated as of the date hereof and certified by a duly authorized officer of SVG (the "SVG SCHEDULES"), as follows:

    3.1  ORGANIZATION OF SVG.

        (a) Each of SVG and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined below) on SVG.

        (b) SVG has delivered or made available to TLI a true and correct copy of the Certificate of Incorporation and Bylaws of SVG, each as amended to date, and each such instrument is in full force and effect. SVG is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

        (c) When used in connection with SVG, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of SVG and its subsidiaries taken as a whole.

    3.2 SVG AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of SVG consists of 100,000,000 shares of Common Stock, $0.01 par value, of which there were 30,875,845 shares issued and outstanding as of July 31, 1997, and 1,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, no par value, all of which, as of the date hereof, are issued and outstanding and are held by SVG. Merger Sub was formed on July 31, 1997, for the purpose of consummating a merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of SVG Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of SVG or any agreement or document to which SVG is a party or by which it is bound.

    3.3  AUTHORITY.

        (a) Each of SVG and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SVG and, in the case of this Agreement, Merger Sub, subject only to the filing and recordation of the Articles of Merger pursuant to California Law. This Agreement has been duly executed and delivered by each of SVG and Merger Sub and, assuming the due authorization, execution and delivery by TLI, constitutes the valid and binding obligation of SVG and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of SVG and Merger Sub does not, and the performance of this Agreement by each of SVG and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of SVG or the Articles of Incorporation or Bylaws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to SVG or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair SVG' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of SVG or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SVG or Merger Sub is a party or by which SVG or Merger Sub or any of their respective properties are bound or affected.

        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to SVG or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Articles of Merger with the Secretary of State of the State of California,
    (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to SVG or TLI or have a material adverse effect on the ability of the parties to consummate the Merger.

    3.4  SEC FILINGS; SVG FINANCIAL STATEMENTS.

        (a) SVG has filed all forms, reports and documents required to be filed with the SEC since June 30, 1995, and has made available to TLI such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that SVG may file subsequent to the date hereof) are referred to herein as the "SVG SEC REPORTS." As of their respective dates, the SVG SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SVG SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of SVG's subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in SVG SEC Reports (the "SVG FINANCIALS"), including any SVG SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of SVG and its subsidiaries as at the respective dates thereof and the consolidated results of SVG's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of SVG contained in SVG SEC Reports as of March 31, 1997 is hereinafter referred to as the "SVG BALANCE SHEET."

    3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the SVG Balance Sheet, there has not been any Material Adverse Effect on SVG.

    3.6 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by SVG for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by SVG for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to TLI's shareholders, at the time of the TLI Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TLI Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to SVG or any of its affiliates, officers or directors should be discovered by SVG which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, SVG shall promptly inform TLI. Notwithstanding the foregoing, SVG makes no representation or warranty with respect to any information supplied by TLI which is contained in any of the foregoing documents.

    3.7 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which SVG or any of its subsidiaries has received any notice of assertion nor, to SVG's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against SVG or any of its subsidiaries which would be likely to be material to SVG. SVG is not aware of any basis for any action, suit, proceeding, claim, arbitration or proceeding of the type described in the preceding sentence, and SVG has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted would be material to SVG. No Governmental Entity has at any time challenged or questioned in writing the legal right of SVG to manufacture, offer or sell any of its products in the present manner or style thereof.

    3.8 BROKERS' AND FINDERS' FEES. SVG has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, TLI, (which for the purposes of this Article 4 shall include TLI and each of its subsidiaries) shall, except to the extent that SVG shall otherwise consent in writing, carry on its business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, TLI will promptly notify SVG of any material event involving its business or operations.

    In addition, except as permitted by the terms of this Agreement, without the prior written consent of SVG, TLI shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to SVG, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the TLI Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock;

        (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance of shares of TLI Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement;

        (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

        (h) Other than the specific transaction contemplated by that certain Letter Agreement dated July 15, 1997 between TLI and Taylor Hobson Limited, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of TLI or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of TLI, except in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of TLI or guarantee any debt securities of others;

        (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

        (m) Make any grant of exclusive rights to any third party;

        (n) Take any action that would be reasonably likely to interfere with SVG's ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV; or

        (o) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (n) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

        (a) As promptly as practicable after the execution of this Agreement, TLI will (subject to review and comment by SVG) prepare, and file with the SEC, the Proxy Statement and SVG will prepare and file with the SEC the Registration Statement (pursuant to which the issuance of the shares of SVG Common Stock to be issued in the Merger shall be registered under the Securities Act) in which the Proxy Statement will be included as a prospectus. Each of TLI and SVG will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to the TLI shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, TLI and SVG will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of TLI and SVG will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, TLI or SVG, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of TLI, such amendment or supplement.

        (b) The Proxy Statement will include the recommendation of the Board of Directors of TLI in favor of adoption and approval of this Agreement and approval of the Merger (except that the Board of Directors of TLI may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

    5.2 MEETING OF SHAREHOLDERS. Promptly after the date hereof, TLI will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene the TLI Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. TLI will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of The Nasdaq Stock Market or California Law to obtain such approvals.

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

        (a) The parties acknowledge that TLI and SVG have previously executed a Confidentiality Agreement dated as of June 3, 1997 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        (b) ACCESS TO INFORMATION. TLI will afford SVG and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of TLI during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of TLI, as SVG may reasonably request. No information or knowledge obtained by SVG in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. SVG will afford TLI the opportunity to conduct such diligence as it may reasonably request and which is customary for target companies on transactions similar to the Merger. No information or knowledge obtained by TLI in any investigation pursuant to this Section
    5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION.

        (a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, TLI and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than SVG and its affiliates, agents and representatives), or
    (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning TLI or any of its subsidiaries to, or afford any access to the properties, books or records of TLI or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than SVG and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to TLI. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" means any proposal or offer relating to
    (i) any merger, consolidation, sale of substantial assets or similar transactions involving TLI or any of its subsidiaries (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale by TLI of any shares of capital stock of TLI (including without limitation by way of a tender offer or an exchange offer) except as may be permitted pursuant to Article 4, (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of TLI (except for acquisitions for passive investment purposes of not more than 15% of the then outstanding shares of capital stock of TLI only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and does not become obligated to file a Schedule
    13D); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. TLI will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. TLI will (i) notify SVG as promptly as practicable if it receives any proposal or written inquiry or any written request for information or access in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify SVG of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, TLI and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than SVG); PROVIDED, HOWEVER, that nothing herein shall prohibit TLI's Board of Directors from taking and disclosing to TLI's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

        (b) Notwithstanding the provisions of paragraph (a) above, prior to the Effective Time, TLI may, to the extent the Board of Directors of TLI determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (c), below, furnish information to any person, entity or group after such person, entity or group has delivered to TLI in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of TLI in its good faith reasonable judgment determines would result in a transaction more favorable than the Merger to the shareholders of TLI from a financial point of view (a "TLI SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Acquisition Proposal, TLI may refer any third party to this Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event TLI receives a TLI Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of

    TLI from recommending such TLI Superior Proposal to its shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of TLI may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, TLI may refrain from soliciting proxies to secure the vote of its shareholders as may be required by Section 5.2; PROVIDED, HOWEVER, that TLI shall (i) provide SVG at least forty eight
    (48) hours prior notice of any TLI Board meeting at which it is reasonably expected to contemplate a Superior Proposal and (ii) not recommend to its shareholders a TLI Superior Proposal for a period of not less than 5 business days after SVG's receipt of a copy of such TLI Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing).

        (c) Notwithstanding anything to the contrary in this Section 5.4, TLI will not provide any non-public information to a third party unless: (i) TLI provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (ii) such non-public information has been previously delivered to SVG.

        (d) SVG and TLI acknowledge and agree that the provisions of this
    Section 5.4 supersede and replace Section 9 of the Confidentiality Agreement. Except as set forth in this Section 5.3(d), the provisions of the Confidentiality Agreement shall remain in full force and effect.

    5.5 PUBLIC DISCLOSURE. SVG and TLI will consult with each other and, to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6 LEGAL REQUIREMENTS. Each of SVG, Merger Sub and TLI will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. SVG will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of SVG Common Stock pursuant hereto. TLI will use its commercially reasonable efforts to assist SVG as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of SVG Common Stock pursuant hereto.

    5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, SVG and TLI will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    5.8 NOTIFICATION OF CERTAIN MATTERS. SVG and Merger Sub will give prompt notice to TLI, and TLI will give prompt notice to SVG, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of SVG and Merger Sub or TLI, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    5.9 BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of SVG and TLI under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither SVG nor TLI nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

    5.10  STOCK OPTIONS.

        (a) At the Effective Time, each outstanding option to purchase shares of TLI Common Stock under the TLI Stock Option Plan or otherwise (each a "TLI STOCK OPTION"), whether or not exercisable, will be assumed by SVG. Each TLI Stock Option so assumed by SVG under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the TLI Stock Option Plan (if such option was granted pursuant to such plan) immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each TLI Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of SVG Common Stock equal to the product of the number of shares of TLI Common Stock that were issuable upon exercise of such TLI Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of SVG Common Stock and
    (ii) the per share exercise price for the shares of SVG Common Stock issuable upon exercise of such assumed TLI Stock Option will be equal to the quotient determined by dividing the exercise price per share of TLI Common Stock at which such TLI Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Within ten (10) days following the Effective Time, SVG will issue to each holder of an outstanding TLI Stock Option a notice describing the foregoing assumption of such TLI Stock Option by SVG.

        (b) It is intended that TLI Stock Options assumed by SVG shall qualify following the Effective Time as incentive stock options as defined in
    Section 422 of the Code to the extent TLI Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.10 shall be applied consistent with such intent.

        (c) SVG will reserve sufficient shares of SVG Common Stock for issuance under Section 5.10(a) and under Section 1.6(c) hereof.

    5.11 FORM S-8. SVG agrees to file a registration statement on Form S-8 for the shares of SVG Common Stock issuable with respect to assumed TLI Stock Options as soon as reasonably practical after the Closing Date.

    5.12  INDEMNIFICATION.

        (a) From and after the Effective Time, SVG will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of TLI pursuant to any indemnification agreements between TLI and its directors and officers or indemnification provisions under TLI's Articles of Incorporation or Bylaws existing prior to the date hereof. From and after the Effective Time, such obligations shall be the joint and several obligations of SVG and the Surviving Corporation and, by executing this Agreement, SVG hereby assumes such obligations. The Articles of Incorporation and By-laws of the Surviving Corporation will contain appropriate provisions with respect to indemnification, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of TLI, unless such modification is required by law.

        (b) This Section 5.12 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit TLI, the Surviving Corporation and the indemnified parties, and will be binding on all successors and assigns of the Surviving Corporation.

    5.13 NASDAQ LISTING. SVG agrees to authorize for quotation on the Nasdaq National Market the shares of SVG Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.14 TLI AFFILIATE AGREEMENT. Set forth on Schedule 5.14 is a list of those persons who may be deemed to be, in TLI's reasonable judgment, affiliates of TLI within the meaning of Rule 145 promulgated under the Securities Act (each a "TLI AFFILIATE"). TLI will provide SVG with such information and documents as SVG reasonably requests for purposes of reviewing such list. TLI will use its reasonable best efforts to deliver or cause to be delivered to SVG, as promptly as practicable on or following the date hereof, from each TLI Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT B (the "TLI AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. SVG will be entitled to place appropriate legends on the certificates evidencing any SVG Common Stock to be received by a TLI Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the SVG Common Stock, consistent with the terms of the TLI Affiliate Agreement.

    5.15 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, TLI and SVG each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. TLI and SVG each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

    5.16 TAX-FREE REORGANIZATION. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

    5.17 COMFORT LETTER. Ernst & Young LLP, certified public accountants to TLI, shall provide a letter reasonably acceptable to SVG, relating to their review of the financial statements relating to TLI contained in or incorporated by reference in the Registration Statement.

    5.18 EMPLOYMENT AGREEMENTS. As soon as practicable following the Effective Time, TLI and each of the individuals listed on Schedule 5.18 hereto shall enter into Employment Agreements substantially in the form attached hereto as EXHIBIT C.

    5.19 CONFIDENTIALITY AGREEMENTS. TLI agrees that from and after the date hereof, it will use all reasonable efforts to cause each of its employees and contractors involved with TLI Intellectual Property to execute a proprietary information/confidentiality agreement in TLI's standard form as previously provided to SVG.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) TLI SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of TLI.

        (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

        (d) TAX OPINIONS. SVG and TLI shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, P.C. and Clark & Trevithick, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either SVG or TLI does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) NASDAQ LISTING. The shares of SVG Common Stock issuable to shareholders of TLI pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for quotation on the Nasdaq National Market upon official notice of issuance.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TLI. The obligation of TLI to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by TLI:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of SVG and Merger Sub contained in this Agreement shall have been true and correct in all material respects on and as of the date of this Agreement. In addition, the representations and warranties of SVG and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representation in Section 3.2) where the failure to be so true and correct would not have a Material Adverse Effect on SVG. TLI shall have received a certificate with respect to the foregoing signed on behalf of SVG by an authorized officer of SVG;

        (b) AGREEMENTS AND COVENANTS. SVG and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and TLI shall have received a certificate to such effect signed on behalf of SVG by an authorized officer of SVG; and

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to SVG shall have occurred since the date of this Agreement.

        (d) CONSENTS. SVG shall have obtained all material consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby under the agreements, contracts, licenses or leases set forth on Schedule 6.2(d).

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SVG AND MERGER SUB. The obligations of SVG and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
SVG:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TLI contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of TLI contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not have a Material Adverse Effect on TLI. SVG shall have received a certificate with respect to the foregoing signed on behalf of TLI by the Chief Executive Officer and the Chief Financial Officer of TLI.

        (b) AGREEMENTS AND COVENANTS. TLI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the SVG shall have received a certificate to such effect signed on behalf of TLI by the Chief Executive Officer and the Chief Financial Officer of TLI.

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to TLI shall have occurred since the date of this Agreement.

        (d) OPINION OF ACCOUNTANTS. SVG shall have received a letter from Deloitte & Touche LLP and Ernst & Young LLP, respectively, dated within two
    (2) business days prior to the Effective Time, regarding that firm's concurrence with SVG's management's and TLI's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

        (e) CONSENTS. TLI shall have obtained all material consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby under the agreements, contracts, licenses or leases set forth on Schedule 6.3(e).

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of TLI:

        (a) by mutual written consent duly authorized by the Boards of Directors of SVG and TLI;

        (b) by either TLI or SVG if the Merger shall not have been consummated by December 31, 1997 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either TLI or SVG if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

        (d) by either TLI or SVG if the required approvals of the shareholders of TLI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of TLI shareholders duly convened therefor or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 7.1(d) shall not be available to TLI where the failure to obtain TLI shareholder approval shall have been caused by the action or failure to act of TLI in breach of this Agreement);

        (e) by SVG or TLI, if the Board of Directors of TLI recommends a TLI Superior Proposal to the shareholders of TLI, or if the Board of Directors of TLI shall have withheld, withdrawn or modified in a manner adverse to SVG its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

        (f) by TLI, upon a breach of any representation, warranty, covenant or agreement on the part of SVG set forth in this Agreement, or if any representation or warranty of SVG shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in SVG's representations and warranties or breach by SVG is curable by SVG through the exercise of its commercially reasonable efforts, then TLI may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after notice from TLI of such breach, provided SVG continues to exercise such commercially reasonable efforts to cure such breach; or

        (g) by SVG, upon a breach of any representation, warranty, covenant or agreement on the part of TLI set forth in this Agreement, or if any representation or warranty of TLI shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in TLI's representations and warranties or breach by TLI is curable by TLI through the exercise of its commercially reasonable efforts, then SVG may not terminate this Agreement under this Section 7.1(g) for thirty (30) days after notice from SVG of such breach, provided TLI continues to exercise such commercially reasonable efforts to cure such breach.

    7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

        (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that SVG and TLI shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b) TLI PAYMENTS.

            (i) If either (x) the Board of Directors of TLI shall have withheld, withdrawn or modified in a manner adverse to SVG its recommendation in favor of adoption and approval of this Agreement and approval of the Merger and at that time there shall not have occurred a Material Adverse Effect with respect to SVG, or (y) the Board of Directors of TLI recommends a TLI Superior Proposal to the shareholders of TLI, TLI shall pay to SVG an amount equal to $2.2 million within one (1) business day following the earlier to occur of (A) termination of this Agreement pursuant to Section 7.1(e) hereof and (B) a TLI Negative Vote (as defined below);

            (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if (x) the vote of the shareholders of TLI approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting of shareholders duly convened therefor or at any adjournment thereof (a "TLI NEGATIVE VOTE") and (y) prior to such TLI Negative Vote there shall have occurred an Acquisition Proposal with respect to TLI which shall have been publicly disclosed (a "TLI COMPETING PROPOSAL") and
       (z) (A) within 12 months following such TLI Negative Vote, TLI shall enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the TLI Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) with respect to TLI shall have been consummated or (B) within 6 months following such TLI Negative Vote, TLI shall enter into a definitive agreement with respect to an Acquisition Proposal with any other party or an Acquisition Proposal with any other party with respect to TLI shall have been consummated, then, provided that there shall have not occurred a Material Adverse Effect with respect to SVG prior to the TLI Negative Vote, TLI shall pay to SVG an amount equal to $2.2 million within one (1) business day following demand therefor after the occurrence of the events set forth in (x) and (y) and either (z)(A) or
       (z)(B) above; and

           (iii) If no payment shall be required pursuant to clauses 7.3(b)(i) or (ii) above and if there shall be a TLI Negative Vote then TLI shall pay to SVG an amount equal to $2.2 million within one (1) business day following demand therefor; provided there shall not have occurred a Material Adverse Effect with respect to SVG prior to the TLI Negative Vote.

        (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

        (d) In the event that this Agreement is terminated by TLI pursuant to
    Section 7.1(f) hereof, SVG agrees to pay the reasonable fees and expenses incurred by TLI in connection with this Agreement in an aggregate amount not to exceed $250,000.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of TLI, SVG and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to SVG or Merger Sub, to:

            Silicon Valley Group, Inc.
           101 Metro Drive, Suite 400
           San Jose, CA 95110
           Attention: Chief Financial Officer
           Telephone No.: (408) 441-6700
           Telecopy No.: (408) 467-5828

            and

            Wilson Sonsini Goodrich & Rosati, P.C.
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Larry W. Sonsini, Esq.
                   Aaron J. Alter, Esq.
           Telephone No.: (415) 493-9300
           Telecopy No.: (415) 493-6811

        (b) if to TLI, to:

            Tinsley Laboratories, Inc.
           3900 Lakeside Drive
           Richmond, CA 94806
           Attention: Robert J. Aronno
           Telephone No.: (510) 222-8110
           Telecopy No.: (510) 223-4534

            with a copy to:

            Clark & Trevithick
           800 Wilshire Blvd., 12th Floor
           Los Angeles, CA 90017
           Attention: Donald P. Clark, Esq.
           Telephone No.: (213) 629-5700
           Telecopy No.: (213) 624-9441

    8.3  INTERPRETATION; KNOWLEDGE.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation."

    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement (a) as it relates to SVG, the term "KNOWLEDGE" means, with respect to any matter in question, that either of the Chief Executive Officer or Chief Financial Officer of SVG, as have actual knowledge of such matter; (b) as it relates to TLI, the term "KNOWLEDGE" means, with respect to any matter in question that any of the Chief Executive Officer, Chief Financial Officer, or any other officer or manager who in the ordinary course of his duties has knowledge of a specific matter.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the TLI Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of

California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF SVG, TLI AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SVG, TLI OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                SILICON VALLEY GROUP, INC.

                                By:  /s/ W.A. HIGHTOWER
                                     -----------------------------------------
                                     Name: W.A. Hightower
                                     Title: Pres. & CEO

                                SV ACQUISITION CORP.

                                By:  /s/ RUSSELL G. WEINSTOCK
                                     -----------------------------------------
                                     Name: Russell G. Weinstock
                                     Title: VP of Finance & CFO

                                TINSLEY LABORATORIES, INC.

                                By:  /s/ ROBERT J. ARONNO
                                     -----------------------------------------
                                     Name: Robert J. Aronno
                                     Title: President

                       **** REORGANIZATION AGREEMENT ****

                                                                         ANNEX B

                          CALIFORNIA CORPORATIONS CODE
                            GENERAL CORPORATION LAW
                                   CHAPTER 13
                               DISSENTERS' RIGHTS

SECTION1300.  RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING
  SHAREHOLDER" DEFINED.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of their terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION1301.  DEMAND FOR PURCHASE.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION1302.  ENDORSEMENT OF SHARES.

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION1303.  AGREED PRICE--TIME FOR PAYMENT

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interests thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county paying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION1305.  APPRAISERS' REPORT--PAYMENT--COSTS.

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine that the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in amending action as provided in Section 1304, within six months after the date on which notice of the approval of the outstanding shares or notice pursuant to subdivision
    (i) of Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION1311.  EXEMPT SHARES.

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION1312.  ATTACHING VALIDITY OF REORGANIZATION OR MERGER.

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof, but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining the shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to the reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors in certain circumstances. As permitted by amendments to the Delaware General Corporation Law effective in July 1986, the Registrant has included a provision in its Restated Certificate of Incorporation that, subject to certain limitations, eliminates the ability of the Registrant and its stockholders to recover monetary damages from a director of the Registrant for breach of fiduciary duty as a director. Article VI of the Registrant's Bylaws provides for indemnification of the Registrant's directors and officers in certain circumstances. The Registrant has a directors' and officers' liability insurance policy which affords directors and officers insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. Additionally, the Registrant may in the future enter into indemnification agreements with its directors and executives officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)  Exhibits

                 2.1  Agreement and Plan of Reorganization, dated as of September 9, 1997, among SVG, SVG
                      Acquisition, Inc. and TLI (included as Annex A to the Proxy Statement/Prospectus which is a part of this Registration Statement).

                 2.2  Form of TLI Voting Agreement.

                 2.3  Form of TLI Affiliate Agreement.

                *2.4  Form of Articles of Merger.

                 5.1  Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

                *8.1  Tax Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

                *8.2  Tax Opinion of Clark & Trevithick.

                23.1  Consent of Deloitte & Touche LLP, independent auditors.

                23.2  Consent of Ernst & Young LLP, independent auditors.

                23.3  Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

               *23.4  Consent of Clark & Trevithick, P.C. (included in Exhibit 8.2).

                24.1  Power of Attorney (see Page II-4).

                99.1  TLI Form of Proxy.

------------------------

*   To be filed by amendment.

    (b)  Financial Statement Schedules

           Schedule II--Valuation Allowance Schedule

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (8) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 21st day of October, 1997.

                                SILICON VALLEY GROUP, INC.

                                By:           /s/ RUSSELL G. WEINSTOCK
                                     -----------------------------------------
                                                Russell G. Weinstock
                                            VICE PRESIDENT, FINANCE AND
                                              CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell G. Weinstock, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

 /s/ PAPKEN S. DER TOROSSIAN
------------------------------  Chairman of the Board and    October 21, 1997
  (Papken S. Der Torossian)       Chief Executive Officer

   /s/ RUSSELL G. WEINSTOCK     Vice President, Finance
------------------------------    and Chief Financial        October 21, 1997
    (Russell G. Weinstock)        Officer

   /s/ WILLIAM A. HIGHTOWER
------------------------------  Director                     October 21, 1997
    (William A. Hightower)

        /s/ NAM P. SUH
------------------------------  Director                     October 21, 1997
         (Nam P. Suh)

    /s/ WILLIAM L. MARTIN
------------------------------  Director                     October 21, 1997
     (William L. Martin)

    /s/ LAWRENCE TOMLINSON
------------------------------  Director                     October 21, 1997
     (Lawrence Tomlinson)

                   SCHEDULE II--VALUATION ALLOWANCE SCHEDULE

                                                                                   FISCAL YEAR ENDED
                                                                        ----------------------------------------
                                                                        DECEMBER 25,  DECEMBER 31,  DECEMBER 29,
                                                                            1994          1995          1996
                                                                        ------------  ------------  ------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Balance at beginning of period........................................   $       --    $   20,000    $   49,000
Balance at end of period..............................................       20,000        49,000        75,000

                                 EXHIBIT INDEX

  EXHIBIT
    NO.      DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Reorganization, dated as of September 9, 1997, by and among Silicon Valley Group,
             Inc., SV Acquisition, Inc. and TLI (included in the Statement/Prospectus which is a part of this
             Registration Statement).

       2.2   Form of TLI Voting Agreement.

       2.3   Form of TLI Affiliate Agreement.

      *2.4   Form of Articles of Merger.

       5.1   Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

      *8.1   Tax Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

      *8.2   Tax Opinion of Clark & Trevithick.

      23.1   Consent of Deloitte & Touche LLP, independent auditors.

      23.2   Consent of Ernst & Young LLP, independent auditors.

      23.3   Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

     *23.4   Consent of Clark & Trevithick (included in Exhibit 8.2).

      24.1   Power of Attorney (see Page II-4).

      99.1   TLI Form of Proxy.

------------------------

*   To be filed by amendment.